UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

JUSTICE DELAWARE HOLDCO INC.

(Exact name of registrant as specified in its charter)

Delaware	45-5011014
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1114 Avenue of the Americas, 41st Floor, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

(212) 380-2230

Registrant’s telephone number, including area code

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On April 3, 2012, Burger King Worldwide Holdings, Inc., a Delaware corporation (“Worldwide”), the indirect parent company of Burger King Holdings, Inc., a Delaware corporation (“Holdings”), entered into a Business Combination Agreement and Plan of Merger, dated as of April 3, 2012 (the “Agreement”), by and among Justice Holdings Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands (“Justice”), Justice Delaware Holdco Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Justice (“New Holdco”), Justice Holdco LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of New Holdco (“Merger Sub LLC”), and Worldwide.

Pursuant to the Agreement, Worldwide will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company and as a wholly-owned subsidiary of New Holdco (the “Merger”). As consideration for the Merger, the current stockholders of Worldwide, primarily an investment fund affiliated with 3G Capital Partners Ltd. (“3G”), will receive shares of New Holdco common stock, par value $0.01 per share (the “Common Stock”), and $1,410,000,000 in cash. The Agreement also contemplates that Justice, New Holdco and certain holders of equity interests of Justice (“Justice’s founders”) will enter into transactions prior to the effectiveness of the Merger in order to facilitate the business combination. Among other things (i) Justice will contribute substantially all of its assets (including all of its cash and cash equivalents) to New Holdco in exchange for shares of Common Stock and the assumption by New Holdco of Justice’s liabilities, (ii) Justice’s founders will contribute to New Holdco their interests in Justice (other than Justice ordinary shares) in exchange for substantially similar new interests in New Holdco (and New Holdco will distribute to Justice for cancellation by Justice such contributed Justice interests), (iii) Justice will distribute to holders of its ordinary shares all of the shares of Common Stock it holds on a 1-for-1 ratio (the “Distribution” and collectively with the other transactions described in this sentence, the “Pre-Merger Transactions”) and (iv) following the Distribution, the new interests in New Holdco received by Justice’s founders as described in (ii) above will be exchanged for shares of Common Stock. In addition, in connection with the business combination, Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd., together referred to as the “Pershing Square Funds”, expect to agree to acquire on or about April 17, 2012 3,125,000 ordinary shares of Justice from Marlin Equities VI, LLC (“Marlin”) and 3,125,000 shares of Common Stock from Berggruen Acquisition Holdings III Ltd. (“Berggruen”), in each case for $16.00 per share. Each of Marlin and Berggruen are entities through which certain Justice founders hold Justice ordinary shares (including Mr. Franklin, who will become a director of New Holdco upon completion of the Merger) as of April 16, 2012. Among other conditions, these acquisitions are subject to the consent of Citigroup Global Markets Limited and Barclays Bank PLC pursuant to a Placing Agreement (the “Placing Agreement”), dated February 14, 2011, among Justice, Berggruen, Marlin, the Pershing Square Funds, Citigroup Global Markets Limited, Barclays Bank PLC, and certain other parties. As a result of the Pre-Merger Transactions and the Merger, the holders of Justice ordinary shares prior to the Merger and Justice’s founders in the aggregate will hold approximately 29% of the outstanding shares of Common Stock immediately following the Merger and the holders of Worldwide shares prior to the Merger, primarily 3G, will hold approximately 71% of the outstanding shares of Common Stock immediately following the Merger. New Holdco will seek to list its shares of Common Stock on the New York Stock Exchange, effective upon the closing of the Merger, and New Holdco’s name will be changed to Burger King Worldwide, Inc. Justice shall use reasonable best efforts to de-list the Justice ordinary shares from the London Stock Exchange prior to the effective time of the Merger. Following the Merger, Justice will commence the process of liquidating.

Consummation of the Merger is subject to certain closing conditions, including the effectiveness of this registration statement on Form 10 (the “Form 10”), the listing of New Holdco’s Common Stock on the New York Stock Exchange, the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) and the consummation of the Pre-Merger Transactions. The termination of the waiting period under the HSR was received on April 13, 2012.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 2.1 hereto and incorporated herein by reference. The Agreement has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about Holdings, Worldwide, Justice or its affiliates. The Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure schedule that the parties have exchanged in connection with signing the Agreement and that modifies, qualifies and creates exceptions to the representations and warranties contained in the Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of the Agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters, and (iii) they are modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Agreement, which subsequent information may or may not be fully reflected herein.

New Holdco is filing this Form 10 registration statement to register shares of its Common Stock to be outstanding following the Merger, including shares received by the current holders of Justice ordinary shares pursuant to the Distribution. The disclosure contained in this registration statement assumes the consummation of the Merger.

See the section below entitled “Certain U.S. Federal Income Tax Consequences” for important information regarding certain U.S. federal income tax consequences relating to (A) the Pre-Merger Transactions, together with the liquidation of Justice, and (B) the ownership and disposition of New Holdco Common Stock. A U.S. Holder (as defined in “Certain U.S. Federal Income Tax Consequences”) who on the day of the Pre-Merger Transactions beneficially owns (directly, indirectly or constructively) Justice stock with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Justice stock entitled to vote generally will recognize gain (but not loss) in respect of the Pre-Merger Transactions as if such holder exchanged its Justice stock for New Holdco Common Stock in a fully taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury regulations to include in income the “all earnings and profits” amount attributable to its Justice stock. The U.S. federal income tax consequences of the Pre-Merger Transactions are complex. See “Certain U.S. Federal Income Tax Consequences—U.S. Holders.”

This Form 10 incorporates by reference certain information contained in the Annual Report on Form 10-K of Holdings, which is filed herewith as Exhibit 99.1, as amended by an amendment to the Annual Report on Form 10-K/A of Holdings, which is filed herewith as Exhibit 99.2 (as so amended, the “Form 10-K”). None of the information contained in the Form 10-K shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Except as otherwise stated herein, “we,” “us,” “our” and “the Company” refer to New Holdco, which, upon completion of the Merger, will own 100% of the outstanding equity interests of the surviving entity in the Merger and will be renamed Burger King Worldwide, Inc. All of the information set forth in this Form 10 registration statement assumes the completion of the Merger.

Item 1. Business.

The information required by this item is contained under Item 1 of the Form 10-K. That Item is incorporated herein by reference.

Item 1A. Risk Factors.

Risks Related to the Ownership of Our Common Stock

Concentration of ownership by our principal stockholder may prevent new investors from influencing significant corporate decisions.

Upon completion of the Merger, 3G will own, in the aggregate, approximately 71% of our outstanding Common Stock. As a result, 3G will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. This concentration of influence could be disadvantageous to other stockholders with different interests. For example, 3G could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. In addition, this significant concentration of share ownership may adversely affect the trading price for our Common Stock because investors often perceive disadvantages in owning stock in companies with a concentrated stockholder base.

Our amended and restated certificate of incorporation, which will become effective upon the closing of the Merger, will provide that the doctrine of corporate opportunity does not apply with respect to 3G, or any of our directors, in a manner that would prohibit them from investing or participating in competing businesses. To the extent they invest in such other businesses, 3G may have differing interests from our other stockholders.

Upon completion of the Merger, we will be a controlled company within the meaning of the New York Stock Exchange rules, and, as a result, we intend to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies which do not rely on this exemption.

Upon completion of the Merger, 3G will own, in the aggregate, more than 50% of the total voting power of our Common Stock and, as a result, we will be a controlled company under the New York Stock Exchange corporate governance standards. As a controlled company, we will be exempt from certain of the New York Stock Exchange corporate governance requirements, including the requirements:

•	that a majority of our board of directors consist of independent directors, as defined under the rules of the New York Stock Exchange;

•	that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Accordingly, for so long as we are a controlled company, holders of our Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

An active trading market for our Common Stock may not develop.

Prior to the completion of the Merger, there will have been no public market for our Common Stock. We cannot predict the extent to which investor interest in the Company will lead to the development of an active trading market on the New York Stock Exchange or how liquid that market might become. An active public market for our Common Stock may not develop or be sustained after the completion of the Merger. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of Common Stock at a price that is attractive to you, or at all.

Our stock price may be volatile or may decline regardless of our operating performance.

The market price for our Common Stock may be volatile, in part because our shares have not been traded publicly. In addition, the market price of our Common Stock may fluctuate significantly in response to a number of factors, many of which we cannot control, including those described under “Risk Factors—Risks Related to Our Business” under Item 1A of the Form 10-K, which is incorporated by reference herein, and the following:

•	changes in economic or capital markets conditions that could affect valuations of the Company or fast food companies in general;

•

changes in financial estimates by any securities analysts who follow our Common Stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our Common Stock;

•	downgrades by any securities analysts who follow our Common Stock;

•	future sales of our Common Stock by our officers, directors and significant stockholders;

•	global economic, legal and regulatory factors unrelated to our performance;

•	investors’ perceptions of our prospects;

•	announcements by us or our competitors of significant changes in product offerings, contracts, acquisitions, joint ventures or capital commitments; and

•	changes in key personnel.

Future sales of our Common Stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our Common Stock in the public market after the completion of the Merger, or the perception that these sales could occur, could adversely affect the price of our Common Stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of the Merger, we will have 349,908,456 shares of Common Stock outstanding.

All of the shares of Common Stock distributed as part of the Distribution will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares of our Common Stock that are subject to any lock-up agreements or that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which shares will be restricted securities under the Securities Act. After the consummation of the Merger, subject to certain lock-up restrictions, holders of approximately 289,325,899 shares of our Common Stock will have the right to require us to register the sales of their shares under the Securities Act, under the terms of certain separate registration rights agreements between us and the holders of these securities. See “Item 7. Certain Relationships and Related Transactions, and Director Independence—Registration Rights Agreements.”

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which our stockholders vote.

After the completion of the Merger, our board of directors will have the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of Common Stock or shares of our authorized but unissued preferred stock. For example, we may issue our securities in connection with investments or acquisitions. The amount of shares of our Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of our Common Stock and could materially dilute your ownership. Issuances of Common Stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated certificate of incorporation and bylaws, which will become effective upon the closing of the Merger, will contain provisions that may make the acquisition of the Company more difficult without the approval of our board of directors. These provisions:

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of Common Stock;

•	provide that the board of directors is expressly authorized to make, alter, or repeal our amended and restated bylaws; and

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts may publish about us or our business. If no securities or industry analysts cover our company, the trading price for our Common Stock would be negatively impacted. If one or more of the analysts who covers us downgrades our Common Stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Common Stock could decrease, which could cause our stock price and trading volume to decline.

We cannot assure you we will pay any cash dividends for the foreseeable future.

Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, including agreements governing our debt and any future indebtedness we may incur, restrictions imposed by applicable law and other factors our board of directors deems relevant. Realization of a gain on your Common Stock will depend on the appreciation of the price of our Common Stock, which may never occur.

We may be restricted from paying cash dividends on our Common Stock in the future.

Following the Merger, we will be a holding company that does not conduct any business operations of our own. As a result, we will be largely dependent upon cash dividends and distributions and other transfers from our subsidiaries to make dividend payments on our Common Stock. The amounts available to us to pay cash dividends may be restricted by law, regulation, or any debt agreements entered into by us or our subsidiaries. The terms of our debt agreements will limit our ability to pay cash dividends. In addition, we cannot assure you that the agreements governing any future indebtedness of us or our subsidiaries, or applicable laws or regulations, will permit us to pay dividends on our Common Stock or otherwise adhere to any dividend policy we may adopt in the future.

Additional information required by this item, including risks associated with our business following the Merger and the industry in which we will operate, is contained under Item 1A of the Form 10-K. That Item is incorporated herein by reference.

Item 2. Financial Information.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements reflect adjustments to Worldwide and its subsidiaries’ historical financial position and earnings per share calculations in connection with the Agreement. The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it occurred on December 31, 2011, the most recent balance sheet date. Share calculations give effect to the Merger as if it occurred on January 1, 2011, the beginning of our fiscal year.

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2011 has been derived from the application of pro forma adjustments to the audited historical consolidated financial statements of Worldwide, which are included elsewhere in this registration statement. Only the unaudited pro forma condensed consolidated net income has been reflected in the unaudited pro forma condensed consolidated statement of operations for the year ended December, 31, 2011, as no pro forma adjustments impact the audited historical consolidated statement of operations of Worldwide. The unaudited pro forma condensed consolidated financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Worldwide’s consolidated annual financial statements and corresponding notes included elsewhere in this registration statement.

The pro forma adjustments are described in the accompanying notes and include the following:

•	The receipt of cash and cash equivalents of $1,410 million by the Company from Justice in exchange for Common Stock of the Company and the assumption by the Company of Justice’s liabilities.

•

Justice’s founders contributing to the Company their interests in Justice (other than Justice ordinary shares) in exchange for new interests in the Company (and the Company distributing to Justice for cancellation by Justice such contributed Justice interests).

•	Justice distributing all of the shares of Common Stock it holds in the Company to holders of Justice ordinary shares on a one for one basis.

•	Justice’s founders contributing to the Company their new interests in the Company in exchange for Common Stock of the Company.

•	Worldwide merging with and into Merger Sub LLC and, in exchange, Worldwide stockholders receiving cash of $1,410 million and Common Stock of the Company.

•

Transaction costs, which are estimated and include attorney fees, accountant fees, investment banking fees, stock exchange listing fees, fees for preparing and distributing periodic filings with the Securities and Exchange Commission and other administrative costs and fees.

Pro forma adjustments to historical financial information are subject to assumptions described in the following notes. We believe that these assumptions and adjustments are reasonable and appropriate under the circumstances and are factually supported based on information currently available.

The unaudited pro forma condensed consolidated financial information reflects all adjustments that, in the opinion of Worldwide’s management, are necessary to present, for comparative and informational purposes only, the consolidated financial position or results of operations of the Company as of December 31, 2011, as if the Merger had occurred as of such date. The unaudited pro forma condensed consolidated financial information is for comparative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the Merger occurred on the dates indicated. The unaudited pro forma condensed consolidated financial information also should not be considered representative of our future consolidated financial condition or consolidated results of operations.

JUSTICE DELAWARE HOLDCO INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

($ in millions, except share data)

December 31, 2011

	Burger King Worldwide Holdings, Inc. and Subsidiaries Historical	Pro forma Company Pre-Merger		Pro forma Adjustments		Pro forma Company
ASSETS
Current Assets:
Cash and cash equivalents	$459.0	$1,410.0	(a)	$(1,410.0	)(e)	$459.0
Trade and notes receivable, net	152.8	—				152.8
Prepaids and other current assets, net	69.2	—				69.2
Deferred income taxes, net	43.1	—				43.1

Total current assets	724.1	1,410.0		(1,410.0)		724.1
Property and equipment, net	1,026.5	—				1,026.5
Intangible assets, net	2,823.3	—				2,823.3
Goodwill	657.7	—		—		657.7
Net investment in property leased to franchisees	242.2	—		—		242.2
Other assets, net	134.6	—		—		134.6

Total assets	$5,608.4	$1,410.0		$(1,410.0)		$5,608.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$98.4	$—		$—		$98.4
Accrued advertising	97.4	—		—		97.4
Other accrued liabilities	242.7	—	(a)	12.6	(f)	255.3
Current portion of long term debt and capital leases	33.5	—		—		33.5

Total current liabilities	472.0	—		12.6		484.6
		—
Term debt, net of current portion	3,010.3	—		—		3,010.3
Capital leases, net of current portion	95.4	—		—		95.4
Other liabilities, net	366.2	—		—		366.2
Deferred income taxes, net	615.3	—		—		615.3

Total liabilities	4,559.2	—		12.6		4,571.8

Stockholders’ equity:
Common stock, $0.01 par value	—	—	(a),(b),(c),(d)	—	(e)	—
Additional paid-in capital	1,190.1	1,410.0	(a)	(1,410.0	)(e)	1,190.1
Accumulated deficit	(27.6)	—		(12.6	)(f)	(40.2)
Accumulated other comprehensive loss	(113.3)	—		—		(113.3)

Total stockholders’ equity	1,049.2	1,410.0		(1,422.6)		1,036.6

Total liabilities and stockholders’ equity	$5,608.4	$1,410.0		$(1,410.0)		$5,608.4

JUSTICE DELAWARE HOLDCO INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

($ in millions, except share data)

2011

	Burger King Worldwide Holdings, Inc. and Subsidiaries Historical	Pro forma Company Pre-Merger	Pro forma Adjustments	Pro forma Company
Net income	$88.1	$—	$—	$88.1
Earnings per share:
Basic	$880.37			$253.05	(g)
Diluted	$880.37			$245.61	(h)
Weighted average shares outstanding:
Basic	100,070			348,159	(g)
Diluted	100,070			358,696	(h)

The unaudited pro forma condensed consolidated financial information as of December 31, 2011, includes the following adjustments:

(a)	Pursuant to the Agreement, Justice will contribute all of its cash and cash equivalents to the Company, a newly-formed Delaware corporation, in exchange for 90,056,999 shares of Common Stock of the Company and the assumption by the Company of Justice’s liabilities.
(b)	Justice’s founders will contribute to the Company all of their interests in Justice (other than Justice ordinary shares) in exchange for new interests in the Company (and the Company will distribute to Justice for cancellation by Justice such contributed Justice interests).
(c)	Justice will distribute all of the shares of Common Stock it holds to holders of Justice ordinary shares on a one-for-one basis.
(d)	Justice’s founders will contribute to the Company their new interests in the Company in exchange for 10,437,387 shares of Common Stock of the Company.
(e)	Worldwide will merge with and into Merger Sub LLC, a direct wholly-owned subsidiary of the Company, with Merger Sub LLC surviving the Merger as a wholly owned subsidiary of the Company and Merger Sub LLC becoming the indirect holding company for Holdings. Upon the effective date of the Merger, all shares of Worldwide common stock will be converted into cash and 249,414,069 shares of Common Stock of the Company.
(f)	Reflects an accrual for estimated transaction costs related to the Agreement of $12.6 million to be incurred. The impact of estimated transaction costs is not reflected in the pro forma condensed consolidated statement of operations as these costs are expected to be nonrecurring in nature, and were not incurred as of December 31, 2011.
(g)	Pro forma basic earnings per share, or “EPS,” and pro forma weighted-average basic shares outstanding are based on:

(i)	the number of Worldwide weighted-average shares outstanding for basic EPS for the year ended December 31, 2011, adjusted for the distribution ratio of shares of the Company’s Common Stock for every share of Worldwide common stock outstanding, and

(ii)	the number of shares of the Company’s Common Stock to be issued to Justice and its founders as a result of the Agreement, but given effect as if this event had occurred on January 1, 2011.

(h)	Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding give effect to the potential dilution from common shares related to equity awards granted to our key employees and members of the Board of Directors under Worldwide’s 2011 Omnibus Incentive Plan through December 31, 2011, adjusted for the distribution ratio of equity awards of the Company in exchange for equity awards of Worldwide.

Selected Financial Data

On October 19, 2010 (the “3G Acquisition Date”), 3G completed its acquisition of 100% of Holdings’ equity in a transaction accounted for as a business combination (the “3G Acquisition”). Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our” or the “Successor” are to Worldwide and its subsidiaries, collectively, for all periods subsequent to the 3G Acquisition. All references in this section to the “Predecessor” refer to Holdings and its subsidiaries for all periods prior to the 3G Acquisition, which operated under a different ownership and capital structure. In addition, the 3G Acquisition was accounted for under the acquisition method of accounting, which resulted in purchase price allocations that affect the comparability of results of operations for periods before and after the 3G Acquisition.

The following tables present our selected historical and unaudited pro forma condensed consolidated financial and other data for us and our Predecessor as of the dates and for each of the periods indicated. All references to 2011 in this section are to the year ended December 31, 2011 and have been derived from our audited consolidated financial statements and notes thereto included in this registration statement. All references to the Transition Period in this section are to the six months ended December 31, 2010, derived by adding the results of operations of our Predecessor from July 1, 2010 to October 18, 2010 to our results of operations from October 19, 2010 to December 31, 2010 and have been derived from our audited consolidated financial statements and notes thereto included in this registration statement. The selected historical financial data as of December 31, 2011 and 2010 have been derived from our audited consolidated financial statements and notes thereto included in this registration statement. All references to Fiscal 2010, 2009, 2008 and 2007 refer to the Predecessor’s fiscal years ended June 30, 2010, 2009, 2008 and 2007. The selected historical financial data for our Predecessor as of June 30, 2010 and for the period July 1, 2010 to October 18, 2010 and Fiscal 2010 and 2009 have been derived from our Predecessor’s audited consolidated financial statements and the notes thereto included in this registration statement. The selected historical financial data for our Predecessor as of June 30, 2009, 2008 and 2007 and for Fiscal 2008 and 2007 have been derived from the audited consolidated financial statements and the notes thereto of our Predecessor, which are not included in this registration statement.

The combined financial data for the Transition Period has been derived from the audited consolidated financial statements of our Predecessor and us, but has not been audited on a combined basis. This data does not comply with generally accepted accounting principles and is not intended to represent what our operating results would have been if the 3G Acquisition had occurred at the beginning of the period, because the periods being combined are under two different bases of accounting as a result of the 3G Acquisition.

The unaudited pro forma condensed consolidated financial data for the fiscal year ended December 31, 2011 has been derived from our historical financial statements for such fiscal year, which are included elsewhere in this registration statement, after giving effect to the transactions specified under “Unaudited pro forma condensed consolidated financial statements.”

The data in the following tables related to other operating data and non-GAAP measures are unaudited for all periods presented.

The selected historical and unaudited pro forma consolidated financial and other operating data presented below contain all normal recurring adjustments that, in the opinion of management, are necessary to present fairly our financial position and results of operations as of and for the periods presented. The selected historical and unaudited pro forma consolidated financial and other operating data included below and elsewhere in this report are not necessarily indicative of future results. The information presented below should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 2, and “Financial Statements and Supplementary Data” in Item 13 of this registration statement.

	Successor	Combined	Successor	Predecessor
	2011	Transition Period	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	Fiscal 2008	Fiscal 2007
(In millions, except per share data)
Statement of Operations Data:
Revenues:
Company restaurant revenues	$1,638.7	$846.2	$331.7	$514.5	$1,839.3	$1,880.5	$1,795.9	$1,658.0
Franchise and property revenues	697.0	338.3	135.1	203.2	662.9	656.9	658.8	575.7

Total revenues	2,335.7	1,184.5	466.8	717.7	2,502.2	2,537.4	2,454.7	2,233.7
Income (loss) from operations(1)	362.5	15.7	(85.8)	101.5	332.9	339.4	354.2	294.6
Net income (loss)	$88.1	$(44.6)	$(115.7)	$71.1	$186.8	$200.1	$189.6	$148.1

Earnings (loss) per common share:
Basic	$880.37	N/A	$(1,157.00)	$0.52	$1.38	$1.48	$1.40	$1.11
Diluted	$880.37	N/A	$(1,157.00)	$0.52	$1.36	$1.46	$1.38	$1.08
Cash dividends per common share	$3,931.21	N/A	N/A	$0.06	$0.25	$0.25	$0.25	$0.13

(1)	Amount includes $3.7 million of transaction costs, $46.5 million of global restructuring and related professional fees, $10.6 million of field optimization project costs and $7.6 million of global portfolio realignment project costs for 2011. Amount includes $94.9 million of transaction costs and $67.2 million of global restructuring and related professional fees for October 19, 2010 to December 31, 2010.

Successor
(In millions, except per share data)	2011
Pro Forma Statement of Operations Data (2):
Pro forma net income	$88.1
Pro forma earnings per share:
Basic	$253.05
Diluted	$245.61
Pro forma weighted average shares outstanding:
Basic	348,159
Diluted	358,696

(2)	See “Unaudited Pro Forma Condensed Consolidated Statement of Operations.”

	Successor	Combined	Successor	Predecessor
	2011	Transition Period	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	Fiscal 2008	Fiscal 2007
(In millions)
Other Financial Data:
Net cash provided by (used for) operating activities	$406.2	$(5.2)	$(126.5)	$121.3	$310.4	$310.8	$243.4	$110.4
Net cash used for investing activities	(41.4)	(3,349.4)	(3,344.6)	(4.8)	(134.9)	(242.0)	(199.3)	(77.4)
Net cash provided by (used for) financing activities	(108.0)	3,366.9	3,396.4	(29.5)	(96.9)	(105.5)	(62.0)	(126.9)
Capital expenditures	82.1	46.6	28.4	18.2	150.3	204.0	178.2	87.3

	Successor		Predecessor
(In millions)	December 31, 2011	December 31, 2010	June 30, 2010	June 30, 2009	June 30, 2008	June 30, 2007
Balance Sheet Data:
Cash and cash equivalents	$459.0	$207.0	$187.6	$121.7	$166.0	$169.4
Total assets(3)	5,608.4	5,686.2	2,747.2	2,707.1	2,686.5	2,516.8
Total debt and capital lease obligations(3)	3,139.2	2,792.1	826.3	888.9	947.4	942.5
Total liabilities(3)	4,559.2	4,239.0	1,618.8	1,732.3	1,842.0	1,801.2
Total stockholders’ equity(3)	1,049.2	1,447.2	1,128.4	974.8	844.5	715.6

(3)	Amounts as of December 31, 2011 and 2010 reflect the application of acquisition accounting as a result of the 3G Acquisition. Refer to Note 1 to our audited Consolidated Financial Statements included in Item 13 “Financial Statements and Supplementary Data”.

	Successor	Combined	Predecessor
(In millions)	2011	Transition Period	Fiscal 2010	Fiscal 2009	Fiscal 2008	Fiscal 2007
Other Operating Data:
Systemwide sales growth(4)(5)	1.7%	2.2%	2.1%	4.2%	8.3%	4.9%
Comparable sales growth(4)(5)(6)	(0.5)%	(2.7)%	(2.3)%	1.2%	5.4%	3.4%
Company Restaurant Margin Percentage(7)	11.7%	12.9%	12.2%	12.6%	14.3%	15.0%

(4)	Comparable sales growth and sales growth are analyzed on a constant currency basis, which means they are calculated by translating current year results at prior year average exchange rates, to remove the effects of currency fluctuations from these trend analyses. We believe these constant currency measures provide a more meaningful analysis of our business by identifying the underlying business trends, without distortion from the effect of foreign currency movements.
(5)	Unless otherwise stated, comparable sales growth and sales growth are presented on a system-wide basis, which means they include Company restaurants and franchise restaurants. Franchise sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues. However, our royalty revenues are calculated based on a percentage of franchise sales. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” in Item 2 of this registration statement.
(6)	Comparable sales growth refers to the change in restaurant sales in one period from the same period in the prior year for restaurants that have been open for thirteen months or longer.
(7)	Company restaurant margin is derived by subtracting Company restaurant expenses from Company restaurant revenues, and is typically analyzed as a percentage of Company restaurant revenues, a metric we refer to as Company restaurant margin percentage.

	Successor	Combined	Successor	Predecessor
	2011	Transition Period	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	Fiscal 2008	Fiscal 2007
(In millions, except per share data)
Non-GAAP Measures:
Adjusted net income (8)	$178.6	$72.6	$10.0	$62.6	$191.4	$206.3	$191.2	$147.1
Adjusted net income per common share:
Basic	1,786.0	N/A	100.0	0.5	1.4	1.5	1.4	1.1
Diluted	1,786.0	N/A	100.0	0.5	1.4	1.5	1.4	1.1
Adjusted EBIT(9)	470.4	177.6	72.0	105.6	355.3	363.7	368.2	297.1
Adjusted EBITDA(10)	585.0	230.1	95.2	134.9	460.9	455.6	460.6	383.1
Adjusted EBITDA less capex(11)	$502.9	$183.5	$66.8	$116.7	$310.6	$251.6	$282.4	$295.8

(8)	Adjusted Net Income is defined as earnings (net income or loss) adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.
(9)	Adjusted EBIT is defined as earnings (net income or loss) before interest and taxes, further adjusted to exclude specifically identified items that management believes do not directly reflect our core operation.
(10)	Adjusted EBITDA is defined as earnings (net income or loss) before interest, taxes, depreciation and amortization, further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations. We believe that EBITDA and Adjusted EBITDA improve the comparability of Predecessor and Successor results of operations because the application of acquisition accounting resulted in non-comparable depreciation and amortization for Predecessor and Successor. During the quarter ended December 31, 2011, we revised our measure of segment income from operating income to Adjusted EBITDA and have revised our historical segment information to conform to this presentation. Additionally, our presentation of Adjusted EBITDA is different than Adjusted EBITDA as defined in our debt agreements.
(11)	Adjusted EBITDA less capex is defined as Adjusted EBITDA less total capital expenditures. For further information on our total capital expenditures, see Note 20 to our audited Consolidated Financial Statements included in Item 13, “Financial Statements and Supplementary Data.”

Adjusted Net Income, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Less Capex (“non-GAAP measures”) are tools used by management to measure operating performance of the business. These tools are intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making, by removing the impact of certain items that management believes do not directly reflect our core operations.

These non-GAAP measures are used as part of our incentive compensation program for our executive officers and others, and are factors in our tangible and intangible asset impairment tests.

We believe that these non-GAAP measures are useful to investors, analysts and other external users of our consolidated financial statements because they are widely used by investors to measure operating performance without regard to items such as income taxes, net interest expense, depreciation and amortization, non-cash stock compensation expense and other infrequent or unusual items, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired.

These non-GAAP measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S., or U.S. GAAP. Use of the terms Adjusted Net Income, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Less Capex may differ from similar measures reported by other companies. Because of their limitations, none of these non-GAAP measures should be considered as a measure of discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

The following tables show a reconciliation of our net income (loss) to Adjusted Net Income (loss), Adjusted EBIT and Adjusted EBITDA, as well as our net income (loss) to EBITDA:

	Successor	Combined	Successor	Predecessor
(In millions)	2011	Transition Period	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	Fiscal 2008	Fiscal 2007
Net income (loss)	$88.1	$(44.6)	$(115.7)	$71.1	$186.8	$200.1	$189.6	$148.1
Income tax expense (benefit)	26.6	(12.4)	(28.2)	15.8	97.5	84.7	103.4	78.7

Income before income taxes	114.7	(57.0)	(143.9)	86.9	284.3	284.8	293.0	226.8

Adjustments:
Franchise agreement amortization(a)	21.8	6.3	4.4	1.9	6.1	6.2	3.2	2.8
Amortization of deferred financing costs and original issue discount on Senior Notes	14.5	2.5	1.9	0.6	2.1	1.9	—	—
Loss on early extinguishment of debt	21.1	—	—	—	—	—	—	—
Transaction costs(b)	3.7	94.9	94.9	—	—	—	—	—
Global restructuring and related professional fees(c)	46.5	67.2	67.2	—	—	—	—	—
Field optimization project(d)	10.6	—	—	—	—	—	—	—
Global portfolio realignment project(e)	7.6	—	—	—	—	—	—	—
Other operating (income) expense, net(f)	11.3	(12.3)	(8.7)	(3.6)	(0.7)	1.9	(0.6)	(4.4)

Total adjustments	137.1	158.6	159.7	(1.1)	7.5	10.0	2.6	(1.6)

Adjusted income before taxes	251.8	101.6	15.8	85.8	291.8	294.8	295.6	225.2
Adjusted income tax expense(g)	73.2	29.0	5.8	23.2	100.4	88.5	104.4	78.1

Adjusted net income	178.6	72.6	10.0	62.6	191.4	206.3	191.2	147.1
Adjusted income tax expense(g)	73.2	29.0	5.8	23.2	100.4	88.5	104.4	78.1
Interest expense, net(h)	212.2	70.2	56.2	14.0	46.5	52.7	61.2	67.0
Share-based compensation and non-cash incentive compensation expense(i)	6.4	5.8	—	5.8	17.0	16.2	11.4	4.9

Adjusted EBIT	470.4	177.6	72.0	105.6	355.3	363.7	368.2	297.1
Depreciation and amortization(j)	114.6	52.5	23.2	29.3	105.6	91.9	92.4	86.0

Adjusted EBITDA	585.0	230.1	95.2	134.9	460.9	455.6	460.6	383.1
Capex	82.1	46.6	28.4	18.2	150.3	204.0	178.2	87.3

Adjusted EBITDA less capex	$502.9	$183.5	$66.8	$116.7	$310.6	$251.6	$282.4	$295.8

Net income (loss)	$88.1	$(44.6)	$(115.7)	$71.1	$186.8	$200.1	$189.6	$148.1
Interest expense, net	226.7	72.7	58.1	14.6	48.6	54.6	61.2	67.0
Loss on early extinguishment of debt	21.1	—	—	—	—	—	—	0.8
Income tax expense (benefit)	26.6	(12.4)	(28.2)	15.8	97.5	84.7	103.4	78.7
Depreciation and amortization	136.4	58.8	27.6	31.2	111.7	98.1	95.6	88.8

EBITDA	$498.9	$74.5	$(58.2)	$132.7	$444.6	$437.5	$449.8	$383.4

(a)	Franchise agreement amortization related to changes in asset cost due to acquisition accounting.

(b)	Represents expenses incurred related to the 3G Acquisition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—The 2010 Transactions” in Item 2 of this registration statement.
(c)	Represents severance benefits, other severance-related costs and related professional fees incurred in connection with our global restructuring efforts, the voluntary resignation severance program offered for a limited time to eligible employees based at our Miami headquarters and additional reductions in corporate and field positions in the U.S. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Global Restructuring and Related Professional Fees” in Item 2 of this registration statement.
(d)	Represents severance related costs, compensation costs for overlap staffing, travel expenses, consulting and training costs incurred in connection with our efforts to expand and enhance our U.S. field organization. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Field Optimization Project” in Item 2 of this registration statement.
(e)	Represents costs associated with an ongoing project to realign our global restaurant portfolio by refranchising our Company restaurants and establishing strategic partners and joint ventures to accelerate development. These costs primarily include severance related costs and professional service fees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Global Portfolio Realignment Project” in Item 2 of this registration statement.
(f)	Represents income and expenses that are not directly derived from our primary business such as gains and losses on asset and business disposals, write-offs associated with restaurant closures, impairment charges, charges recorded in connection with acquisitions of franchise operations, gains and losses on currency transactions, gains and losses on foreign currency forward contracts and other miscellaneous items.
(g)	Adjusted income tax expense represents actual income tax expense plus the tax effect of adjustments based on domestic effective tax rates for the respective periods.
(h)	Represents total interest expense less amortization of deferred financing costs on Senior Notes (as defined herein) included in the net income adjustments.
(i)	Represents share-based compensation expense associated with employee stock options, as well as the portion of annual non-cash incentive compensation that eligible employees elected to receive as common equity.
(j)	Represents total depreciation and amortization less amortization of franchise agreements included in Adjusted Net Income.

Worldwide and Subsidiaries Restaurant Count

The following table presents information relating to the analysis of our restaurant count for the geographic areas and periods indicated.

	Successor		Predecessor
	December 31, 2011	December 31, 2010	December 31, 2009	June 30, 2010	June 30, 2009
Number of Company restaurants:
U.S. & Canada	939	984	1,029	987	1,043
EMEA	192	203	277	241	278
Latin America	97	96	94	97	92
APAC	67	61	22	62	16

Total Company restaurants	1,295	1,344	1,422	1,387	1,429

Number of franchise restaurants:
U.S. & Canada	6,561	6,566	6,516	6,562	6,491
EMEA	2,690	2,525	2,387	2,439	2,302
Latin America	1,125	1,044	1,011	1,041	986
APAC	841	772	742	745	717

Total franchise restaurants	11,217	10,907	10,656	10,787	10,496

Number of system-wide restaurants:
U.S. & Canada	7,500	7,550	7,545	7,549	7,534
EMEA	2,882	2,728	2,664	2,680	2,580
Latin America	1,222	1,140	1,105	1,138	1,078
APAC	908	833	764	807	733

Total system-wide restaurants	12,512	12,251	12,078	12,174	11,925

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion together with Item 2 “Selected Financial Data” and Worldwide’s audited Consolidated Financial Statements and the related notes thereto included in Item 13 “Financial Statements and Supplementary Data.” In addition to historical consolidated financial information, this discussion contains forward-looking statements that reflect Worldwide’s plans, estimates and beliefs. Actual results could differ from these expectations as a result of factors including those described under Item 1A, “Risk Factors,” of this Form 10 and elsewhere in the Form 10-K.

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our” or the “Successor” are to Worldwide and its subsidiaries, collectively, for all periods subsequent to the 3G Acquisition. All references in this section to the “Predecessor” refer to Holdings and its subsidiaries for all periods prior to the 3G Acquisition, which operated under a different ownership and capital structure. In addition, the 3G Acquisition was accounted for under the acquisition method of accounting, which resulted in purchase price allocations that affect the comparability of results of operations for periods before and after the 3G Acquisition.

All references to 2011 in this section are to our fiscal year ended December 31, 2011. References to 2010 in this section are to the twelve months ended December 31, 2010, derived by adding the unaudited results of operations of our Predecessor from January 1, 2010 to October 18, 2010 to our audited results of operations from October 19, 2010 to December 31, 2010. All references to the Transition Period in this section are to the six months ended December 31, 2010, derived by adding the audited results of operations of our Predecessor from July 1, 2010 to October 18, 2010 to our audited results of operations from October 19, 2010 to December 31, 2010. The combined financial data for 2010 and the Transition Period do not comply with generally accepted accounting principles and are not intended to represent what our operating results would have been if the 3G Acquisition) had occurred at the beginning of the period because the periods being combined are under two different bases of accounting as a result of the 3G Acquisition on the 3G Acquisition Date. See “Factors Affecting Comparability — The 2010 Transactions.” References to fiscal 2010 and fiscal 2009 in this section are to our Predecessor’s fiscal years ended June 30, 2010, and 2009, respectively. Unless otherwise stated, comparable sales growth, average restaurant sales and sales growth are presented on a system-wide basis, which means that these measures include sales at both Company restaurants and franchise restaurants.

Franchise sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our franchise revenues include royalties based on franchise sales. System-wide results are driven primarily by our franchise restaurants, as approximately 90% of our current system-wide restaurants are franchised.

Overview

We operate in the fast food hamburger restaurant, or FFHR, category of the quick service restaurant, or QSR, segment of the restaurant industry. We are the second largest FFHR chain in the world as measured by number of restaurants and system-wide sales. Our system of restaurants includes restaurants owned by us, as well as our franchisees. Our business is comprised of four operating segments: (1) the U.S. and Canada; (2) Europe, the Middle East and Africa, or EMEA; (3) Latin America and the Caribbean, or LAC; and (4) Asia Pacific, or APAC.

As of December 31, 2011, there were 12,512 Burger King restaurants system-wide. We operate 939 restaurants in the U.S. and Canada and 356 restaurants in EMEA, LAC and APAC, and our franchisees operate 6,561 restaurants in the U.S. and Canada and 4,656 restaurants in EMEA, LAC and APAC. Approximately 90% of our current restaurants are franchised and we have a higher percentage of franchise restaurants to Company restaurants than our major competitors in the FFHR category. We believe that our high percentage of franchise restaurants provides us with a strategic advantage because the capital required to grow and maintain our system is funded primarily by franchisees. In addition, our franchisees fund the majority of the advertising that supports the Burger King brand (the “Brand”) by making advertising contributions. Our franchise dominated business model does, however, present a number of drawbacks and risks, such as our limited control over franchisees and limited ability to facilitate changes in restaurant ownership. In addition, our operating results are closely tied to the success of our franchisees, and we are dependent on franchisees to open new restaurants as part of our growth strategy.

In 2011, sales at Company restaurants comprised 70% of our revenues, with our remaining revenue comprised of revenues we derive from our franchise system, consisting primarily of royalties and franchise fees, as well as property income we derive from properties we lease or sublease to our franchisees. We expect the current mix of Company and franchise revenue to shift towards franchise revenue as we continue to implement our global portfolio realignment.

We evaluate our restaurants and assess our business based on the following operating metrics:

•

Sales growth refers to the change in sales at all Company and franchise restaurants in one period from the same period in the prior year. We review sales growth as an operating metric to help identify and assess trends in restaurant sales for the Burger King system as a whole, without distortion from the effects of refranchised or acquired restaurants.

•	Comparable sales growth refers to the change in restaurant sales in one period from the same prior year period for restaurants that have been opened for thirteen months or longer.

•	Average restaurant sales refer to the total sales averaged over total store months for all Company and franchise restaurants open during that period.

•	Net restaurant growth (“NRG”) represents the opening of new restaurants during a stated period, net of closures.

•	Net refranchisings refer to sales of Company restaurants to franchisees, net of acquisitions of franchise restaurants by us.

Comparable sales and sales growth are measured on a constant currency basis, which means the results exclude the effect of foreign currency translation and are calculated by translating current year results at prior year exchange rates. We analyze these operating metrics on a constant currency basis as this helps identify underlying business trends, without distortion from the effects of currency movements (“FX impact”).

In addition, we evaluate our Company restaurants and assess our total business based on the following key financials measures:

•

Company restaurant margin, or CRM, is derived by subtracting Company restaurant expenses from Company restaurant revenues for a stated period, and is typically analyzed as a percentage of Company restaurant revenues, a metric we refer to as Company restaurant margin %, or CRM %. Company restaurant expenses are comprised of food, paper and product costs, payroll and employee benefits (“labor” costs) and occupancy and other operating costs, which include rent and depreciation and amortization related to restaurant properties (“occupancy and other operating” costs). Food, paper and product costs vary with sales volume, while labor and occupancy costs are primarily fixed costs with variable components. We review the relationship between our Company restaurant expenses and Company restaurant revenues in the context of how those relationships affect CRM and CRM %.

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization adjusted to exclude specifically identified items that management believes do not directly reflect our core operations. These items include share-based compensation and non-cash compensation expense, other operating (income) expenses, net, and all other specifically identified costs associated with non-recurring projects, transaction costs, global restructuring and related professional fees, field optimization project costs and global portfolio realignment project costs. See “Profitability Measures and Non-GAAP Reconciliations” below.

Recent Events

Business Combination Agreement

On April 3, 2012, we entered into a Business Combination Agreement and Plan of Merger, by and among Justice, New Holdco Merger Sub LLC and Worldwide. For further information about the Business Combination Agreement, please see the “Explanatory Note” at the beginning of this registration statement.

Global Portfolio Realignment Project

As part of our global portfolio realignment project, we are focused on actively refranchising Company restaurants to new and existing franchisees. We have decided to strategically refranchise substantially all of our company-owned restaurant portfolio over the near-term. We believe that the acceleration of our refranchising strategy will (i) reduce capital expenditures, corporate overhead and our exposure to commodity cost pressures, (ii) increase royalty revenues, and (iii) allow management to focus on strategic issues such as Brand development, international expansion, marketing and capital allocation. On April 5, 2012, we sold 96 Company restaurants in the Daytona and Orlando markets to a franchisee who has agreed to remodel 61 of these restaurants within three years to our 20/20 restaurant image. In March 2012, we sold 30 company-owned restaurants in the United Kingdom to a franchisee who agreed to remodel the restaurants within two years to our 20/20 restaurant image. In addition, in March 2012, we entered into an agreement to sell 278 Company restaurants in the Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia markets to Carrols LLC, our largest U.S. franchisee. In connection with this agreement, Carrols LLC has agreed to remodel 455 of its Burger King restaurants to our 20/20 restaurant image over the next three and a half years. We continue to aggressively pursue sale opportunities for our company-owned restaurants both domestically and internationally.

Factors Affecting Comparability

The 2010 Transactions

The 3G Acquisition and related financing transactions (collectively referred to as the “2010 Transactions”) as described in Note 1 to the accompanying consolidated financial statements were accounted for using the acquisition method of accounting, or acquisition accounting, in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations. During the quarter ended December 31, 2011, we finalized our purchase price allocation on a retrospective basis as of the 3G Acquisition Date, with corresponding adjustments to our results of operations. Acquisition accounting resulted in certain items that affect the comparability of the results of operations between us and our Predecessor, including changes in asset carrying values (and related depreciation and amortization).

Additionally, our interest expense is significantly higher following the 2010 Transactions than experienced by our Predecessor in prior periods, primarily due to the higher principal amount of debt outstanding following the 2010 Transactions, as well as higher interest rates.

Change in Fiscal Year

On November 5, 2010, our board of directors approved a change in fiscal year end from June 30 to December 31. The change became effective at the end of the quarter ended December 31, 2010. All references to “fiscal”, unless otherwise noted, refer to the twelve-month fiscal year, which prior to July 1, 2010, ended on June 30.

Change in Presentation

Franchise bad debt expense and amortization of franchise agreements previously classified as selling, general and administrative expenses have been reclassified to franchise and property expenses for all periods presented. These reclassifications have no effect on previously reported net income (loss).

Global Restructuring and Related Professional Fees

In December 2010, we began the implementation of a global restructuring plan that resulted in work force reductions throughout our organization. In June 2011, we implemented a Voluntary Resignation Severance Program (“VRS Program”) offered for a limited time to eligible employees based at our Miami headquarters. In addition, other involuntary work force reductions were implemented during the second-half of 2011. As a result of the global restructuring plan, VRS Program and the additional workforce reductions, we incurred $46.5 million of severance benefits and other severance related costs in 2011. This restructuring plan was completed in 2011.

Field Optimization Project

During 2011, we initiated a project to significantly expand and enhance our U.S. field organization to better support our franchisees in an effort to drive sales, increase profits and improve restaurant operations (the “field optimization project”). As a result of the field optimization project, we incurred $10.6 million in 2011 of severance related costs, compensation costs for overlap staffing, travel expenses, consulting fees and training costs. This project was completed in 2011.

Global Portfolio Realignment Project

During 2011, we initiated a project to realign our global restaurant portfolio by refranchising our Company restaurants and establishing strategic partners and joint ventures to accelerate development (the “global portfolio realignment project”). As a result of the global portfolio realignment project, we incurred costs primarily related to severance and professional service fees and we expect to incur additional costs in 2012 as we continue to implement this strategy.

The table below summarizes the factors affecting comparability of results of operations due to acquisition accounting, the transaction costs, global restructuring and related professional fees, our field optimization project and the global portfolio realignment project.

	2011	Transition Period
	(In millions)
Acquisition Accounting
Change in Revenues:
Lease straight-line adjustment	$(1.3)	$(0.1)
Amortization of direct financing leases	(3.2)	(0.2)
Amortization of favorable/unfavorable income leases	6.6	1.3

Total effect on franchise and property revenues	2.1	1.0
Change in food, paper & product costs:
Change in deferred income recognition	(1.0)	(0.2)

Total effect on food, paper & product costs	(1.0)	(0.2)
Change in occupancy and other operating costs:
Depreciation — Buildings, improvements, and equipment	(11.2)	(1.8)
Amortization of favorable/unfavorable leases	(3.4)	(0.6)

Total effect on occupancy and other operating costs	(14.6)	(2.4)
Change in selling, general and administrative expenses:
Depreciation — Software and furniture & fixtures	1.8	1.1

Total effect on selling, general and administrative expenses	1.8	1.1
Change in franchise and property expenses:
Lease straight-line adjustment	(0.7)	(0.1)
Depreciation of property leased or subleased to franchisees	(5.1)	(1.3)
Amortization of favorable/unfavorable leases	(4.5)	(0.9)
Amortization of franchise agreements	(15.7)	(3.1)

Total effect on franchise and property expenses	(26.0)	(5.4)
Total effect on income (loss) from operations	$(37.7)	$(5.9)

Total effect on Adjusted EBITDA(1)	$(3.0)	$(0.4)

	2011	Transition Period
	(In millions)
Other Projects
Selling, general and administrative expenses:
Transaction costs	$(3.7)	$(94.9)
Global restructuring and related professional fees	(46.5)	(67.2)
Field optimization project	(10.6)	—
Global portfolio realignment project	(7.6)	—

Total effect of other project costs on income (loss) from operations	$(68.4)	$(162.1)

(1)	Represents lease straight-line adjustments and deferred income noted above.

Results of Operations

Tabular amounts in millions of dollars unless noted otherwise.

Consolidated

	Results			Variance
	Successor	Combined	Predecessor	2011 Compared to 2010		Transition Period Compared to Six Months Ended December 31, 2009		Fiscal 2010 Compared to Fiscal 2009
	2011	Transition Period	Fiscal 2010	$	%	$	%	$	%
				Favorable/(Unfavorable)
Revenues:
Company restaurant revenues	$1,638.7	$846.2	$1,839.3	$(100.8)	(5.8)%	$(99.8)	(10.5)%	$(41.2)	(2.2)%
Franchise and property revenues	697.0	338.3	662.9	$32.1	4.8%	2.0	0.6%	6.0	0.9%
Total revenues	2,335.7	1,184.5	2,502.2	(68.7)	(2.9)%	(97.8)	(7.6)%	(35.2)	(1.4)%
Company restaurant expenses:
Food, paper and product costs	524.7	265.4	585.0	25.9	4.7%	34.4	11.5%	18.7	3.1%
Payroll and employee benefits	481.2	252.5	568.7	48.8	9.2%	38.7	13.3%	13.5	2.3%
Occupancy and other operating costs	441.5	219.4	461.1	10.4	2.3%	9.2	4.0%	(3.3)	(0.7)%
Total Company restaurant expenses	1,447.4	737.3	1,614.8	85.1	5.6%	82.3	10.0%	28.9	1.8%
Franchise and property expenses	97.1	43.5	65.4	(20.6)	(26.9)%	(11.1)	(34.3)%	(1.1)	(1.7)%
Selling, general and administrative expenses	417.4	400.3	489.8	218.7	34.4%	(146.3)	(57.6)%	(1.7)	(0.3)%
Other operating (income) expenses, net	11.3	(12.3)	(0.7)	(29.4)	162.4%	17.4	NM	2.6	NM
Total operating costs and expenses	1,973.2	1,168.8	2,169.3	253.8	11.4%	(57.7)	(5.2)%	28.7	1.3%
Income (loss) from operations	362.5	15.7	332.9	185.1	104.3%	(155.5)	(90.8)%	(6.5)	(1.9)%
Interest expense, net	226.7	72.7	48.6	(130.1)	(134.7)%	(48.0)	(194.3)%	6.0	11.0%
Loss on early extinguishment of debt	21.1	—	—	(21.1)	NM	—	NM	—	NM
Income (loss) before income taxes	114.7	(57.0)	284.3	33.9	42.0%	(203.5)	(138.9)%	(0.5)	(0.2)%
Income tax expense (benefit)	26.6	(12.4)	97.5	8.8	24.9%	62.1	124.9%	(12.8)	(15.1)%
Net income (loss)	$88.1	$(44.6)	$186.8	$42.7	94.1%	$(141.4)	(146.1)%	$(13.3)	(6.6)%

NM—Not Meaningful

FX Impact

	Successor	Combined	Predecessor
	2011	Transition Period	Fiscal 2010	Fiscal 2009
	Favorable/(Unfavorable)
Consolidated revenues	$35.6	$(17.3)	$17.4	$(95.8)
Consolidated CRM	2.6	(1.3)	1.2	(8.0)
Consolidated SG&A	(8.2)	6.7	(2.8)	15.2
Consolidated income (loss) from operations	5.3	(1.9)	(0.3)	(3.5)
Consolidated net income (loss)	5.7	(3.0)	(2.2)	(1.8)
Consolidated adjusted EBITDA	4.5	(2.5)	1.4	(5.7)

Key Business Metrics

	2011	Transition Period	Fiscal 2010	Fiscal 2009
Systemwide sales growth	1.7%	2.2%	2.1%	4.2%
Comparable sales growth
Company	0.1%	(3.8)%	(2.4)%	0.3%
Franchise	(0.6)%	(2.5)%	(2.3)%	1.4%
System	(0.5)%	(2.7)%	(2.3)%	1.2%
Average restaurant sales (in thousands)	$1,248.0	$622.0	$1,244.0	$1,259.0
NRG
Company	(4)	4	10	33
Franchise	265	169	239	327
System	261	173	249	360
Net Refranchisings (trailing twelve months)	45	82	52	(36)
Restaurant counts at period end
Company	1,295	1,344	1,387	1,429
Franchise	11,217	10,907	10,787	10,496
System	12,512	12,251	12,174	11,925
CRM%	11.7%	12.9%	12.2%	12.6%

2011 compared to 2010

Company restaurants

Company restaurant revenues decreased due to the net refranchising of 45 Company restaurants, primarily in the U.S. and Canada, partially offset by favorable FX impact across all segments.

CRM % decreased due to the effects of acquisition accounting, higher commodity prices in the U.S. and Canada and EMEA and a non-recurring $4.7 million favorable adjustment to our self insurance reserve in 2010. These factors were partially offset by improved labor margins due to benefits realized from improvements in variable labor controls and scheduling in our restaurants, as well as changes in U.S. restaurant compensation plans to more closely align incentive compensation with restaurant performance.

Franchise and property

Franchise and property revenues consist primarily of royalties earned on franchise sales, franchise fees and rents from real estate leased or subleased to franchisees. Franchise and property revenues increased primarily due to new leases and subleases associated with the refranchised restaurants, royalties derived from franchise NRG, favorable FX impact and the impact of acquisition accounting. These factors were partially offset by a decrease in renewal franchise fees due to the timing of renewals as a result of incentives provided to franchisees to accelerate restaurant remodels in the U.S and the impact of negative franchise comparable sales growth on royalties and contingent rents.

Franchise and property expenses increased primarily due to new leases and subleases associated with additional restaurants leased or subleased to franchisees as a result of the refranchising of Company restaurants, the impact of acquisition accounting, including a $15.7 million increase in franchise agreement amortization to $21.8 million, and unfavorable FX impact. These factors were partially offset by a decrease in bad debt expense.

Selling, general and administrative expenses

Our selling, general and administrative expenses were comprised of the following:

	Successor	Combined	Variance
	2011	2010	$	%
Selling expenses	$78.2	$86.2	$(8.0)	(9.3)%

Management general and administrative expenses	248.5	355.7	(107.2)	(30.1)%
Share-based compensation and non-cash incentive compensation expense	6.4	14.1	(7.7)	(54.6)%
Depreciation and amortization	15.9	18.0	(2.1)	(11.7)%
Transaction costs	3.7	94.9	(91.2)	(96.1)%
Global restructuring and related professional fees	46.5	67.2	(20.7)	(30.8)%
Field optimization project costs	10.6	—	10.6	NM
Global portfolio realignment project	7.6	—	7.6	NM

Total general and administrative expenses	339.2	549.9	(210.7)	(38.3)%

Selling, general and administrative expenses	$417.4	$636.1	$(218.7)	(34.4)%

NM — Not Meaningful

Selling expenses consist primarily of Company restaurant advertising fund contributions. Selling expenses as a percentage of Company restaurant revenues were flat in comparison to the prior year.

Management general and administrative expenses (“Management G&A”) are comprised primarily of salary and employee related costs for our non-restaurant employees, professional fees and general overhead for our corporate offices, including rent, maintenance and utilities, travel and meeting expenses, IT and technology costs and other general operating expenses. General and administrative expenses also include certain non-cash expenses, including share-based compensation and the portion of annual non-cash incentive compensation that eligible employees elected to receive as common equity, depreciation and amortization as well as separately managed expenses associated with unusual or non-recurring events, such as costs associated with our global portfolio realignment project. The decrease in Management G&A in 2011 was driven by a decrease in salary and fringe benefits and a decrease in professional fees, which are directly attributable to the benefits derived from our global restructuring and implementation of a Zero Based Budgeting (“ZBB”) program.

The decrease in our total general and administrative expenses was driven by the decreases in Management G&A, transaction costs, global restructuring and related professional fees and share-based compensation, as well as a decrease in depreciation and amortization resulting from acquisition accounting. These factors were partially offset by costs incurred in connection with our global portfolio realignment project and field optimization project.

Other operating income (expense), net

Our other operating income (expense), net was comprised of the following:

	Successor	Combined
	2011	2010
Net (gains) losses on disposal of assets, restaurant closures and refranchisings	$6.2	$(0.8)
Litigation settlements and reserves, net	1.3	5.9
Foreign exchange net (gains) losses	(4.6)	(27.2)
Loss from unconsolidated affiliates	1.2	0.9
Other, net	7.2	3.1

Other operating (income) expenses, net	$11.3	$(18.1)

Interest expense, net

Interest expense, net, increased, reflecting an increase in borrowings due to the 2010 Transactions, higher interest rates, and amortization of original issue discount incurred in connection with the Discount Notes (as defined below).

The weighted average interest rate for 2011 on our long-term debt, including the Senior Notes and Discount Notes, was 7.50%, which included the effect of interest rate caps.

The weighted average interest rate for 2010 on our long-term debt, including the Senior Notes, was 6.01%, which included a $13.5 million bridge loan fee related to the 2010 Transactions, the effect of interest rate swaps of our Predecessor debt and interest rate caps on our Successor debt.

Loss on early extinguishment

We recorded a loss on early extinguishment of debt of $21.1 million reflecting the write off of deferred financing costs and original issue discount and fees incurred in connection with the amendment of our credit facility in February 2011 and the early extinguishment of debt in the fourth quarter of 2011 relating to prepayments of our Term Loan and repurchases of our Senior Notes and Discount Notes.

Income tax expense

Our effective tax rate was 23.2% in 2011 compared to 45.5% in 2010 as a result of the current mix of income from multiple tax jurisdictions and the 2010 Transactions.

Transition Period compared to the six months ended December 31, 2009

The combined financial data for the Transition Period does not comply with generally accepted accounting principles and is not intended to represent what our operating results would have been if the 2010 Transactions had occurred at the beginning of the period because the periods being combined are under two different bases of accounting as a result of the 3G Acquisition on the 3G Acquisition Date. See “Factors Affecting Comparability — The 2010 Transactions.”

Company restaurants

Company restaurant revenues decreased due to the net refranchising of 82 Company restaurants during the trailing 12-month period, principally in EMEA and the U.S. and Canada, partially offset by acquisitions in APAC. Additionally, Company restaurant revenues decreased due to negative Company comparable sales growth in three of our four segments and unfavorable FX impact. These factors were partially offset by Company NRG.

CRM % decreased due to sales deleverage on our fixed payroll and employee benefits, and occupancy and other operating costs driven by negative Company comparable sales growth and the impact of acquisition accounting. These factors were partially offset by improvements in variable labor controls and scheduling in our U.S. restaurants, improved labor efficiencies in APAC and the U.K, the benefits realized from strategic pricing initiatives in the U.S. and Canada, a non-recurring $4.7 million favorable adjustment to our self-insurance reserve in the U.S. and Canada and changes in product mix in LAC.

Franchise and property

The increase in franchise and property revenues was driven by royalties derived from franchise NRG, a higher effective royalty rate in EMEA and the impact of acquisition accounting adjustments. These factors were partially offset by the impact of negative franchise comparable sales growth on royalties and contingent rents, unfavorable FX impact, a reduction in initial franchise fees and the net effect of changes to our portfolio of properties leased to franchisees.

Franchise and property expenses increased primarily due to rent expense associated with the net refranchising of 82 Company restaurants and franchise NRG, an increase in bad debt expense and the impact of acquisition accounting, including a $3.1 million increase in franchise agreement amortization to $6.3 million. These factors were partially offset by favorable FX impact in EMEA.

Selling, general and administrative expenses

Our selling, general and administrative expenses were comprised of the following:

	Combined	Predecessor	Variance
	Transition Period	For the Six Months Ended December 31, 2009	$	%
Selling expenses	$42.0	$47.1	$(5.1)	(10.8)%

Management general and administrative expenses	182.2	188.9	(6.7)	(3.5)%
Share-based compensation and non-cash incentive compensation expense	5.8	8.7	(2.9)	(33.3)%
Depreciation and amortization	8.2	9.3	(1.1)	(11.8)%
Transaction costs	94.9	—	94.9	0.0%
Global restructuring and related professional fees	67.2	—	67.2	0.0%

Total general and administrative expenses	358.3	206.9	151.4	73.2%

Selling, general and administrative expenses	$400.3	$254.0	$146.3	57.6%

Selling expenses decreased due to the net refranchising of Company restaurants and a decrease in discretionary local marketing expenditures, partially offset by favorable FX impact.

The decrease in Management G&A was driven by a 19% decrease in travel and meeting costs and a 10% decrease in office operating expenses, partially offset by an increase in a sales tax reserve.

The increase in our total general and administrative expenses was primarily due to transaction costs and global restructuring and related professional fees. These factors were partially offset by a decrease in Management G&A.

Other operating income (expense), net

Our other operating income (expense), net was comprised of the following:

	Combined	Predecessor
	Transition Period	For the Six Months Ended December 31, 2009
Net losses on disposal of assets, restaurant closures and refranchisings	$2.6	$1.0
Litigation settlements and reserves, net	6.8	0.7
Foreign exchange net (gains) losses	(22.8)	1.1
Loss from unconsolidated affiliates	0.8	—
Other, net	0.3	2.3

Other operating (income) expenses, net	$(12.3)	$5.1

Interest expense, net and loss on early extinguishment of debt

Interest expense, net increased due to a $13.5 million bridge loan fee related to the 2010 Transactions and an increase in borrowings and interest rates. The weighted average interest rate for the period October 19, 2010 to December 31, 2010, related to the $1,510.0 million tranche was 6.82% and related to the €250.0 million tranche was 7.11% under the Term Loan Facility (as defined below), which included the effect of interest rate caps on 100% of our term debt. The weighted average interest rate for the period July 1, 2010 to October 18, 2010 was 4.4% which included the impact of interest rate swaps on an average of 77% of our term debt.

Income tax expense

Our effective tax rate was (21.8%) in the Transition Period compared to 33.9% for the six months ended December 31, 2009 as a result of the current mix of income from multiple tax jurisdictions and the 2010 Transactions.

Fiscal 2010 compared to Fiscal 2009

Company restaurants

Company restaurant revenues decreased due to the net refranchising of 52 Company restaurants and the effects of negative Company comparable sales growth. These factors were partially offset by favorable FX impact and Company NRG.

CRM % decreased due to sales deleverage of our fixed payroll and employee benefits and occupancy and other operating costs driven by negative Company comparable sales growth and an increase in depreciation resulting from an increase in depreciable assets and strategic restaurant initiatives, such as our reimaging program and our new POS system. These factors were partially offset by favorable adjustments to our self-insurance reserve in the U.S., net decreases in commodity costs in the U.S. and Canada and strategic pricing initiatives.

Franchise and property

The increase in franchise and property revenues was driven by favorable FX impact, royalties derived from positive franchise NRG and a higher effective royalty rate in the U.S. and LAC. These factors were partially offset by the impact of negative franchise comparable sales growth on royalties and contingent rents. Franchise and property expenses increased primarily as a result of additional restaurants leased or subleased to franchisees due to the net refranchising of Company restaurants and franchise NRG.

Selling, general and administrative expenses

Our selling, general and administrative expenses were comprised of the following:

	Predecessor		Variance
	Fiscal 2010	Fiscal 2009	$	%
Selling expenses	$91.3	$93.3	$(2.0)	(2.1)%

Management G&A expenses	362.3	362.1	0.2	0.1%
Share-based compensation and non-cash incentive compensation expense	17.0	16.2	0.8	4.9%
Depreciation and amortization	19.2	16.5	2.7	16.4%

Total general and administrative expenses	398.5	394.8	3.7	0.9%

Selling, general and administrative expenses	$489.8	$488.1	$1.7	0.3%

Selling expenses as a percentage of Company restaurant revenues were flat in comparison to the prior year.

Other operating income (expense), net

Our other operating income (expense), net was comprised of the following:

	Predecessor
	Fiscal 2010	Fiscal 2009
Net (gains) on disposal of assets, restaurant closures and refranchisings	$(2.4)	$(8.5)
Litigation settlements and reserves, net	(0.2)	0.2
Foreign exchange net (gains) losses	(3.3)	8.4
Loss (income) from unconsolidated affiliates	0.1	(0.4)
Other, net	5.1	2.2

Other operating (income) expenses, net	$(0.7)	$1.9

Interest expense, net

Interest expense, net, decreased due to a net decrease in borrowings and interest rates during the period. The weighted average interest rate for Fiscal 2010 was 4.7%, which included the effect of interest rate swaps on an average of 73% of our term debt. The weighted average interest rate Fiscal 2009 was 5.1%, which included the effect of interest rate swaps on an average of 71% of our term debt.

Income tax expense

Our effective tax rate was 34.3% in Fiscal 2010 compared to 29.7% in Fiscal 2009 primarily due to the resolution of certain federal and state audits and realized tax benefits from the dissolution of dormant foreign entities.

Profitability measures and non-GAAP reconciliations

Tabular amounts in millions of dollars unless noted otherwise.

	Results			Variance
	Successor	Combined	Predecessor	2011 Compared to 2010		Transition Period Compared to Six Months Ended December 31, 2009		Fiscal 2010 Compared to Fiscal 2009
	2011	Transition Period	Fiscal 2010	$	%	$	%	$	%
				Favorable/(Unfavorable)
Segment income:
U.S. and Canada	$449.5	$222.2	$450.5	$7.0	1.6%	$(8.7)	(3.8)%	$7.8	1.8%
EMEA	146.0	50.9	85.3	58.5	66.9%	2.6	5.4%	0.6	0.7%
Latin America	63.9	21.8	43.4	20.1	45.9%	0.7	3.3%	—	0.0%
APAC	26.7	12.0	18.3	5.2	24.2%	3.2	36.4%	5.8	46.4%
Total	686.1	306.9	597.5	90.8	15.3%	(2.2)	(0.7)%	14.2	2.4%
Unallocated Management G&A	(101.1)	(76.8)	(136.6)	40.6	(28.7)%	(5.1)	7.1%	(8.9)	7.0%
Adjusted EBITDA	585.0	230.1	460.9	131.4	29.0%	(7.3)	(3.1)%	5.3	1.2%
Share-based compensation and non-cash incentive compensation expense	6.4	5.8	17.0	7.7	54.6%	2.9	33.3%	(0.8)	(4.9)%
Depreciation and amortization	136.4	58.8	111.7	(18.3)	(15.5)%	(6.4)	(12.2)%	(13.6)	(13.9)%
Transaction costs	3.7	94.9	—	91.2	96.1%	(94.9)	NM	—	NM
Global restructuring and related professional fees	46.5	67.2	—	20.7	30.8%	(67.2)	NM	—	NM
Field optimization project costs	10.6	—	—	(10.6)	NM	—	NM	—	NM
Global portfolio realignment project	7.6	—	—	(7.6)	NM	—	NM	—	NM
Other operating (income) expenses, net	11.3	(12.3)	(0.7)	(29.4)	NM	17.4	NM	2.6	NM
Income (loss) from operations	362.5	15.7	332.9	185.1	104.3%	(155.5)	(90.8)%	(6.5)	(1.9)%
Interest expense, net	226.7	72.7	48.6	(130.1)	(134.7)%	(48.0)	(194.3)%	6.0	11.0%
Loss on early extinguishment of debt	21.1	—	—	(21.1)	NM	—	NM	—	NM
Income tax expense (benefit)	26.6	(12.4)	97.5	8.8	24.9%	62.1	124.9%	(12.8)	(15.1)%
Net income	$88.1	$(44.6)	$186.8	$42.7	94.1%	$(141.4)	(146.1)%	$(13.3)	(6.6)%

NM—Not Meaningful

During the quarter ended December 31, 2011, we revised our measure of segment income from operating income to Adjusted EBITDA and have revised our historical segment information to conform to this presentation. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude specifically identified items that management believes do not directly reflect our core operations and assists management in comparing segment performance by removing the impact of certain items that management believes do not reflect our core operations (see Note 20 to our audited Consolidated Financial Statements included in Item 13, “Financial Statements and Supplementary Data”).

2011 compared to 2010

The increase in Adjusted EBITDA in 2011 was driven primarily by reductions in Unallocated Management G&A and increases in segment income in each of our four operating segments. Unallocated Management G&A represents corporate support costs in areas such as facilities, finance, human resources, information technology, legal, marketing and supply chain management, which benefit all of our geographic segments and system-wide restaurants and are not allocated specifically to any of the geographic segments.

The increase in income from operations in 2011 was driven by the increase in consolidated Adjusted EBITDA and reductions in share-based compensation expense, transaction costs and global restructuring and related professional fees. These factors were partially offset by an increase in depreciation and amortization, primarily as a result of acquisition accounting, as well as field optimization project costs, global portfolio realignment project costs and a decrease in other income, net.

Our net income increased in 2011 primarily as a result of an increase in income from operations and a decrease in income tax expense, partially offset by an increase in interest expense and the loss we recorded on the early extinguishment of debt.

Transition Period compared to the six months ended December 31, 2009

The decrease in consolidated Adjusted EBITDA in the Transition Period was driven primarily by an increase in Unallocated Management G&A and a decrease in segment income in the U.S. and Canada, partially offset by increases in segment income for EMEA, LAC and APAC.

The decrease in income from operations in the Transition Period was driven by transaction costs and the costs of our global restructuring project, an increase in depreciation and amortization, primarily as a result of acquisition accounting, and a decrease in consolidated Adjusted EBITDA. These factors were partially offset by an increase in other (income) expense, net and a decrease in share-based compensation expense.

Our net income decreased in the Transition Period primarily as a result of an increase in interest expense following the 2010 Transactions and a decrease in income from operations, partially offset by a decrease in income tax expense.

Fiscal 2010 compared to Fiscal 2009

The increase in consolidated Adjusted EBITDA in Fiscal 2010 was driven primarily by increases in segment income in the U.S. and Canada, EMEA and APAC, partially offset by an increase in Unallocated Management G&A.

The decrease in income from operations in Fiscal 2010 was driven by an increase in depreciation and amortization and an increase in share-based compensation expense. These factors were partially offset by an increase in Adjusted EBITDA and other operating income, net.

Our net income decreased in Fiscal 2010 primarily as a result of a decrease in income from operations, and an increase in income tax expense, partially offset by a decrease in interest expense, net.

Segment Information

U.S. and Canada

Tabular amounts in millions of dollars unless noted otherwise.

	Successor	Combined	Predecessor	Variance
	2011	Transition Period	Fiscal 2010	2011 Compared to 2010	Transition Period Compared to Six Months Ended December 31, 2009	Fiscal 2010 Compared to Fiscal 2009
			Favorable/(Unfavorable)
Company:
Company restaurant revenues	$1,172.0	$599.1	$1,289.5	$(59.6)	$(57.9)	$(42.3)
CRM	142.2	82.1	170.5	(17.9)	(10.7)	0.4
CRM%	12.1%	13.7%	13.2%	(1.0)%	(0.4)%	0.4%
Company restaurant expenses as a % of Company restaurant revenue:
Food and paper	32.3%	31.6%	32.5%	(0.1)%	0.8%	0.5%
Payroll and benefits	30.4%	30.9%	31.1%	0.6%	0.1%	0.0%
Depreciation and amortization	5.7%	5.0%	4.9%	(0.6)%	(0.5)%	(0.8)%
Other occupancy and operating	19.5%	18.8%	18.3%	(0.9)%	(0.8)%	0.7%
Franchise:
Franchise and property revenues	$397.1	$199.6	$405.7	$(4.0)	$(4.6)	$(5.5)
Franchise and franchise property expenses	69.9	28.1	42.2	(19.5)	(8.1)	(4.4)
Segment income	449.5	222.2	450.5	7.0	(8.7)	7.8
Segment margin	28.6%	27.8%	26.6%	1.5%	1.0%	1.2%

FX Impact

	Successor	Combined	Predecessor
	2011	Transition Period	Fiscal 2010	Fiscal 2009
	Favorable/(Unfavorable)
Segment revenues	$6.4	$3.6	$12.9	$(22.0)
Segment CRM	0.6	0.3	1.1	(1.2)
Segment income	(1.3)	0.2	0.8	(0.6)

Key Business Metrics

	Successor	Combined	Predecessor
	2011	Transition Period	Fiscal 2010	Fiscal 2009
Systemwide sales growth	(3.3)%	(4.4)%	(3.1)%	1.2%
Comparable sales growth
Company	(1.9)%	(4.9)%	(2.4)%	0.5%
Franchise	(3.6)%	(5.0)%	(4.1)%	0.4%
System	(3.4)%	(5.0)%	(3.9)%	0.4%
NRG
Company	(7)	(1)	(5)	17
Franchise	(43)	6	20	5
System	(50)	5	15	22
Net Refranchisings (trailing twelve months)	38	44	51	(73)
Restaurant counts at period end
Company	939	984	987	1,043
Franchise	6,561	6,566	6,562	6,491
System	7,500	7,550	7,549	7,534

2011 compared to 2010

Company restaurants

Company restaurant revenues decreased primarily due to the net refranchising of 38 Company restaurants and the effects of negative Company comparable sales growth. These factors were partially offset by favorable FX impact in Canada.

CRM% decreased primarily due to the impact of sales deleverage on our fixed occupancy and other operating costs, the impact of acquisition accounting, other operating costs to implement new initiatives at our Company restaurants and lower food margins driven by higher commodity prices in the U.S. In addition, CRM% decreased due to a non-recurring $4.7 million favorable adjustment to the self insurance reserve in the U.S. and Canada in 2010. These factors were partially offset by changes in restaurant compensation plans to more closely align incentive compensation with restaurant performance, benefits realized from improvements in variable labor controls and scheduling in our restaurants and benefits derived from strategic pricing initiatives.

Franchise and property

Franchise and property revenues decreased due to the impact of negative franchise comparable sales growth on royalties and contingent rents and a decrease in renewal franchise fees due to the timing of renewals as a result of incentives provided to franchisees to accelerate restaurant remodels. These factors were partially offset by favorable FX impact in Canada and the impact of acquisition accounting adjustments.

Franchise and property expenses increased primarily due to additional restaurants leased or subleased to franchisees as a result of the net refranchising of Company restaurants, the impact of acquisition accounting, including a $5.2 million increase in franchise agreement amortization to $11.0 million and an increase in bad debt expense.

Segment income and segment margin

Segment income and margin increased due to a decrease in Management G&A partially offset by a decrease in Company restaurant margin and net franchise and property income.

Transition Period compared to the six months ended December 31, 2009

Company restaurants

Company restaurant revenues decreased due to the net refranchising of 44 Company restaurants and the effects of negative Company comparable sales growth. These factors were partially offset by favorable FX impact in Canada.

CRM % decreased primarily due to the impact of sales deleverage on our fixed labor and occupancy and other operating costs, the impact of acquisition accounting, higher commodity prices in the U.S. and an increase in the hourly wage rate in Canada. These factors were partially offset by the successful launch of higher priced premium products and discontinued value promotions, such as the 1/4 lb. Double Cheeseburger. Additional offsets include benefits realized from improvements in variable labor controls and scheduling in our U.S. restaurants and a favorable adjustment to the self insurance reserve as a result of favorable developments in our claim trends and to adjust our incurred but not reported confidence level.

Franchise and property

Franchise and property revenues decreased due to the impact of negative franchise comparable sales growth on royalties and contingent rents and a reduction in initial and renewal franchise fees. These factors were partially offset by acquisition accounting.

Franchise and property expenses increased primarily as a result of additional restaurants leased or subleased to franchisees due to the net refranchising of Company restaurants, the impact of acquisition accounting, including a $1.1 million increase in franchise agreement amortization to $3.9 million, and an increase in bad debt expense.

FX impact was not significant to franchise and property revenues/expenses.

Segment income and segment margin

Segment income and margin increased due to a decrease in Management G&A partially offset by a decrease in Company restaurant margin and net franchise and property income.

Fiscal 2010 compared to Fiscal 2009

Company restaurants

Company restaurant revenues decreased due to the net refranchising of 51 Company restaurants and the effects of negative Company comparable sales growth. These factors were partially offset by favorable FX impact in Canada.

CRM % increased primarily due to decreases in commodity costs, strategic pricing initiatives, improvements in variable labor controls and favorable adjustments to our self-insurance reserve. These factors were partially offset by the unfavorable impact of sales deleverage on our fixed labor and occupancy costs as a result of negative Company comparable sales growth and additional depreciation expense associated with strategic initiatives.

Franchise and property

Franchise and property revenues decreased due to negative franchise comparable sales growth and a reduction in renewal franchise fees due to fewer franchise agreement expirations and temporary extensions of expired franchise agreements in the U.S. These factors were partially offset by the net refranchising of Company restaurants and an increase in the effective royalty rate in the U.S. FX impact was not significant in the segment.

Franchise and property expenses increased due to the net effect of changes to our property portfolio as a result of the net refranchising of Company restaurants and positive franchise NRG.

Segment income and segment margin

Segment income and margin increased due to an increase in CRM partially offset by a decrease in net franchise and property income and increases in Management G&A.

EMEA

Tabular amounts in millions of dollars unless noted otherwise.

	Successor	Combined	Predecessor	Variance
	2011	Transition Period	Fiscal 2010	2011 Compared to 2010	Transition Period Compared to Six Months Ended December 31, 2009	Fiscal 2010 Compared to Fiscal 2009
			Favorable/(Unfavorable)
Company:
Company restaurant revenues	$330.7	$181.9	$461.3	$(59.9)	$(70.6)	$(19.7)
CRM	35.5	21.5	45.3	(1.1)	(8.7)	(12.8)
CRM %	10.7%	11.8%	9.8%	1.4%	(0.1)%	(2.3)%
Company restaurant expenses as a % of Company restaurant revenue:
Food and paper	29.4%	28.4%	28.4%	(1.1)%	0.2%	0.1%
Payroll and benefits	31.4%	32.1%	33.6%	2.1%	0.6%	(0.7)%
Depreciation and amortization	3.5%	3.0%	2.8%	(0.3)%	(0.6)%	(0.4)%
Other occupancy and operating	25.0%	24.7%	25.4%	0.7%	(0.3)%	(1.3)%
Franchise:
Franchise and property revenues	$194.9	$91.9	$174.1	$20.2	$0.7	$4.5
Franchise and franchise property expenses	25.9	13.5	23.0	(1.7)	(1.2)	3.0
Segment income	146.0	50.9	85.3	58.5	2.6	0.6
Segment margin	27.8%	18.6%	13.4%	12.3%	4.5%	0.4%

FX Impact

	Successor	Combined	Predecessor
	2011	Transition Period	Fiscal 2010	Fiscal 2009
	Favorable/(Unfavorable)
Segment revenues	$23.4	$(23.8)	$5.1	$(64.8)
Segment CRM	1.7	(1.8)	0.4	(4.7)
Segment income	6.4	(2.5)	0.8	(3.9)

Key Business Metrics

	Successor	Combined	Predecessor
	2011	Transition Period	Fiscal 2010	Fiscal 2009
Systemwide sales growth	6.5%	7.7%	6.0%	8.5%
Comparable sales growth
Company	5.8%	(1.4)%	(2.3)%	0.0%
Franchise	4.1%	(0.6)%	0.3%	2.4%
System	4.3%	(0.7)%	0.0%	2.1%
NRG
Company	(4)	(1)	(1)	1
Franchise	158	65	101	200
System	154	64	100	201
Net Refranchisings (trailing twelve months)	7	73	36	6
Restaurant counts at period end
Company	192	203	241	278
Franchise	2,690	2,525	2,439	2,302
System	2,882	2,728	2,680	2,580

2011 compared to 2010

Company restaurants

Company restaurant revenues decreased due to the net refranchising of Company restaurants, driven by the sale of our Netherlands business during September 2010 partially offset by the effects of positive Company comparable sales growth and favorable FX impact.

CRM % increased primarily as a result of the leveraging effect of positive Company comparable sales growth on our fixed labor and occupancy and other operating costs, partially offset by lower food margins driven by higher commodity prices in Germany and the U.K., the sale of the Netherlands entity that occurred in September 2010, wage rate increases in Germany and Spain and the impact of acquisition accounting.

Franchise and property

Franchise and property revenues increased due to franchise fees and royalties derived from franchise NRG, franchise comparable sales growth and favorable FX impact. These factors were partially offset by decreased rental income from a reduction in the number of properties leased or subleased to franchisees.

Franchise and property expenses increased due to franchise agreement amortization of $8.3 million and unfavorable FX impact. These factors were partially offset by a decrease in bad debt expense and decreased rent expense from a reduction in the number of properties leased or subleased to franchisees.

Segment income and segment margin

Segment income and margin increased due to a decrease in Management G&A, an increase in net franchise and property income and an increase in CRM %.

Transition Period compared to the six months ended December 31, 2009

Company restaurants

Company restaurant revenues decreased due to the net refranchising of Company restaurants in Germany and the Netherlands, the effects of negative Company comparable sales growth and unfavorable FX impact.

CRM % remained relatively flat as the impact of sales deleverage on our fixed labor and occupancy and other operating costs due to negative Company comparable sales growth and the impact of acquisition accounting was offset by improved labor efficiencies in the U.K. and a decrease in start up expenses.

Franchise and property

Franchise and property revenues increased due to franchise fees and royalties derived from franchise NRG, the net refranchising of Company restaurants and a higher effective royalty rate driven by refranchisings in Germany and the Netherlands. These factors were partially offset by the impact of negative franchise comparable sales growth on royalties and contingent rents, unfavorable FX impact and decreased rent income from a reduction in the number of properties leased to franchisees.

Franchise and property expenses increased due to an increase in bad debt expense and franchise agreement amortization of $1.7 million. These factors were partially offset by favorable FX impact and decreased rent expense from a reduction in the number of properties leased to franchisees.

Segment income and segment margin

Segment income and margin increased primarily due to a decrease in Management G&A and an increase in net franchise and property income.

Fiscal 2010 compared to Fiscal 2009

Company restaurants

Company restaurant revenues decreased due to the impact of negative Company comparable sales growth primarily, driven by negative Company comparable sales growth in Germany, and the net refranchising of Company restaurants. These factors were partially offset by Company comparable sales growth in Spain and the U.K. and favorable FX impact.

CRM % decreased primarily due to the unfavorable impact of sales deleverage on our fixed labor and occupancy costs as a result of negative Company comparable sales growth and an increase in repair and maintenance costs, primarily in Germany in connection with our refranchising initiative.

Franchise and property

Franchise and property revenues increased due to franchise comparable sales growth, driven by Turkey, Spain, and Italy, franchise NRG and favorable FX impact. These factors were partially offset by a decrease in initial franchise fees due to lower franchise NRG compared to the prior year and the net effect of changes to our property portfolio. Franchise and property expenses decreased due to the net effect of changes to our property portfolio.

Segment income and segment margin

Segment income and margin increased due to a net increase in franchise and property income and decrease in Management G&A expenses partially offset by a decrease in CRM.

Latin America

Tabular amounts in millions of dollars unless noted otherwise.

	Successor	Combined	Predecessor	Variance
	2011	Transition Period	Fiscal 2010	2011 Compared to 2010	Transition Period Compared to Six Months Ended December 31, 2009	Fiscal 2010 Compared to Fiscal 2009
			Favorable/(Unfavorable)
Company:
Company restaurant revenues	$66.2	$31.4	$60.6	$4.6	$1.0	$0.5
CRM	12.5	4.9	11.8	2.0	(1.2)	—
CRM%	18.9%	15.6%	19.5%	1.8%	(4.5)%	(0.1)%
Company restaurant expenses as a % of Company restaurant revenue:
Food and paper	38.2%	39.0%	39.0%	0.7%	0.7%	(0.6)%
Payroll and benefits	12.0%	12.0%	12.2%	(0.1)%	0.6%	0.1%
Depreciation and amortization	9.7%	10.1%	7.7%	(0.4)%	(3.4)%	1.1%
Other occupancy and operating	21.2%	23.3%	21.6%	1.6%	(2.4)%	(0.7)%
Franchise:
Franchise and property revenues	$61.9	$27.4	$48.4	$9.6	$3.9	$1.5
Franchise and franchise property expenses	(1.1)	1.3	0.2	2.4	(1.2)	—
Segment income	63.9	21.8	43.4	20.1	0.7	—
Segment margin	49.9%	37.1%	39.8%	11.4%	(2.1)%	(0.7)%

FX Impact

	Successor	Combined	Predecessor
	2011	Transition Period	Fiscal 2010	Fiscal 2009
	Favorable/(Unfavorable)
Segment revenues	$1.1	$1.3	$(1.6)	$(9.4)
Segment CRM	0.2	0.2	(0.3)	(2.0)
Segment income	—	—	—	(0.9)

Key Business Metrics

	Successor	Combined	Predecessor
	2011	Transition Period	Fiscal 2010	Fiscal 2009
Systemwide sales growth	13.5%	18.6%	4.8%	8.5%
Comparable sales growth
Company	4.3%	(3.1)%	(4.1)%	(3.2)%
Franchise	8.1%	6.8%	(1.1)%	2.3%
System	7.9%	6.2%	(1.3)%	1.9%
NRG
Company	1	2	5	8
Franchise	81	33	55	68
System	82	35	60	76
Net Refranchisings (trailing twelve months)	—	—	—	—
Restaurant counts at period end
Company	97	96	97	92
Franchise	1,125	1,044	1,041	986
System	1,222	1,140	1,138	1,078

2011 compared to 2010

Company restaurants

Company restaurant revenues increased primarily due to positive Company comparable sales growth and slightly favorable FX impact.

CRM % increased primarily as a result of the leveraging effect of positive comparable sales growth on our fixed labor and occupancy and other operating costs, favorability in food margins primarily driven by a new supplier contract and benefits realized from an adjustment to a previous estimate of occupancy and other operating costs. These factors were partially offset by a shift in product mix driven by promotions of lower margin menu items, the impact of acquisition accounting and higher labor costs associated with food delivery and kiosks.

Franchise and property

Franchise and property revenues increased due to franchise NRG, franchise comparable sales growth, the recognition of cumulative royalties previously deferred and an increase in initial franchise fees driven by an increase in franchise NRG. Franchise and property expenses decreased due to the recovery of previously reserved receivables. FX impact was not significant.

Segment income and segment margin

Segment income and margin increased due to an increase in CRM and CRM %, an increase in net franchise and property income and a decrease in Management G&A.

Transition Period compared to the six months ended December 31, 2009

Company restaurants

Company restaurant revenues increased due to favorable FX impact, partially offset by the effects of negative Company comparable sales growth.

CRM % decreased primarily due to the impact of sales deleverage on our fixed labor and occupancy and other operating costs as a result of negative Company comparable sales growth and higher utility costs, partially offset by changes in product mix and improved labor efficiencies.

Franchise and property

Franchise and property revenues increased due to franchise NRG, franchise comparable sales growth, an increase in initial franchise fees primarily in Brazil and favorable FX impact. Franchise and property expenses increased primarily as a result of an increase in bad debt expense.

Segment income and segment margin

Segment income increased primarily due to an increase in franchise and property income partially offset by a decrease in CRM.

Segment margin decreased due to a decrease in CRM % partially offset by the factors previously discussed.

Fiscal 2010 compared to Fiscal 2009

Company restaurants

Company restaurant revenues increased due to Company NRG, partially offset by negative Company comparable sales growth and unfavorable FX impact.

CRM remained relatively unchanged.

Franchise and Property

Franchise and property revenues increased due to favorable FX impact and franchise NRG, partially offset by negative franchise comparable sales growth. Franchise and property expenses were flat.

Segment income and segment margin

Segment income and margin remained relatively unchanged.

APAC

Tabular amounts in millions of dollars unless noted otherwise.

	Successor	Combined	Predecessor	Variance
	2011	Transition Period	Fiscal 2010	2011 Compared to 2010	Transition Period Compared to Six Months Ended December 31, 2009	Fiscal 2010 Compared to Fiscal 2009
				Favorable/(Unfavorable)
Company:
Company restaurant revenues	$69.8	$33.8	$27.9	$14.1	$27.8	$20.3
CRM	1.1	0.4	(3.1)	1.2	2.9	0.1
CRM%	1.6%	1.2%	(11.1)%	1.8%	42.9%	31.0%
Company restaurant expenses as a % of Company restaurant revenue:
Food and paper	33.6%	34.9%	38.5%	1.9%	11.7%	9.8%
Payroll and benefits	18.5%	16.3%	19.1%	(1.4)%	5.5%	1.2%
Depreciation and amortization	7.2%	8.5%	9.5%	0.5%	12.1%	12.4%
Other occupancy and operating	39.1%	39.1%	44.0%	0.8%	13.6%	7.6%
Franchise:
Franchise and property revenues	$43.1	$19.4	$34.7	$6.3	$2.1	$5.5
Franchise and franchise property expenses	2.4	0.6	—	(1.8)	(0.6)	0.2
Segment income	26.7	12.0	18.3	5.2	3.2	5.8
Segment margin	23.6%	22.6%	29.2%	0.4%	(15.2)%	(4.7)%

FX Impact

	Successor	Combined	Predecessor
	2011	Transition Period	Fiscal 2010	Fiscal 2009
	Favorable/(Unfavorable)
Segment revenues	$4.7	$1.6	$1.0	$0.4
Segment CRM	0.1	—	—	(0.1)
Segment income	(0.6)	(0.2)	(0.2)	(0.3)

Key Business Metrics

	Successor	Combined	Predecessor
	2011	Transition Period	Fiscal 2010	Fiscal 2009
Systemwide sales growth	13.2%	22.6%	40.4%	(4.9)%
Comparable sales growth
Company	7.1%	4.8%	3.0%	10.5%
Franchise	(0.7)%	1.2%	3.6%	6.7%
System	(0.4)%	1.3%	3.6%	6.7%
NRG
Company	6	4	11	7
Franchise	69	65	63	54
System	75	69	74	61
Net Refranchisings (trailing twelve months)	—	(35)	(35)	—
Restaurant counts at period end
Company	67	61	62	16
Franchise	841	772	745	717
System	908	833	807	733

2011 compared to 2010

Company restaurants

Company restaurant revenues increased due to the acquisition of 35 restaurants in Singapore during Fiscal 2010, Company NRG, the effects of Company comparable sales growth and favorable FX impact.

CRM % increased primarily as a result of the leveraging effect of comparable sales growth on our fixed occupancy and other operating costs and improved food margins resulting from the acquisition of 35 restaurants in Singapore during Fiscal 2010, where food costs are lower than those in other Company restaurant markets in the segment. These factors were partially offset by statutory wage rate increases in Singapore.

Franchise and property

Franchise and property revenues increased due to royalties derived from franchise NRG, partially offset by negative franchise comparable sales growth and unfavorable FX impact. Franchise and property expenses increased due to the impact of acquisition accounting, including a $2.3 million increase in franchise agreement amortization to $2.5 million.

Segment income and segment margin

Segment income and margin increased due to an increase in CRM and CRM%, franchise and property income and a decrease in Management G&A.

Transition Period compared to the six months ended December 31, 2009

Company restaurants

Company restaurant revenues increased due to the acquisition of franchise restaurants in Singapore in March 2010, the effects of Company comparable sales growth, Company NRG and favorable FX impact.

CRM % increased due to an increase in the number of restaurants primarily due to the acquisition of 35 restaurants in Singapore during March 2010, improved labor efficiencies and the leveraging effect of comparable sales growth on our fixed labor and occupancy and other operating costs.

Franchise and property

Franchise and property revenues increased due to royalties derived from franchise NRG and franchise comparable sales growth. Franchise and property expenses increased due to the impact of acquisition accounting, including a $0.5 million increase in franchise agreement amortization to $0.7 million. FX impact was not significant.

Segment income and segment margin

Segment income increased primarily due to an increase in CRM and net franchise and property income, partially offset by an increase in Management G&A, while segment margin decreased primarily due to an increase in Management G&A as a result of increases in salary and fringe benefits from increased headcount.

Fiscal 2010 compared to Fiscal 2009

Company restaurants

Company restaurant revenues increased due to Company NRG, the acquisition of franchise restaurants in Singapore in March 2010, Company comparable sales growth and favorable FX impact.

CRM % improved primarily due to the favorable impact of sales leverage on our fixed labor and occupancy costs as a result of an increase in Company restaurant revenues and Company comparable sales growth.

Franchise and property

Franchise and property revenues increased due to franchise comparable sales growth and royalties derived from franchise NRG.

Franchise and property expenses increased as a result of the amortization of reacquired franchise rights related to the 35 refranchised restaurants in Singapore discussed above.

Segment income and segment margin

Segment income primarily increased due to an increase in net franchise and property income partially offset by an increase in selling expenses.

Liquidity and Capital Resources

At December 31, 2011, we had cash and cash equivalents of $459.0 million and working capital of $252.1 million. In addition, at December 31, 2011, we had borrowing capacity of $135.5 million under our Revolving Credit Facility (defined below). Cash provided by operations was $406.2 million in 2011 compared to cash provided by operations of $183.1 million in 2010.

Our primary sources of liquidity are cash generated by operations and borrowings available under our Revolving Credit Facility. We have used, and may in the future use, our liquidity to make required interest and principal payments, to voluntarily repay and/or repurchase, our or one of our affiliate’s outstanding debt, to fund our capital expenditures and/or to pay dividends to our current stockholders. Based on our current level of operations and available cash, we believe our cash flow from operations, combined with availability under our Revolving Credit Facility, will provide sufficient liquidity to fund our current obligations, debt service requirements and capital spending requirements over the next twelve months and the foreseeable future.

Our consolidated cash and cash equivalents include balances held in foreign tax jurisdictions that represent undistributed earnings of our foreign subsidiaries, which are considered indefinitely reinvested for U.S. income tax purposes. We do not plan to utilize cash flows from our foreign subsidiaries to meet our future debt service requirements in the U.S. and to the degree cash is transferred to the U.S. from our foreign subsidiaries, we expect we will be able to do so in a tax efficient manner. However, adverse income tax consequences could result if we are compelled to make unplanned transfers of cash to meet future liquidity requirements in the U.S.

As a result of the 2010 Transactions, we are highly leveraged. Our liquidity requirements are significant, primarily due to debt service requirements.

Debt Instruments and Debt Service Requirements

Our long-term debt is comprised primarily of borrowings under our Credit Agreement (defined below), amounts outstanding under our Senior Notes and Discount Notes (each also defined below), and obligations under capital leases. The following information summarizes the principal terms and near term debt service requirements under our Credit Agreement and the indentures governing our Senior Notes and Discount Notes (the “Senior Notes Indenture” and “Discount Notes Indenture”, collectively “Indentures”). For further information about our long-term debt, see Note 8 to the accompanying audited Consolidated Financial Statements included in Item 13 “Financial Statements and Supplementary Data”.

Credit Agreement

In connection with the 2010 Transactions, Burger King Corporation (“BKC”), one of our wholly-owned subsidiaries and a Florida corporation that franchises and operates fast food hamburger restaurants, principally under the Brand, entered into a credit agreement dated as of the 3G Acquisition Date, as amended and restated as of February 15, 2011 (the “Credit Agreement”). The Credit Agreement provides for (i) two tranches of term loans in an aggregate principal amount of $1,600.0 million and €200.0 million, respectively, each under a term loan facility (the “Term Loan Facility”) and (ii) a senior secured revolving credit facility for up to $150 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Credit Facilities”). The maturity date for the Term Loan Facility is October 19, 2016 and the maturity date for the Revolving Credit Facility is October 19, 2015.

As of December 31, 2011, we had no amounts outstanding under the Revolving Credit Facility although we utilized approximately $14.5 million of the available commitment as of December 31, 2011 to support letters of credit, leaving $135.5 million of borrowing capacity available. We may, from time to time, borrow from and repay the Revolving Credit Facility. Consequently, the amount outstanding under the Revolving Credit Facility at the end of a period may not be reflective of the total amounts outstanding during the period.

Based on the amounts outstanding under the Term Loan Facility, as of December 31, 2011, required debt service for the next twelve months will be approximately $81.7 million in interest and $18.6 million in principal payments. Additionally, following the end of each fiscal year, we are required to prepay the Term Loan Facility in an amount equal to 50% of Excess Cash Flow (as defined in the Credit Agreement and with stepdowns to 25% and 0% based on achievement of specified total leverage ratios), minus the amount of any voluntary prepayments of the Term Loan Facility during such fiscal year.

We may prepay the Term Loan Facility in whole or in part at any time. A 1% premium applies if the prepayment is made in connection with an interest rate re-pricing event. During 2011, we made voluntary prepayments of $60.5 million of our Term Loan Facility and, as a result, were not required to make a mandatory prepayment based on Excess Cash Flow as described above. We may make additional voluntary prepayments of our Term Loan Facility in the future subject to our liquidity requirements.

Under the Credit Agreement, at BKC’s election, the interest rate per annum applicable to the loans is based on a fluctuating rate of interest determined by reference to either a base rate or a Eurocurrency rate, as more fully described in Note 8 to our audited Consolidated Financial Statements. We entered into deferred premium interest rate cap agreements, which effectively cap the annual interest expense applicable to our borrowings under the Credit Agreement to a maximum of 4.75% per annum for U.S. Dollar denominated borrowings and 5.0% per annum for our Euro-denominated borrowings.

Senior Notes

We currently have outstanding $797.5 million aggregate principal amount of 9.875% senior notes due 2018 (the “Senior Notes”). The Senior Notes bear interest at a rate of 9.875% per annum, which is payable semi-annually on October 15 and April 15 of each year. The Senior Notes mature on October 15, 2018.

During 2011, we repurchased and retired Senior Notes with an aggregate face value of $2.5 million for a purchase price of $2.7 million, including accrued interest. We may periodically repurchase additional Senior Notes in open market purchases or privately negotiated transactions, subject to our future liquidity requirements, contractual restrictions under our Credit Agreement and other factors.

Based on the amount outstanding at December 31, 2011, required debt service for the next 12 months on the Senior Notes is $78.8 million in interest payments. No principal payments are due until maturity.

Discount Notes

On April 19, 2011, Burger King Capital Holdings, LLC (“BKCH”) and Burger King Capital Finance, Inc. (“BKCF” and together with BKCH, the “Issuers”) entered into an indenture with Wilmington Trust FSB, as trustee, pursuant to which the Issuers sold $685 million in the aggregate principal amount at maturity of 11.0% senior discount notes due 2019 (the “Discount Notes”). The Discount Notes generated $401.5 million in gross proceeds. At December 31, 2011, we had outstanding $672.0 million of discount notes due 2019.

Until April 15, 2016, no cash interest will accrue, but the Discount Notes will accrete at a rate of 11.0% per annum compounded semi-annually such that the accreted value on April 15, 2016 will be equal to the principal amount at maturity. Thereafter, cash interest on the Discount Notes will accrue at a rate equal to 11.0% per annum and will be payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing on October 15, 2016. The Discount Notes will mature on April 15, 2019. Neither we nor any of our subsidiaries is a guarantor of the Discount Notes. The Issuers have no operations or assets other than the interest in Holdings held by BKCH. Accordingly, the cash required to service the Discount Notes is expected to be funded through distributions from Holdings. During 2011, we repurchased Discount Notes with a carrying value of $7.9 million for a purchase price of $7.6 million.

At any time prior to April 15, 2014, we may redeem up to 35% of the original principal amount of the Discount Notes with the proceeds of certain equity offerings at a redemption price equal to 111.0% of the accreted value of the Discount Notes, plus (without duplication) any accrued and unpaid interest, if any, to the date of redemption. The Discount Notes are redeemable at our option, in whole or in part, at any time on or after April 15, 2015 at 105.5% of the principal amount, at any time on or after April 15, 2016 at 102.75% of the principal amount or at any time on or after April 15, 2017 at 100% of the principal amount.

The occurrence of a change in control will require us to offer to purchase all or a portion of the Discount Notes at a price equal to 101% of the accreted value, plus (without duplication) accrued and unpaid interest, if any, to the date of purchase. Certain asset dispositions will also require us to use the proceeds from those asset dispositions to make an offer to purchase the Discount Notes at 100% of their accreted value, plus accrued and unpaid interest, if any, if such proceeds are not otherwise used within a specified period to repay indebtedness or to invest in capital assets related to our business or capital stock of a restricted subsidiary.

The Discount Notes were issued pursuant to the Discount Notes Indenture which contains certain covenants that we must meet during the term of the Discount Notes, as well as customary events of default, which are similar to those described above for the Credit Facilities and Senior Notes.

On October 19, 2011, the board of managers of BKCH approved a distribution to us. On December 16, 2011, our board of directors paid a dividend to our stockholders, including 3G Special Situations Fund II, L.P., in the amount of $393.4 million, representing the net proceeds from the sale of the Discount Notes.

Restrictions and Covenants

The Credit Agreement and Indentures contain certain restrictions and covenants that we must meet during the term of the Credit Agreement, Senior Notes, and Discount Notes, including, but not limited to, limitations on restricted payments (as defined in the Credit Agreement and Indentures), incurrence of indebtedness, issuance of disqualified stock and preferred stock, asset sales, mergers and consolidations, transactions with affiliates and guarantees of indebtedness by subsidiaries.

BKC’s capital expenditures are limited to between $160 million and $220 million, with the annual limitation based on Holdings’ Rent-Adjusted Leverage Ratio (as defined in the Credit Agreement and Indentures) of its most recently ended fiscal year. Up to 50% of the unused amount for the prior fiscal year (less the amount carried forward into the prior fiscal year) is allowed to be carried forward into the next fiscal year. Capital expenditures for 2011 totaled $82.1, million thus $38.9 million is allowed to be carried forward into 2012.

BKC is also required to comply with customary financial ratios, including a minimum Interest Coverage Ratio (the ratio of Consolidated EBITDA to Consolidated Interest Expense, as defined in the Credit Agreement) and a maximum Total Leverage Ratio (the ratio of Consolidated Total Debt to Consolidated EBITDA, as defined in the Credit Agreement).

As of December 31, 2011, we were in compliance with all financial ratios and other covenants of the Credit Agreement and Indentures, and there were no limitations on our ability to draw on the remaining availability under our Revolving Credit Facility.

Loss on Early Extinguishment of Debt

In connection with the February 2011 amendment to the Credit Agreement, we recorded a $19.6 million loss on early extinguishment of debt. We recorded an additional $1.5 million loss on early extinguishment of debt in 2011 in connection with the Term Loan Facility prepayments, Senior Note repurchases, and Discount Note repurchases described above. Our loss on early extinguishment of debt consists primarily of write-offs of deferred financing costs and original issue discount.

Interest Rate Cap Agreements

At December 31, 2011, we had deferred premium interest rate cap agreements, which are denominated in U.S. Dollars (notional amount of $1,526.9 million) and Euros (notional amount of €193.6 million) (the “Cap Agreements”) to effectively cap the annual interest expense applicable to our borrowings under the Credit Agreement at a maximum of 4.75% for U.S. Dollar-denominated borrowings and 5.0% for our Euro-denominated borrowings. At December 31, 2011, the deferred premium associated with the Cap Agreements was $35.8 million for the U.S. Dollar-denominated exposure and €5.6 million for the Euro-denominated exposure.

Under the terms of the Cap Agreements, if LIBOR/EURIBOR resets above the strike price, we will receive the net difference between the rate and the strike price. In addition, on quarterly settlement dates, we remit the deferred premium payment (plus interest) to the counterparty, whether LIBOR/EURIBOR resets above or below the strike price.

The Cap Agreements are designated as cash flow hedges. To the extent these hedges are effective in offsetting the variability of the variable interest payments, changes in the derivatives’ fair value are not included in current earnings, but are included in the accumulated other comprehensive income (AOCI) in the accompanying consolidated balance sheets. At each cap maturity date, the portion of the fair value attributable to the matured cap will be reclassified from AOCI into earnings as a component of interest expense.

Comparative Cash Flows

Operating Activities

Cash provided by operating activities was $406.2 million in 2011 compared to cash provided by operating activities of $183.1 million in 2010. The increase in cash provided by operating activities resulted primarily from a $75.9 million federal tax refund, a $107.2 million reduction in Management G&A, a $95.2 million decrease in transaction costs and global restructuring and related professional fees, and a $35.9 million decrease in tax payments. These factors were partially offset by a $117.5 million increase in interest payments and $10.6 million of field optimization project costs.

Cash used for operating activities was $5.2 million during the Transition Period, compared to $122.1 million provided during the same period in the prior year. The decrease in cash provided by operating activities during the Transition Period resulted primarily from cash payments related to the transaction costs discussed above and changes in working capital of $12.0 million.

Cash provided by operating activities was $310.4 million in Fiscal 2010, compared to $310.8 million in Fiscal 2009.

Investing Activities

Cash used for investing activities was $41.4 million in 2011 compared to $3,430.7 million in 2010, driven primarily by cash used for the 3G Acquisition in 2010 and a $51.0 million decrease in capital expenditures.

Cash used in investing activities increased to $3,349.4 million during the Transition Period, compared to $53.6 million during the same period in the prior year, primarily as a result of $3,325.4 million paid for the acquisition of Holdings, partially offset by a $17.2 million decrease in capital expenditures and a $10.0 million increase in cash generated from refranchisings and dispositions of assets.

Cash used in investing activities decreased to $134.9 million in fiscal 2010 compared to $242.0 million in fiscal 2009, primarily as a result of a $53.7 million decrease in capital expenditures and a $53.9 million decrease in cash used for the acquisition of franchise restaurants.

Capital expenditures for new restaurants include the costs to build new Company restaurants as well as properties for new restaurants that we lease to franchisees. Capital expenditures for existing restaurants consist of the purchase of real estate related to existing restaurants, maintenance capital required for each Company restaurant to maintain its appearance in accordance with our standards, and investments in new equipment and remodeling. Capital expenditures made for existing restaurants also include investments we make in properties we lease or sublease to franchisees, including contributions we make towards leasehold improvements completed by franchisees on properties we own. Other capital expenditures include investments in information technology systems and corporate furniture and fixtures. The following table presents capital expenditures, by type of expenditure:

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
	(In millions)
New restaurants	$6.8	$6.7	$1.8	$41.1	$65.4
Existing restaurants	65.7	16.7	11.1	91.7	110.1
Other, including corporate	9.6	5.0	5.3	17.5	28.5

Total	$82.1	$28.4	$18.2	$150.3	$204.0

We expect cash capital expenditures of approximately $75.0 million to $85.0 million in 2012 to fund new restaurant development, maintenance capital requirements, operational initiatives in our restaurants and other corporate expenditures. Our actual capital expenditures may be affected by economic and other factors. We expect to fund capital expenditures from cash on hand, cash flow from operations and borrowings under the Revolving Credit Facility.

Financing Activities

Cash used by financing activities was $108.0 million in 2011, compared to $3,321.9 million provided during 2010. 2011 proceeds were primarily provided by the sale of our Discount Notes, generating $401.5 million in gross proceeds. These proceeds were offset by a dividend to our stockholders in the amount of $393.4 million. 2010 proceeds were primarily a result of the capital contribution and borrowings associated with the 2010 Transactions.

Cash provided by financing activities increased to $3,366.9 million during the Transition Period, compared to $51.9 million of cash used during the same period in the prior year. The increase in cash provided by financing activities was primarily a result of a capital contribution of $1,563.5 million associated with the 2010 Transactions and the issuance of the Senior Notes and borrowings under the Term Loan Facility to fund the 2010 Transactions. These increases in cash were partially offset by a $731.8 million principal repayment of Term Loans A and B under our prior credit facility as a result of the 2010 Transactions.

Cash used in financing activities decreased to $96.9 million in Fiscal 2010, compared to $105.5 million in Fiscal 2009, primarily as a result of a $17.6 million decrease in cash used for repurchases of common stock, partially offset by a $10.3 million increase in net repayments of long-term debt and capital leases, net of borrowings under our prior revolving credit facility.

Contractual Obligations and Commitments

Contractual Obligations	Payment Due by Period (as of December 31, 2011)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In millions)
Capital lease obligations	$157.6	$17.5	$34.6	$30.2	$75.3
Operating lease obligations(1)	1,246.0	146.8	262.4	223.6	613.2
Unrecognized tax benefits(2)	24.9	—	—	—	—
Term debt, including current portion, interest and interest rate cap premiums(3)	2,225.2	109.5	216.0	1,899.7	—
Senior Notes, including interest(3)	1,348.8	78.8	157.5	157.5	955.0
Discount Notes, including interest(3)	893.8	—	—	—	893.8
Severance and severance-related costs	25.7	25.4	0.3	—	—
Purchase commitments(4)	167.4	141.9	25.5	—	—
Capex commitments	18.0	18.0	—	—	—

Total	$6,107.4	$537.9	$696.3	$2,311.0	$2,537.3

(1)	Operating lease obligations have not been reduced by minimum sublease rentals of $318.0 million due in the future under noncancelable subleases.
(2)	We have provided only a total in the table above since the timing of the unrecognized tax benefit payments is unknown.
(3)	We have estimated our interest payments through the maturity of our Credit Facilities, Senior Notes and Discount Notes based on (i) current LIBOR rates, (ii) the terms of our interest rate caps, (iii) the fixed interest rate on the Senior Notes, (iv) the fixed interest rate on the Discount Notes, and (v) the amortization schedules in our Credit Agreement and Indentures.
(4)	Includes open purchase orders, as well as commitments to purchase advertising and other marketing services from third parties in advance on behalf of the Burger King system and obligations related to information technology and service agreements.

Other Commercial Commitments and Off-Balance Sheet Arrangements

During the fiscal year ended June 30, 2000, we entered into long-term, exclusive contracts with soft drink vendors to supply Company and franchise restaurants with their products and obligating Burger King® restaurants in the United States to purchase a specified number of gallons of soft drink syrup. These volume commitments are not subject to any time limit and as of December 31, 2011, we estimate it will take approximately 14 years for these purchase commitments to be completed.

During 2011, we entered into a five-year contract with a vendor to supply Company and franchise restaurants in certain countries in LAC with soft drink products on an exclusive basis and to supply Company and franchise restaurants in the United States with food products. We received upfront fees and contributions to our marketing funds in connection with this agreement and may receive additional fees in the future in connection with the achievement of certain milestones. We recognize the fees earned in connection with milestone achievement as franchise and property revenue when it is reasonably estimable and probable. Upfront fees are amortized as franchise and property revenue over the term of the contract. As of December 31, 2011, the deferred income associated with this contract totaled $4.5 million. Revenue recognized in connection with this arrangement was not material in 2011.

In the event of early termination of any of these arrangements, we may be required to make termination payments that could be material to our financial position, results of operations and cash flows.

From time to time, we enter into agreements under which we guarantee loans made by third parties to qualified franchisees. As of December 31, 2011, there were $24.2 million of loans outstanding to franchisees that we had guaranteed under two such programs, with additional franchisee borrowing capacity of approximately $245 million remaining. Our maximum guarantee liability under these two programs is limited to an aggregate of $24.5 million, assuming full utilization of all borrowing capacity. As of December 31, 2011, the liability we recorded to reflect the fair value of these guarantee obligations was not material. No events of default have occurred and no payments have been made by us in connection with these guarantees through December 31, 2011.

Impact of Inflation

We believe that our results of operations are not materially impacted by moderate changes in the inflation rate. Inflation did not have a material impact on our operations in 2011, the Transition Period, Fiscal 2010 or Fiscal 2009. Severe increases in inflation, however, could affect the global and U.S. economies and could have an adverse impact on our business, financial condition and results of operations.

Critical Accounting Policies and Estimates

This discussion and analysis of financial condition and results of operations is based on our audited Consolidated Financial Statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as related disclosures of contingent assets and liabilities. We evaluate our estimates on an ongoing basis and we base our estimates on historical experience and various other assumptions we deem reasonable to the situation. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Volatile credit, equity, foreign currency and energy markets, and declines in consumer spending have increased and may continue to create uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in our estimates could materially impact our results of operations and financial condition in any particular period.

We consider our critical accounting policies and estimates to be as follows based on the high degree of judgment or complexity in their application:

Acquisition Accounting, Goodwill and Intangible Assets Not Subject to Amortization

The 3G Acquisition was accounted for using the acquisition method of accounting, or acquisition accounting, in accordance with ASC Topic 805, Business Combinations. Acquisition accounting involves the allocation of purchase price to the estimated fair values of the assets acquired and liabilities assumed and requires judgments to be made that could materially affect our financial position and results of operations. Significant assumptions and estimates made in connection with estimating the fair value of assets acquired and liabilities assumed include cash flows expected to be derived from the use and eventual disposition of the asset, the timing of such cash flows, the remaining useful life of the assets and applicable discount rates. These estimates and assumptions are generally Level 3 inputs because they are not observable. In the event actual results vary from any of the estimates or assumptions used in the valuation process, we may be required to record an impairment charge or an increase in depreciation or amortization in future periods, or both.

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed in connection with the 3G Acquisition. Our indefinite-lived intangible asset consists of the Brand. We test goodwill and the Brand for impairment on an annual basis and more often if an event occurs or circumstances change that indicates impairment might exist.

Our impairment test for goodwill requires us to compare the carrying value of reporting units with assigned goodwill to fair value. If the carrying value of a reporting unit exceeds its fair value, we may be required to record an impairment charge to goodwill. Our impairment test for the Brand consists of a comparison of the carrying value of the Brand to its fair value on a consolidated basis, with impairment equal to the amount by which the carrying value of the Brand exceeds its fair value.

The fair value of the Brand is estimated using the relief from royalty method, an income approach to valuation, which includes projecting future systemwide sales and other estimates, including discount rate, tax rates, royalty rate, and Brand maintenance expense. The fair value of a reporting unit is an estimate of the amount for which the unit as a whole could be sold in a current transaction between willing parties. If the carrying value of a reporting unit exceeds its fair value, goodwill is written down to its implied fair value. Fair value of a reporting unit is estimated based on a discounted cash flow valuation model, which includes estimates for future cash flows, discount rate, and tax rates.

When testing goodwill and the Brand for impairment, we make critical estimates and assumptions similar to those made in connection with acquisition accounting. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge.

During 2011, we changed our annual goodwill impairment testing date from April 1 to October 1 of each year. This change was made to better align impairment testing procedures with the Company’s new fiscal year, related year-end financial reporting and the annual business planning and budgeting process, which are performed during the fourth quarter of each year. As a result, the goodwill and Brand impairment testing will reflect the result of input from business and other operating personnel in the development of the budget. We completed our goodwill and Brand impairment tests as of October 1, 2011 and no impairment resulted.

See Note 2 to our audited Consolidated Financial Statements included in Item 13 “Financial Statements and Supplementary Data” for additional information about goodwill and intangible assets not subject to amortization.

Long-Lived Assets

Long-lived assets (including intangible assets subject to amortization) are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Some of the events or changes in circumstances that would trigger an impairment test include, but are not limited to:

•	significant under-performance relative to expected and/or historical results (negative comparable sales growth or operating cash flows for two consecutive years);

•	significant negative industry or economic trends;

•	knowledge of transactions involving the sale of similar property at amounts below our carrying value; or

•	our expectation to dispose of long-lived assets before the end of their estimated useful lives, even though the assets do not meet the criteria to be classified as “held for sale.”

The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and also bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, restaurant operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge.

See Note 2 to our audited Consolidated Financial Statements included in Item 13 “Financial Statements and Supplementary Data” for additional information about accounting for long-lived assets.

Accounting for Income Taxes

We record income tax liabilities utilizing known obligations and estimates of potential obligations. A deferred tax asset or liability is recognized whenever there are future tax effects from existing temporary differences and operating loss and tax credit carry-forwards. When considered necessary, we record a valuation allowance to reduce deferred tax assets to the balance that is more likely than not to be realized. We must make estimates and judgments on future taxable income, considering feasible tax planning strategies and taking into account existing facts and circumstances, to determine the proper valuation allowance. When we determine that deferred tax assets could be realized in greater or lesser amounts than recorded, the asset balance and income statement reflect the change in the period such determination is made. Due to changes in facts and circumstances and the estimates and judgments that are involved in determining the proper valuation allowance, differences between actual future events and prior estimates and judgments could result in adjustments to this valuation allowance.

We file income tax returns, including returns for our subsidiaries, with federal, state, local and foreign jurisdictions. We are subject to routine examination by taxing authorities in these jurisdictions. We apply a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate available evidence to determine if it appears more likely than not that an uncertain tax position will be sustained on an audit by a taxing authority, based solely on the technical merits of the tax position. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settling the uncertain tax position.

Although we believe we have adequately accounted for our uncertain tax positions, from time to time, audits result in proposed assessments where the ultimate resolution may result in us owing additional taxes. We adjust our uncertain tax positions in light of changing facts and circumstances, such as the completion of a tax audit, expiration of a statute of limitations, the refinement of an estimate, and interest accruals associated with uncertain tax positions until they are resolved. We believe that our tax positions comply with applicable tax law and that we have adequately provided for these matters. However, to the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

We use an estimate of the annual effective tax rate at each interim period based on the facts and circumstances available at that time, while the actual effective tax rate is calculated at fiscal year-end.

See Note 10 of the accompanying audited Consolidated Financial Statements included in Item 13 “Financial Statements and Supplementary Data” for additional information about accounting for income taxes.

Insurance Reserves

We carry insurance to cover claims such as workers’ compensation, general liability, automotive liability, executive risk and property, and we are self-insured for healthcare claims for eligible participating employees. Through the use of insurance program deductibles (ranging from $0.1 million to $2.5 million) and self insurance, we retain a significant portion of the expected losses under these programs. Insurance reserves have been recorded based on our estimates of the anticipated ultimate costs to settle all claims, both reported and incurred-but-not-reported (IBNR).

Our accounting policies regarding these insurance programs include judgments and independent actuarial assumptions about economic conditions, the frequency or severity of claims and claim development patterns and claim reserve, management and settlement practices. Since there are many estimates and assumptions involved in recording insurance reserves, differences between actual future events and prior estimates and assumptions could result in adjustments to these reserves.

See Note 19 of the accompanying audited Consolidated Financial Statements included in Item 13 “Financial Statements and Supplementary Data” for additional information about accounting for our insurance reserves.

New Financial Accounting Standards Board (FASB) Accounting Standards Updates Issued But Not Yet Adopted

In May 2011, the FASB issued an accounting standards update to amend the accounting standard on fair value measurements. The amendment includes clarifications of the FASB’s intent about the application of existing fair value measurement requirements and expands fair value measurement disclosure requirements. The amendments in this accounting standards update are effective for fiscal years, and interim periods, beginning after December 15, 2011, which for us will be January 1, 2012. We have not yet determined the impact, if any, the adoption of the amendments in this accounting standards update will have on our financial position, results of operations or cash flows.

In June 2011, the FASB issued an accounting standards update that eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. All non-owner changes in stockholders’ equity will be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in this accounting standards update are effective for fiscal years, and interim periods, beginning after December 15, 2012, which for us will be January 1, 2013. The amendments in this accounting standards update will affect the presentation of comprehensive income and are not expected to have a significant effect on our financial position, results of operations or cash flows.

In September 2011, the FASB issued an accounting standards update to amend the accounting standard on goodwill impairment testing. The amendments in this accounting standards update provide an option to qualitatively assess the likelihood of goodwill impairment before calculating the fair value of reporting units to reduce the complexity of annual goodwill impairment testing. The amendments in this accounting standards update are effective for fiscal years, and interim periods, beginning after December 15, 2011, which for us will be January 1, 2012. Early adoption is permitted. We do not expect the adoption of the amendments in this accounting standards update will have a material impact on our financial position, results of operations or cash flows since they are intended to reduce complexity in the impairment testing process.

In December 2011, the FASB issued an accounting standards update that requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The amendments in this accounting standard update are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods, and includes disclosures to be applied retrospectively for all comparative periods presented. We have not yet determined the impact, if any, that the adoption of this accounting standard update will have on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

We are exposed to market risks associated with currency exchange rates, interest rates and commodity prices. In the normal course of business and in accordance with our policies, we manage these risks through a variety of strategies, which may include the use of derivative financial instruments to hedge our underlying exposures. Our policies prohibit the use of derivative instruments for speculative purposes, and we have procedures in place to monitor and control their use.

Currency Exchange Risk

Movements in currency exchange rates may affect the translated value of our earnings and cash flow associated with our foreign operations, as well as the translation of net asset or liability positions that are denominated in foreign currencies. In countries outside of the United States where we operate Company restaurants, we generally generate revenues and incur operating expenses and selling, general and administrative expenses denominated in local currencies. These revenues and expenses are translated using the average rates during the period in which they are recognized and are impacted by changes in currency exchange rates. In many countries where we do not have Company restaurants our franchisees pay royalties to us in currencies other than the local currency in which they operate. However, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in exchange rates.

The portion of the Term Loan Facility denominated in Euros will serve as a natural hedge against net assets denominated in Euros. Additionally, from time to time, we have entered into foreign currency forward contracts intended to economically hedge our income statement exposure to fluctuations in exchange rates associated with our intercompany loans denominated in foreign currencies and certain foreign currency-denominated assets.

We are exposed to losses in the event of nonperformance by counterparties on these forward contracts. We attempt to minimize this risk by selecting counterparties with investment grade credit ratings and regularly monitoring our market position with each counterparty.

During 2011, income from operations would have decreased or increased $18.9 million if all foreign currencies uniformly weakened or strengthened 10% relative to the U.S. dollar, holding other variables constant, including sales volumes. The effect of a uniform movement of all currencies by 10% is provided to illustrate a hypothetical scenario and related effect on operating income. Actual results will differ as foreign currencies may move in uniform or different directions and in different magnitudes.

Interest Rate Risk

We are exposed to changes in interest rates related to our term loans and Revolving Credit Facility, which bear interest at LIBOR/EURIBOR plus a spread, subject to a LIBOR/EURIBOR floor. Generally, interest rate changes could impact the amount of our interest paid and, therefore, our future earnings and cash flows, assuming other factors are held constant. To mitigate the impact of changes in LIBOR/EURIBOR, we entered into two deferred premium interest rate caps. At December 31, 2011, we had deferred premium interest rate cap agreements, which are denominated in U.S. dollars (notional amount of $1,526.9 million) and Euros (notional amount of €193.6 million) to effectively cap the annual interest expense applicable to our borrowings under the

Credit Agreement at a maximum of 4.75% for U.S. Dollar-denominated borrowings and 5.0% for our Euro-denominated borrowings. At December 31, 2011, the deferred premium associated with the Cap Agreements was $35.8 million for the U.S. Dollar-denominated exposure and €5.6 million for the Euro- denominated exposure.

Under the terms of the Cap Agreements, if LIBOR/EURIBOR resets above the strike price, we will receive the net difference between the rate and the strike price. In addition, on quarterly settlement dates, we remit the deferred premium payment (plus interest) to the counterparty, whether LIBOR/EURIBOR resets above or below the strike price.

As a result of the Cap Agreements and LIBOR/EURIBOR floor in our Credit Agreement, at December 31, 2010, we effectively converted our variable rate debt into fixed rate debt and would not be impacted by a change in interest rates. As a result of the modification completed in February 2011, we are exposed to interest rate variability to the extent LIBOR moves between 1.5% and 1.75%. We are also exposed to losses in the event of nonperformance by the counterparty to these Cap Agreements. We attempt to minimize this risk by selecting a counterparty with investment grade credit ratings and regularly monitoring our market position with the counterparty.

Commodity Price Risk

We purchase certain products, including beef, chicken, cheese, french fries, tomatoes and other commodities which are subject to price volatility that is caused by weather, market conditions and other factors that are not considered predictable or within our control. Additionally, our ability to recover increased costs is typically limited by the competitive environment in which we operate. We occasionally take forward pricing positions through our suppliers to manage commodity prices. As a result, we purchase beef and other commodities at market prices, which fluctuate on a daily basis and may differ between different geographic regions, where local regulations may affect the volatility of commodity prices.

The estimated change in Company restaurant food, paper and product costs from a hypothetical 10% change in average prices of our commodities would have been approximately $51.1 million for 2011. The hypothetical change in food, paper and product costs could be positively or negatively affected by changes in prices or product sales mix.

Certain U.S. Federal Income Tax Consequences

This section describes (A) certain U.S. federal income tax consequences of the Pre-Merger Transactions, together with the liquidation of Justice (collectively referred to in this section as the “Domestication”) to a U.S. Holder (as defined below) of Justice ordinary shares (“Justice Shares”) and (B) certain U.S. federal income tax considerations relating to the ownership and disposition of a share of New Holdco Common Stock (referred to in this section as a “Company Share”) by a non-U.S. Holder (as defined below) after the Domestication. This section applies only to holders that hold Justice Shares or Company Shares, as applicable, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of its personal investment circumstances or status, nor does it address tax considerations applicable to a holder that is a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company, real estate investment trust or regulated investment company,

•	a person liable for alternative minimum tax,

•	a U.S. expatriate,

•	a person that actually or constructively owns 10% or more of Justice voting stock (except as specifically provided below),

•	a partnership or other pass-through entity for U.S. federal income tax purposes, or a beneficial owner of a partnership or other pass-through entity,

•	a person that holds Justice Shares or Company Shares as part of a straddle or a hedging or conversion transaction,

•	a U.S. holder whose functional currency is not the U.S. dollar,

•	a person that received Justice Shares or Company Shares as compensation for services,

•	a controlled foreign corporation, or

•	a passive foreign investment company.

This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations promulgated under the Code, published rulings by the U.S. Internal Revenue Service (“IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income taxation (such as estate or gift tax laws or the recently enacted Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the Domestication. The Domestication will be effected in part under the applicable provisions of British Virgin Islands law which are not identical to analogous provisions of U.S. corporate law. There is no assurance that the IRS will not take positions concerning the tax consequences of the Domestication that are different from those discussed below, or that any such different positions would not be sustained by a court.

If a partnership (including for this purpose any entity so characterized for U.S. federal income tax purposes) holds Justice Shares or Company Shares, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership.

Partnerships holding Justice Shares or Company Shares and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of the Domestication and holding or disposing of Company Shares.

This summary does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Domestication (whether or not any such transactions are undertaken in connection with the Domestication) including, without limitation, the following: (i) the exercise of an option to acquire Justice Shares or other right to acquire Justice Shares; (ii) the exchange by Justice’s founders of their new interests in New Holdco for Company Shares as described above in the Explanatory Note; or (iii) the Merger.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND POSSIBLE DISPOSITION OF COMPANY SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

The following describes certain U.S. federal income tax consequences of the Domestication to a U.S. Holder. For purposes of this discussion, a U.S. Holder means a beneficial owner of a Justice Share that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia),

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Assumptions

This summary is based upon certain understandings and assumptions with respect to the business, assets and shareholders of Justice, including that Justice is not, nor at any time has been, a “controlled foreign corporation” as defined in Section 957 of the Code (“CFC”). Justice believes that it is not and has never been a CFC. In the event that one or more of such understandings or assumptions proves to be inaccurate, the following summary may not apply and material adverse U.S. federal income tax consequences may result to U.S. Holders.

U.S. Federal Income Tax Characterization of the Domestication

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” The change in Justice’s place of incorporation pursuant to the Domestication should constitute an F Reorganization. Therefore, U.S. Holders should not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as explained below under the caption headings “—Effect of Section 367” and “—PFIC Considerations.”

If the Domestication qualifies as an F Reorganization, then the Domestication should be treated for U.S. federal income tax purposes as if Justice (i) transferred all of its assets and liabilities to the Company in exchange for all of the outstanding common stock of the Company; and (ii) then distributed the common stock of the Company to the shareholders of Justice in liquidation of Justice.

Basis and Holding Period Considerations

If the Domestication qualifies as an F Reorganization, then the tax basis of a Company Share received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Justice Share surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code. See the discussion under “—Effect of Section 367” below. The holding period for a Company Share received by a U.S. Holder will include such holder’s holding period for the Justice Share surrendered in exchange therefor.

Effect of Section 367

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. When it applies, Section 367 imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) will generally apply to U.S. Holders of Justice Shares at the time of the Domestication.

A.	U.S. Holders of Justice

A U.S. Holder who on the day of Domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of Justice stock entitled to vote (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Justice stock it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). A U.S. Holder’s ownership of stock options will be taken into account in determining whether such holder owns 10% or more of the total combined voting power of all classes of stock. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Justice stock entitled to vote for U.S. federal income tax purposes.

A U.S. Shareholder’s all earnings and profits amount with respect to its Justice Shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulation Section 1.367(b)-2(d)(3) provides that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder should be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Justice stock. However, based upon an analysis by an independent certified public accounting firm as well as its own expectation of its projected earnings and profits through the Domestication, Justice does not expect that its cumulative earnings and profits will be greater than zero through the date of the Domestication. If Justice’s cumulative earnings and profits through the date of Domestication are not greater than zero, then a U.S. Shareholder should not be required to include in gross income an all earnings and profits amount with respect to its Justice Shares.

However, it is possible that the amount of Justice’s earnings and profits could be greater than expected through the date of the Domestication or could be adjusted as a result of an IRS examination. The determination of Justice’s earnings and profits is a complex determination and may be impacted by numerous factors, including the change of its functional currency in connection with the Domestication. Therefore, it is possible that one or more of these factors may cause Justice to have positive earnings and profits through the date of the Domestication. As a result, depending upon the period in which such a U.S. Shareholder held its Justice Shares, such U.S. Shareholder could be required to include its all earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication. See below under “—PFIC Considerations—Effect of PFIC Rules on the Domestication” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts previously taken into account by a U.S. Holder that has made a valid QEF Election.

B.	U.S. Holders That Own Less Than 10 Percent of Justice

A U.S. Holder who on the day of Domestication beneficially owns (directly, indirectly or constructively) Justice stock with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Justice stock entitled to vote may elect to recognize gain with respect to the Domestication or, in the alternative, recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to Company Shares received in the Domestication. Any such gain should be equal to the excess of the fair market value of the Company Shares received over the U.S. Holder’s adjusted basis in the Justice Shares deemed to be surrendered in exchange therefor. Such gain should be capital gain, and should be long-term capital gain if the holder held the Justice Shares for longer than one year. Long-term capital gains of noncorporate taxpayers that are recognized in taxable years beginning before January 1, 2013 generally are subject to a maximum U.S. federal income tax rate of 15%.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Justice Shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things: (i) a statement that the Domestication is a Section 367(b) exchange; (ii) a complete description of the Domestication, (iii) a description of any stock, securities or other consideration transferred or received in the Domestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Justice establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Justice Shares, and (B) a representation that the U.S. Holder has notified Justice (or the Company) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice to Justice of the election no later than the date such tax return is filed. In connection with this election, Justice intends to provide each U.S. Holder eligible to make such an election with information regarding Justice’s earnings and profits upon request.

Justice does not expect that its cumulative earnings and profits will be greater than zero through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. Thus, it is expected that the making of any election to include the all earnings and profits amount in income as a dividend would generally be advantageous to a U.S. Holder who would otherwise recognize gain with respect to its Justice Shares in the Domestication. However, as noted above, if it were determined that Justice had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Justice Shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Domestication. See below under “—PFIC Considerations—Effect of PFIC Rules on the Domestication” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts previously taken into account by a U.S. Holder that has made a valid QEF Election.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.

C.	U.S. Holders that Own Justice Shares with a Fair Market Value Less Than $50,000

A U.S. Holder who on the date of the Domestication owns (or is considered to own) stock of Justice with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income (the “de minimis exception”).

D.	Shareholder Basis in and Holding Period for Company Shares

For a discussion of a U.S. Holder’s tax basis and holding period in Company Shares received in the Domestication, see above under “—U.S. Federal Income Tax Characterization of the Domestication—Basis and Holding Period Considerations.”

PFIC Considerations

In addition to the discussion under the heading “—Effects of Section 367” above, the Domestication might be a taxable event to U.S. Holders under the passive foreign investment company (“PFIC”) provisions under Section 1297 of the Code, to the extent that Section 1291(f) of the Code applies.

A.	Definition of a PFIC

In general, Justice will be a PFIC with respect to a U.S. Holder if for any taxable year in which such holder held Justice Shares (a) at least 75% or more of Justice’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of Justice’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties, but excludes rents and royalties that are derived in the active conduct of a trade or business and that are received from an unrelated person, as well as annuities and gains from assets that produce passive income. For purposes of these rules, interest income earned by Justice would be considered to be passive income, and cash held by Justice would be considered to be a passive asset.

Even if a foreign corporation satisfies the asset or income test for PFIC status, a corporation is not treated as a PFIC for the first taxable year such corporation has gross income (the “start up year”) if it is established to the satisfaction of the IRS that such corporation will not be a PFIC for either of the first two taxable years following the start-up year.

B.	PFIC Status of Justice

Based upon the composition of its income and assets, and upon a review of its financial statements, Justice believes that it was a PFIC for its most recent taxable year ended on December 31, 2011 and will qualify as a PFIC for its current fiscal year. The determination of whether Justice is or has been a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or courts might not agree with Justice’s analysis of whether or not it is or was a PFIC during any particular year.

If Justice is a PFIC at any time during a U.S. Holder’s holding period (and was not a qualified electing fund (“QEF”) as described below), the U.S. Holder will generally continue to be subject to the rules regarding excess distributions and dispositions of PFIC stock discussed below, even if Justice ceases to be a PFIC, unless certain gain recognition elections are made to “purge” the PFIC taint.

C.	Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Justice Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Justice as a “qualified electing fund” under Section 1295 of the Code for the tax year that is the first year in the U.S. Holder’s holding period of Justice Shares during which Justice qualified as a PFIC (a “QEF Election”). A U.S. Holder’s ability to make a QEF election with respect to Justice is contingent upon, among other things, the provision by Justice of a “PFIC Annual Information Statement” to such U.S. Holder. Justice has previously provided such information statements to U.S. Holders. A U.S. Holder of a PFIC who made such a QEF Election may hereinafter be referred to as an “Electing Shareholder” and a U.S. Holder of a PFIC who did not make a QEF Election may hereinafter be referred to as a “Non-Electing Shareholder.”

If a U.S. Holder of Justice Shares has not made a timely and effective QEF Election with respect to the first year in the U.S. Holder’s holding period in which Justice is a PFIC, such U.S. Holder generally may qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF Election and a “deemed sale election” to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its stock for fair market value on the “qualification date.” The qualification date is the first day of Justice’s tax year in which Justice qualified as a “qualified electing fund” with respect to such U.S. Holder. The deemed sale election can only be made if such U.S. Holder held Justice Shares on the qualification date. By timely making such QEF and deemed sale elections, the U.S. Holder will be deemed to have made a timely QEF Election.

The impact of the PFIC rules on a U.S. Holder of Justice Shares may also depend on whether the U.S. Holder has made a mark to market election under Section 1296 of the Code. See “—Mark to Market Election” below.

A Non-Electing Shareholder may be subject to adverse tax consequences upon the sale of its Justice Shares and upon the Domestication (as described below). If a Non-Electing Shareholder sells his Justice Shares, the entire amount of any gain realized upon the sale will be treated as an “excess distribution” made in the year of sale and as a consequence will generally be treated as ordinary income, and, to the extent allocated to years prior to the year of sale, will be subject to a special interest charge.

D.	Effect of PFIC Rules on the Domestication

As discussed above, Justice believes that it is a PFIC. (See “—PFIC Status of Justice” above). Section 1291(f) of the Code requires that, to the extent provided in regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury regulations under Section 1291(f) of the Code were promulgated in 1992 with a retroactive effective date. If finalized in their current form, those regulations would require taxable gain recognition by a Non-Electing Shareholder in the Domestication if Justice were classified as a PFIC at any time during such U.S. Holder’s holding period in such stock and the U.S. Holder had not made a “qualified electing fund” election under Section 1295 of the Code for the first taxable year in which the U.S. Holder owned Justice Shares or in which Justice was a PFIC, whichever is later. The tax on any such recognized gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such stockholders on undistributed earnings of Justice. We are unable to predict at this time whether, in what form, and with what effective date, final Treasury regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders who acquired their shares and have not made a timely qualified electing fund election may, pursuant to the proposed Treasury regulations, be subject to taxation on the Domestication to the extent their shares have a fair market value in excess of their tax basis.

An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Justice, whether or not such amounts are actually distributed.

While there is some uncertainty regarding the precise interplay of the PFIC rules and Section 367(b) (see “—Effect of Section 367” above), any earnings and profits of Justice previously included in the income of an Electing Shareholder with respect to its Justice Shares as a result of a QEF election should be excluded from the earnings and profits of Justice for purposes of calculating the all earnings and profits amount under Section 367(b).

E.	Mark to Market Election

U.S. Holders who hold (actually or constructively) stock of a foreign corporation that qualifies as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the Justice Shares would be considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and is made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed above. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Justice Shares. The proposed Treasury regulations described above do not appear to directly address the impact of a mark-to-market election on a reorganization involving a PFIC and the IRS has not issued any other meaningful guidance regarding the effect of a mark-to market election on a reorganization involving a PFIC.

The PFIC rules are complex and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury regulations which in many instances have not been promulgated and which may be promulgated and which may have retroactive effect. There can be no assurance that any of these proposals will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders are strongly urged to consult their own tax advisors concerning the impact of these rules on the Domestication, including, without limitation, whether a QEF Election, “deemed sale” election and/or “mark to market” election is available with respect to their Justice Shares and the consequences to them of any such election.

NON-U.S. HOLDERS

The following describes certain U.S federal income tax considerations relating to the ownership and disposition of a Company Share by a non-U.S. Holder after the Domestication. For purposes of this discussion, a non-U.S. Holder means a beneficial owner of a Company Share that is, for U.S. federal income tax purposes:

a nonresident alien individual,

a foreign corporation, or

a foreign estate or trust.

Dividends

As discussed under the section entitled “Risk Factors” above, the Company does not anticipate paying dividends. In the event that the Company does make a distribution of cash or property with respect to Company Shares, any such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder generally will be required to provide to the Company an IRS Form W-8BEN (or other applicable documentation) certifying its entitlement to benefits under the treaty.

The withholding tax does not apply to dividends paid to a non-U.S. Holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise). A foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

If a non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If the amount of a distribution paid by the Company on a Company Share to a non-U.S. Holder exceeds the Company’s current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in such share, and thereafter as capital gain from a sale or other disposition of such share that is taxed as described below under the heading “—Sale or Other Disposition of a Company Share.”

Sale or Other Disposition of a Company Share

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of a Company Share unless:

(i)	the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and other requirements are met,

(ii)	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, subject to an applicable treaty providing otherwise (in this case, the gain will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise) and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) may also apply), or

(iii)	the Company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the Company Shares have ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of the Company’s common stock.

Justice has not been and is not, and the Company does not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. However, the determination of whether a corporation is a U.S. real property holding corporation is primarily factual and there can be no assurance whether such facts will not change or whether the IRS or a court will agree with our determination.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Company Shares. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Withholding on Payments to Certain Foreign Entities

Effective for payments after December 31, 2012 (subject to a limited transition rule), the Foreign Account Tax Compliance Act (“FATCA”) generally will impose withholding at a 30% rate on dividends paid on a Company Share and on the gross proceeds from the sale or other disposition of a Company Share to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meet certain other specified requirements or (ii) a non-financial foreign entity unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Under proposed regulations, this new withholding tax will not apply (i) to dividend income on stock that is paid on or before December 31, 2013 or (ii) to gross proceeds from the sale or other disposition of stock paid on or before December 31, 2014. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA to their ownership and disposition of Company Shares.

THIS SECTION IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

Item 3. Properties.

The information required by this item is contained under Item 2 of the Form 10-K. That Item is incorporated herein by reference. See also “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operation—Global Portfolio Realignment Project.”

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information regarding the beneficial ownership of our Common Stock as of the completion of the Merger by:

•	each person who will be expected by us to beneficially own 5% or more of our outstanding Common Stock;

•	each of our expected directors and named executive officers; and

•	all of our expected directors and executive officers as a group.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Justice Delaware Holdco Inc., 1114 Avenue of the Americas, 41st Floor, New York, NY, 10036.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent
5% Stockholders:
3G (1)	247,418,486	70.7%
Pershing Square Funds(2)	41,907,413	12%
Named Executive Officers and Directors:
Alexandre Behring(3)	63,877	*
Martin E. Franklin(4)	3,480,129	1.0%
Paul J. Fribourg(5)	30,588	*
Bernardo Hees	241,403	*
Alan Parker	45,000	*
Carlos Alberto Sicupira(6)	31,938	*
Marcel Herrmann Telles(7)	31,938	*
Alexandre Van Damme	0	0
Daniel S. Schwartz	109,728	*
Jonathan Fitzpatrick	14,630	*
Steven M. Wiborg	109,728	*
José E. Cil	84,153	*
All executive officers and directors as a group (16 persons)	4,404,474	1.3%

*	Represents beneficial ownership of less than one percent (1%) of our outstanding Common Stock.

(1)	3G Special Situations Partners, Ltd. serves as the general partner of 3G Special Situations Fund II, L.P. 3G Capital Partners, L.P. is the parent of, and wholly owns, 3G Special Situations Partners, Ltd. 3G Capital Partners, Ltd. (“3G Capital”) serves as the general partner of 3G Capital Partners, L.P. Each of 3G Special Situations Fund II, L.P., 3G Special Situations Partners, Ltd., 3G Capital Partners, L.P. and 3G Capital may be deemed to beneficially own, and to have shared voting and dispositive power with respect to, these shares of Common Stock. The address of each of the 3G entities is 3G Capital, Inc., 600 Third Avenue, 37th Floor, New York, New York 10016. Mr. Behring is the managing director of 3G Capital, and Messrs. Behring, Hees, Schwartz, Sicupira and Telles are directors of 3G Capital. A five member investment committee of 3G Capital is empowered to make decisions with respect to 3G Capital’s investments, including the Company, and therefore, no individual member of the committee is deemed to be the beneficial owner of the shares of the Company beneficially owned indirectly by 3G Capital. This investment committee has the power to vote, dispose of or sell all of the shares of the Company. Messrs. Behring, Sicupira and Telles are members of the investment committee and disclaim beneficial ownership of any shares beneficially owned by 3G Capital.

(2)

Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd. are together referred to as the “Pershing Square Funds”. Upon completion of the Pre-Merger Transactions and the Merger, and assuming completion of the acquisitions by the Pershing Square Funds of 3,125,000 ordinary shares of Justice from Marlin and 3,125,000 shares of Common Stock from Berggruen, which acquisitions are subject to the consent of Citigroup Global Markets Limited and Barclays Bank PLC, Pershing Square, L.P. will own 16,260,963 shares of Common Stock, Pershing Square II, L.P. will own 315,190 shares of Common Stock, and Pershing Square International, Ltd. will own 21,786,707 shares of Common Stock. Pershing Square Capital Management, L.P. is the investment manager of the Pershing Square Funds. Pershing Square GP, LLC is the general partner of Pershing Square, L.P. and Pershing Square II, L.P. PS Management GP, LLC is the general partner of Pershing Square Capital Management, L.P. William Ackman is the managing member of each of Pershing Square GP, LLC and PS Management GP, LLC. The address of each of the Pershing Square Funds, Pershing Square Capital Management, L.P., Pershing Square GP, LLC, PS Management GP, LLC and

Mr. Ackman is 888 Seventh Avenue, 42nd Floor, New York, New York 10019. Pershing Square Capital Management, L.P., as the investment adviser to the Pershing Square Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) these shares of Common Stock. As the general partner of Pershing Square Capital Management, L.P., PS Management GP, LLC may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose of or direct the disposition of) these shares of Common Stock. As the general partner of Pershing Square, L.P. and Pershing Square II, L.P., Pershing Square GP, LLC may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) 16,576,153 shares of Common Stock held by Pershing Square, L.P. and Pershing Square II, L.P. By virtue of Mr. Ackman’s position as managing member of each of Pershing Square GP, LLC and PS Management GP, LLC, Mr. Ackman may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) these shares of Common Stock and, therefore, Mr. Ackman may be deemed to be the beneficial owner of these shares of Common Stock. Upon completion of the Merger and completion of an in-kind distribution by 3G to Mr. Ackman of shares of Common Stock reflecting his proportionate interest in 3G and thereby liquidating Mr. Ackman’s interest in 3G, Mr. Ackman will own 3,544,553 shares of Common Stock directly and will have the sole power to vote or to direct the vote and the sole power to dispose or direct the disposition of such shares.
(3)	Includes restricted stock units of Burger King Worldwide Holdings, Inc. granted to Mr. Behring that will be converted into restricted stock units of the Company on consummation of the Merger and will have vested within 60 days of the completion of the Merger.
(4)	Represents an indirect interest held by Marlin Equities VI, LLC. Mr. Franklin is the majority owner and managing member of Marlin Equities VI, LLC and may be considered to have beneficial ownership of Marlin Equities VI, LLC’s interests in the Company. Mr. Franklin disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(5)	Includes restricted stock units of Burger King Worldwide Holdings, Inc. granted to Mr. Fribourg that will be converted into restricted stock units of the Company on consummation of the Merger and will have vested within 60 days of the completion of the Merger.
(6)	Includes restricted stock units of Burger King Worldwide Holdings, Inc. granted to Mr. Sicupira that will be converted into restricted stock units of the Company on consummation of the Merger and will have vested within 60 days of the completion of the Merger.
(7)	Includes restricted stock units of Burger King Worldwide Holdings, Inc. granted to Mr. Telles that will be converted into restricted stock units of the Company on consummation of the Merger and will have vested within 60 days of the completion of the Merger.

Item 5. Directors and Executive Officers.

Directors

Our amended and restated bylaws, which will become effective upon the closing of the Merger, will provide that the number of directors constituting the Company’s board of directors shall be not less than three nor more than 15, which number may be increased or decreased from time to time by resolution of the Company’s board of directors. The term of office of each director will be one year and each director will continue in office until his or her earlier death, resignation or removal or until a successor has been elected and qualified.

The following table sets forth the name, age (as of April 16, 2012), principal occupation of, and other information of those individuals who are expected to be directors of the Company following the completion of the Merger:

Name	Age	Position
Alexandre Behring	45	Director
Martin E. Franklin	47	Director
Paul J. Fribourg	58	Director
Bernardo Hees	42	Chief Executive Officer and Director
Alan Parker	65	Director
Carlos Alberto Sicupira	61	Director
Marcel Herrmann Telles	62	Director
Alexandre Van Damme	50	Director

As discussed above under “Item 4. Security Ownership of Certain Beneficial Owners and Management,” Mr. Behring is the managing director of 3G Capital, and Messrs. Behring, Hees, Sicupira and Telles are directors of 3G Capital. 3G Capital indirectly controls the Company. Messrs. Behring, Sicupira and Telles are members of the five-member investment committee of 3G Capital, which is empowered to make decisions with respect to 3G Capital’s investments, including the Company.

Biographical information concerning the directors of the Company following completion of the Merger is set forth below.

Alexandre Behring. Mr. Behring has served on the board of Worldwide and Holdings since October 2010 and as Chairman since November 2010. Since 2004, Mr. Behring has also served as the managing partner and director of 3G Capital. Previously, Mr. Behring spent 10 years at GP Investments, Latin America’s largest private-equity firm, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 through 2004, as CEO of American Latina Logistica (ALL), Latin America’s largest railroad and logistics company. He served as a director of ALL until December 2011. Mr. Behring also serves as an alternate director of Lojas Americanas S.A., a retail chain operator based in Brazil. From July 2008 to May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company.

Martin E. Franklin. Mr. Franklin is a Non-Executive Director of Justice. Mr. Franklin is also the founder and Executive Chairman of Jarden Corporation, a broad-based consumer products company. Mr. Franklin was appointed to Jarden’s board of directors in June 2001 and served as Jarden’s Chairman and Chief Executive Officer from September 2001 until June 2011, at which time he began service as Executive Chairman. Mr. Franklin is also a principal and executive officer of a number of private investment entities. Mr. Franklin also served as the Chairman and/or Chief Executive Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Franklin also serves as a director of Promotora de Informaciones, S.A. During the last five years, Mr. Franklin previously served as a director of the following public companies: Apollo Investment Corporation, Liberty Acquisition Holdings (International) Company, GLG Partners, Inc., Kenneth Cole Productions, Inc. and Chairman of the board of directors of Liberty Acquisition Holdings Corp.

Paul J. Fribourg. Mr. Fribourg has served on the board of Worldwide and Holdings since October 2010. Mr. Fribourg has served as the Chairman and Chief Executive Officer of Continental Grain Company, an international agribusiness and investment company with investments in poultry, pork and beef businesses, among others, since 1997. Prior to taking this role, he held a variety of positions with increasing responsibility, from Merchandiser and Product Line Manager to Group President and Chief Operating Officer. Mr. Fribourg has been a director of Loews Corporation, a large diversified holding company, since 1997. Mr. Fribourg is also a director of Estee Lauder Companies, Inc., one of the world’s leading manufacturers and marketers of quality skin-care, make-up, fragrances and hair products, and Apollo Global Management, LLC, an alternative investment management firm. He was a director of Smithfield Foods, Inc., the world’s largest pork producer and processor, from 2007 until 2009, Power Corporation of Canada, a diversified management and holding company, from 2005 until 2008, Premium Standard Farms, Inc., a subsidiary of Smithfield Foods, Inc., from 1998 until 2006, and Vivendi, S.A., a French international media conglomerate, from 2003 until 2006.

Bernardo Hees. Mr. Hees has served on the board of Worldwide and Holdings since November 2010 and is their Chief Executive Officer. Mr. Hees previously served as Chief Executive Officer of ALL from January 2005 until September 2010 and continues to serve as a member of its board of directors. Mr. Hees joined ALL in 1998 as a logistics analyst, subsequently holding various positions, including operational planning manager, chief financial officer and commercial officer, and, in 2004, held the position of Director-Superintendent. Mr. Hees holds a degree in Economics from the Pontifícia Universidade Católica (Rio de Janeiro), an MBA from the University of Warwick, England, and, in 2005, he concluded an Owner/President Management course at Harvard Business School.

Alan Parker. Mr. Parker joined Mothercare PLC, a leading global retailer of products and services for mothers and young children, as Chairman in August 2011 and is currently leading a strategic and structural review of that company. Mr. Parker retired as Chief Executive of Whitbread PLC on his sixty fourth birthday in November 2010 after 18 years with the company. Whitbread, in the FTSE100, is the UK’s largest hotel and restaurant company. Mr. Parker was educated at the University of Surrey (BSc), where he is now a Visiting Professor, and is a graduate of the Harvard Business School’s Advanced Management Program and a Fellow of the Institute of Hospitality. In June 2011, Mr. Parker was elected President of the British Hospitality Association. He is a Non-Executive Director of Jumeirah Group LLC, Kesa Electricals PLC and Justice Holdings PLC. Before joining Whitbread, Mr. Parker spent ten years with Bass Plc as Senior Vice President of Holiday Inn Europe, Middle East and Africa based in Brussels, and prior to that, Managing Director Europe of Crest Hotels based in Frankfurt.

Carlos Alberto Sicupira. Mr. Sicupira has served on the board of Worldwide and Holdings since October 2010. Mr. Sicupira is one of the founding Principal Partners of 3G Capital and continues to serve as a board member. Mr. Sicupira also serves as a member of the board of directors of Anheuser-Busch InBev. Mr. Sicupira has been Chairman of Lojas Americanas, one of South America’s largest retailers, since 1981, where he served as Chief Executive Officer until 1992. He has also served as a board member of Quilmes Industrial S.A., an Argentine brewery and the exclusive bottler and distributor of PepsiCo products in Argentina and Uruguay, and as a member of the Board of Dean’s Advisors of Harvard Business School since 1998. He also serves on the boards of Fundação Brava and Fundação Estudar, not-for-profit foundations in Brazil.

Marcel Herrmann Telles. Mr. Telles has served on the board of Worldwide and Holdings since October 2010. Mr. Telles is one of the founding Principal Partners of 3G Capital and continues to serve as a board member. He also serves as a member of the board of directors of Anheuser-Busch InBev. He has served on the board of directors of AmBev, a Brazilian brewing company, since 2000. He has also served as a member of the board of directors of Lojas Americanas S.A., and as Chief Executive Officer of Companhia Cervejaria Brahma (which became AmBev in 2002) from 1989 to 1999. He has also served as a director of Quilmes Industrial S.A. Since 2009, he has been a member of the Advisory Board of ITAU-UNIBANCO, a banking conglomerate based in Brazil. He also serves on the board of directors of Fundação Estudar, a not-for-profit foundation in Brazil, and on the board of directors of ISMART, a not-for-profit foundation.

Alexandre Van Damme. Mr. Van Damme has served on the board of Worldwide and Holdings since December 2011. Mr. Van Damme has served as a member of the board of directors of Anheuser-Busch InBev since 1992. He joined the beer industry early in his career and held various operational positions within Interbrew, a large Belgian-based brewing company that merged with Anheuser-Busch to form Anheuser-Busch InBev, until 1991, including Head of Corporation Planning and Strategy. He has managed several private venture holding companies and is currently a director of Patri S.A. (Luxembourg). He is also a board member of UCB S.A., a Belgian pharmaceutical company, and an administrator of the InBev Baillet-Latour Fund, a foundation that encourages social, cultural, artistic, technical, sporting and philanthropic achievements, as well as a director of Delete Blood Cancer US (DBC US), previously called DKMS, the largest bone marrow donor center in the world, and a member of the Insead International Council and Solvay Business School Consultative Council. Mr. Van Damme graduated from Solvay Business School in Brussels.

Executive Officers

The following sets forth name, age (as of April 16, 2012), and other information of those individuals who are executive officers of Worldwide and who are expected to be executive officers of the Company following the completion of the Merger:

Name	Age	Position
Bernardo Hees	42	Chief Executive Officer and Director
Daniel S. Schwartz	31	EVP, Chief Financial Officer
Jonathan Fitzpatrick	41	EVP, Chief Brand and Operations Officer
Flavia Faugeres	41	EVP, Global Chief Marketing Officer
Steven M. Wiborg	42	EVP and President of North America
José E. Cil	42	EVP and President of Europe, Middle East and Africa
José D. Tomas	44	President of Latin America & Caribbean, EVP and Chief People Officer
Jacqueline Friesner	39	VP, Controller and Chief Accounting Officer
Jill Granat	46	SVP, General Counsel and Secretary

Biographical information of the executive officers of the Company following the completion of the Merger:

Bernardo Hees. Mr. Hees’ biographical information is set forth above.

Daniel S. Schwartz. Mr. Schwartz was appointed as Executive Vice President and Chief Financial Officer of Holdings in December 2010, effective January 1, 2011. Mr. Schwartz joined Holdings in October 2010 as Executive Vice President, Deputy Chief Financial Officer. Since January 2008, Mr. Schwartz has been a partner with 3G Capital, where he was responsible for managing 3G Capital’s private equity business. He joined 3G Capital in January 2005 as an analyst and worked with the firm’s public and private equity investments until November 2010. From March 2003 until January 2005, Mr. Schwartz worked for Altair Capital Management, a hedge fund located in Stamford, Connecticut, and served as an analyst in the mergers and acquisitions group at Credit Suisse First Boston from June 2001 to March 2003. Mr. Schwartz is a director of 3G Capital.

Jonathan Fitzpatrick. Mr. Fitzpatrick assumed the newly created role of Executive Vice President, Chief Brand and Operations Officer of Holdings in February 2011. Mr. Fitzpatrick was appointed as Executive Vice President, Global Operations of Holdings in October 2010. Mr. Fitzpatrick has worked for BKC for 12 years. From August 2009 to November 2010, Mr. Fitzpatrick served as Senior Vice President of Operations, Europe, Middle East and Africa of Holdings. During his tenure at BKC, Mr. Fitzpatrick has held several positions, including Senior Vice President, Development and Franchising, and Vice President of the information technology team.

Flavia Faugeres. Ms. Faugeres was appointed as Executive Vice President, Global Chief Marketing Officer of Holdings in September 2011. From January 1, 2008 until June 2011, Ms. Faugeres was a partner at Trueh Consultoria em Negocios Ltda, a marketing consulting firm in São Paulo, Brazil which provided consulting services to Holdings from January 2011 until June 2011. From May 2006 until December 2007, Ms. Faugeres served as senior partner at NIDEIAS, a marketing consulting firm in Sao Paulo. From January 2004 until February 2006, Ms. Faugeres served as vice president of market intelligence at InBev, a brewing company created in 2004 from the merger of the Belgian company Interbrew and the Brazilian company AmBev.

Steven M. Wiborg. Mr. Wiborg has served as Executive Vice President and President of North America of Holdings since October 2010. Before joining BKC, Mr. Wiborg was President and Chief Executive Officer of Heartland Food Corporation, one of the Burger King system’s largest franchise operators. He held the position of Chief Operating Officer from 2003 to 2006 and was then named President and Chief Executive Officer in December 2006. Prior to joining Heartland, Mr. Wiborg was an owner/operator of 56 Hardee’s restaurants.

José E. Cil. Mr. Cil has served as Executive Vice President and President of Europe, Middle East and Africa of Holdings since November 2010. Prior to this role, Mr. Cil was Vice President and Regional General Manager for Wal-Mart Stores, Inc. in Florida from February 2010 to November 2010. From September 2008 to January 2010, Mr. Cil served as Vice President of Company Operations of Holdings and from September 2005 to September 2008, he served as Division Vice President, Mediterranean and NW Europe Divisions, EMEA of Holdings. Mr. Cil has been with BKC since 2000.

José D. Tomas. Mr. Tomas was appointed President of Latin America & Caribbean and EVP and Chief People Officer of Holdings in February 2011 and served as Executive Vice President and Chief People Officer since November 2010. Mr. Tomas was previously vice president of human resources of Holdings from April 2006 until November 2010. Since joining BKC in November 2004, Mr. Tomas has held multiple roles with the company. Immediately prior to joining BKC, he held human resources positions with Ryder System Inc. Previously, Mr. Tomas held human resources positions with Publix Super Markets.

Jacqueline Friesner. Ms. Friesner was appointed Vice President, Controller and Chief Accounting Officer of Holdings in March 2011. Prior to her appointment, Ms. Friesner served as Senior Director, Global Accounting and Reporting of Holdings from December 2010 until March 2011 and as Director, Global and Technical Accounting of Holdings from November 2009 until December 2010. From October 2002 until December 2010, Ms. Friesner served in positions of increasing responsibility with the company. Before joining Holdings in October 2002, Ms. Friesner was an audit manager at PricewaterhouseCoopers in Miami, Florida.

Jill Granat. Ms. Granat was appointed Senior Vice President, General Counsel and Secretary of Holdings in February 2011, effective in March 2011. Prior to her appointment, Ms. Granat was vice president and assistant general counsel of Holdings from July 2009 until March 2011. Ms. Granat joined BKC in 1998 as a member of the legal department and served in positions of increasing responsibility with the company.

Item 6. Executive Compensation.

The information required by this item is contained under the headings “General Overview,” “Oversight of Executive Compensation Programs,” “Elements of Compensation and Benefit Programs,” “Executive Benefits and Perquisites” and “Tax Considerations” from Item 11 of the Form 10-K. Those sections are incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Related Person Transactions

Steven M. Wiborg, Executive Vice President and President of North America, is a director and an owner of Aspen Holdings Group, LLC (“Aspen Holdings”). Each of two subsidiaries of Aspen Holdings leases a restaurant to BKC in Omaha, Nebraska and New Haven, Connecticut for a combined annual rental payment of $144,276.

Prior to joining BKC in September 2011, Flavia Faugeres, Executive Vice President, Global Chief Marketing Officer of BKC was an owner of Trueh Consultoria em Negocios Ltda (“TCN”), a consulting firm which provides marketing services to third parties. From January 2011 through June 2011, TCN provided consulting services to BKC. During 2011, BKC paid TCN the amount of $633,840 for such services. During 2011, Ms. Faugeres’ husband, Antoine Louis Rene Faugeres, owned an interest in ECM—Empresa de Consultoria de Marketing Ltda (“ECM”), a consulting firm which provided consulting services to BKC from January 2011 through June 2011. During 2011, BKC paid ECM the amount of $1,618,626 for such services. Ms. Faugeres disclaims any direct or indirect interest in such payments to ECM.

Registration Rights Agreements and Lock-Ups

3G Registration Rights Agreement and Lock-Up

Following the completion of the Merger, the Company intends to enter into a registration rights agreement with 3G Special Situations Fund II, L.P. (the “3G Registration Rights Agreement”), with respect to its shares of Common Stock.

Under the 3G Registration Rights Agreement, 3G Special Situations Fund II, L.P. will be entitled to three demands in any twelve month period that the Company prepare and file with the SEC a registration statement relating to the sale of the Common Stock acquired as part of the Merger, or any other securities issued as a dividend or other distribution with respect to, or in exchange for, or in replacement generally of, such Common Stock (“Registrable Securities”), including in an underwritten offering, provided that such Registrable Securities have an anticipated aggregate price to the public of not less than $50 million. In addition, if the Company becomes eligible to use Form S-3, 3G Special Situations Fund II, L.P. may also demand that the Company prepare and file with the SEC a registration statement on Form S-3 relating to the sale of their Registrable Securities, provided that the Registrable Securities to be sold have an anticipated aggregate price to the public of not less than $10 million. After the Company becomes eligible to use Form S-3 and if requested by 3G Special Situations Fund II, L.P., the Company will be required to file a shelf registration statement with the SEC providing for the registration and sale of the Registrable Securities on a delayed or continuous basis.

On receipt of a demand notice, the Company will be required to, as soon as practicable, give notice of such requested registration to all persons that may be entitled to participate in such sale. Thereafter, the Company must, as soon as practicable, effect such registration and all qualifications and compliances as may be required. Additionally, with respect to a demand registration, the Company will be required to keep the registration statement effective, subject to certain exceptions, for at least 360 days from the effective time of such registration statement or such shorter period in which all Registrable Securities included in such registration statement have been sold.

With respect to a shelf registration, the Company will be required to (a) prepare and file a shelf registration statement with the SEC as promptly as practicable after the Company’s receipt of a written request from a holder of Registrable Securities (but no later than 60 days) once the Company becomes eligible to use Form S-3 and (b) use its commercially reasonable efforts to have the shelf registration statement declared effective as promptly as reasonably practicable after filing. The Company will also be required to use reasonable efforts to keep the shelf registration effective, subject to certain limitations, until the earlier of the date on which (1) all the Registrable Securities have been sold thereunder and (2) another registration statement is filed. For as long as 3G Special Situations Fund II, L.P. is entitled to demand registration of their Registrable Securities, it will be entitled to demand that the Company effect an offering (a “Takedown”), under the shelf registration statement. On that demand, the Company will be required to promptly give notice of such requested Takedown to all persons that may be entitled to participate in such offering, and promptly supplement the prospectus included in the shelf registration statement so as to permit the sale of the securities covered by the requested Takedown and any other securities requested to be included by those entitled to participate in such sale, provided that such securities have an anticipated aggregate price to the public of not less than $10 million. For as long as 3G Special Situations Fund II, L.P. is entitled to demand registration of their Registrable Securities, it will be entitled to demand that the Company effect an underwritten offering under the shelf registration statement.

In addition, with respect to underwritten offerings of securities, 3G Special Situations Fund II, L.P. will agree that, for a period of 180 days (subject to one extension of not more than 17 days in certain circumstances) after the effective date of the registration statement, it will not (1) transfer or purchase, or enter any agreement to transfer or purchase, any shares of Common Stock or any securities convertible into Common Stock held immediately before the effectiveness of the registration statement for such offering, or (2) subject to certain exceptions, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock.

The 3G Registration Rights Agreement will also provide 3G Special Situations Fund II, L.P. with piggyback registration rights such that if the Company proposes to file a registration statement in connection with a public offering of any class of Common Stock, with certain limited exceptions, the Company will be required to give prompt written notice of such proposed filing to 3G Special Situations Fund II, L.P. and register such number of securities as 3G Special Situations Fund II, L.P. may request in writing within 10 days of receiving such notice.

In addition, the Company will be required to bear all registration expenses specified in the 3G Registration Rights Agreements as well as all other expenses incurred by it in connection with the performance of its obligations under the 3G Registration Rights Agreement. The 3G Registration Rights Agreement will require the Company to indemnify each holder of Registrable Securities against certain losses that may be suffered by such holders in connection with registrations made pursuant to the 3G Registration Rights Agreement.

In addition, 3G Special Situations Fund II, L.P. will agree with the Company, subject to certain exceptions, that during the six (6) month period following the completion of the Merger, without the prior written consent from the Company, it will not, and will not authorize, permit or direct its subsidiaries or affiliates to, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, warrant to purchase or otherwise transfer or dispose of any of its Common Stock or (ii) enter into any derivative transaction of any type whatsoever that transfers, in whole or in part, any of the economic consequences of its ownership of any of its Common Stock.

The foregoing description of the 3G Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the agreement which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Pershing Registration Rights Agreement and Lock-Up

Following the completion of the Merger, the Company also intends to enter into a registration rights agreement with Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and William Ackman (the “Pershing Registration Rights Agreement”), with respect to its shares of Common Stock. We refer to Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and William Ackman collectively herein as the “Pershing Stockholders.”

Under the Pershing Registration Rights Agreement, the Pershing Stockholders will be entitled to three demands in any twelve month period that the Company prepare and file with the SEC a registration statement relating to the sale of the Common Stock acquired as part of the merger, or any other securities issued as a dividend or other distribution with respect to, or in exchange for, or in replacement generally of, such Common Stock (“Registrable Securities”), including in an underwritten offering, provided that such Registrable Securities have an anticipated aggregate price to the public of not less than $50 million. In addition, if the Company becomes eligible to use Form S-3, the Pershing Stockholders may also demand that the Company prepare and file with the SEC a registration statement on Form S-3 relating to the sale of their Registrable Securities, provided that the Registrable Securities to be sold have an anticipated aggregate price to the public of not less than $10 million. After the Company becomes eligible to use Form S-3 and if requested by the Pershing Stockholders, the Company will be required to file a shelf registration statement with the SEC providing for the registration and sale of the Registrable Securities on a delayed or continuous basis.

On receipt of a demand notice, the Company will be required to, as soon as practicable, give notice of such requested registration to all persons that may be entitled to participate in such sale. Thereafter, the Company must, as soon as practicable, effect such registration and all qualifications and compliances as may be required. Additionally, with respect to a demand registration, the Company will be required to keep the registration statement effective, subject to certain exceptions, for at least 360 days from the effective time of such registration statement or such shorter period in which all Registrable Securities included in such registration statement have been sold.

With respect to a shelf registration, the Company will be required to (a) prepare and file a shelf registration statement with the SEC as promptly as practicable after the Company’s receipt of a written request from a holder of Registrable Securities (but no later than 60 days) once the Company becomes eligible to use Form S-3 and (b) use its commercially reasonable efforts to have the shelf registration statement declared effective as promptly as reasonably practicable after filing. The Company will also be required to use reasonable efforts to keep the shelf registration effective, subject to certain limitations, until the earlier of the date on which (1) all the Registrable Securities have been sold thereunder and (2) another registration statement is filed. For as long as the Pershing Stockholders are entitled to demand registration of their Registrable Securities, they will be entitled to demand that the Company effect an offering (a “Takedown”), under the shelf registration statement. On that demand, the Company will be required to promptly give notice of such requested Takedown to all persons that may be entitled to participate in such offering, and promptly supplement the prospectus included in the shelf registration statement so as to permit the sale of the securities covered by the requested Takedown and any other securities requested to be included by those entitled to participate in such sale, provided that such securities have an anticipated aggregate price to the public of not less than $10 million. For as long as the Pershing Stockholders are entitled to demand registration of their Registrable Securities, they will be entitled to demand that the Company effect an underwritten offering under the shelf registration statement.

In addition, with respect to underwritten offerings of securities, the Pershing Stockholders will agree that, for a period of 180 days (subject to one extension of not more than 17 days in certain circumstances) after the effective date of the registration statement, it will not (1) transfer or purchase, or enter any agreement to transfer or purchase, any shares of Common Stock or any securities convertible into Common Stock held immediately before the effectiveness of the registration statement for such offering, or (2) subject to certain exceptions, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock.

The Pershing Registration Rights Agreement will also provide the Pershing Stockholders with piggyback registration rights such that if the Company proposes to file a registration statement in connection with a public offering of any class of Common Stock, with certain limited exceptions, the Company will be required to give prompt written notice of such proposed filing to the Pershing Stockholders and register such number of securities as the Pershing Stockholders may request in writing within 10 days of receiving such notice.

In addition, the Company will be required to bear all registration expenses specified in the Pershing Registration Rights Agreements as well as all other expenses incurred by it in connection with the performance of its obligations under the Pershing Registration Rights Agreement. The Pershing Registration Rights Agreement will require the Company to indemnify each holder of Registrable Securities against certain losses that may be suffered by such holders in connection with registrations made pursuant to the Pershing Registration Rights Agreement.

The foregoing description of the Pershing Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the agreement which is filed as Exhibit 4.2 hereto and incorporated herein by reference.

In addition, Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd., Berggruen Acquisition Holdings III Ltd. and Marlin Equities VI, LLC have agreed with the Company, subject to certain exceptions, that during the twelve (12) month period following the completion of the Merger, without the prior written consent from the Company, they will not, and will not authorize, permit or direct their subsidiaries or affiliates to, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, warrant to purchase or otherwise transfer or dispose of any of there Common Stock or (ii) enter into any derivative transaction of any type whatsoever that transfers, in whole or in part, any of the economic consequences of its ownership of any of their Common Stock.

Director Independence

Under the director independence standards of the New York Stock Exchange, a director qualifies as independent if the Board of Directors affirmatively determines that the director has no material relationship with us. While the focus of the inquiry is independence from management, the Board is required to broadly consider all relevant facts and circumstances in making an independence determination.

With respect to Messrs. Behring, Franklin, Fribourg, Parker, Sicupira, Telles and Van Damme, although no affirmative determination has been made, we expect that each of the foregoing directors will satisfy the New York Stock Exchange independence standards. With respect to Mr. Hees, because he was an employee of Holdings during 2011, we do not expect that he will satisfy the independence standards under the New York Stock Exchange independence standards.

Item 8. Legal Proceedings.

The information required by this item is contained under Item 3 of the Form 10-K. That Item is incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market for Our Common Stock

We intend to apply to list our Common Stock on the New York Stock Exchange under the symbol “                    .” There is currently no public market for our Common Stock. After completion of the Merger, we will be authorized to issue up to                      shares of Common Stock.

The total number of shares of Common Stock outstanding as of April 16, 2012 was one, and we had one stockholder of record, which is Justice.

Dividend Policy

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Common Stock will be limited by restrictions on the ability of our subsidiaries and us to pay dividends or make distributions to us under the terms of any covenants in our existing and future agreements governing our indebtedness. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with covenants in future agreements governing our indebtedness, and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant.

Item 10. Recent Sales of Unregistered Securities.

The Pershing Square Funds expect to agree to acquire on or about April 17, 2012 3,125,000 ordinary shares of Justice from Marlin and 3,125,000 shares of Common Stock from Berggruen, in each case for $16.00 per share. Each of Marlin and Berggruen are entities through which certain Justice founders hold Justice ordinary shares (including Mr. Franklin, who will become a director of New Holdco upon completion of the Merger) as of April 16, 2012. Among other conditions, these acquisitions are subject to the consent of Citigroup Global Markets Limited and Barclays Bank PLC pursuant to the Placing Agreement.

In connection with the Pre-Merger Transactions, Justice’s founders will contribute to the Company certain of their interests in Justice in exchange for substantially similar new interests in Company, and then such new interests in the Company will be exchanged for shares of Common Stock. See “Explanatory Note.”

Item 11. Description of Registrant’s Securities to be Registered.

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the provisions of applicable law. The form of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective upon the closing of the Merger, are filed as Exhibits 3.2 and 3.4 hereto and incorporated herein by reference.

Authorized Share Capital

Under our amended and restated certificate of incorporation, which will become effective upon the closing of the Merger, the Company will have the authority to issue                      shares, consisting of (i)                      shares of Common Stock, par value $0.01 per share, and (ii)                      shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Upon completion of the Merger, there will be 349,908,456 shares of Common Stock and no shares of Preferred Stock outstanding.

Common Stock

Common Stock outstanding

The shares of the Company’s Common Stock issued will be duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

To the greatest extent permitted by applicable Delaware law, the shares of Common Stock will be uncertificated, and transfer will be reflected by book-entry, unless a physical certificate is requested by a holder.

Voting rights

Each holder of record of Common Stock will be entitled to one (1) vote for each share of Common Stock that is registered in the holder’s name on the books of the Company. The holders of record of Common Stock will vote together as a single class on all matters on which holders of the Common Stock are entitled to vote except as otherwise required by applicable law.

Dividend rights

Only the holders of Common Stock will be entitled to receive dividends, if any, payable in cash or property, as may be declared by our board of directors out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding Preferred Stock and the restrictions set forth in the Delaware General Corporation Law (the “DGCL”).

Preemptive Rights

No holders of shares of the Company will have preemptive rights, subject to the rights, if any, of the holders of shares of any class or series of Preferred Stock then outstanding with respect to preemptive rights in respect of issuances by the Company or its subsidiaries.

Liquidation Rights

Upon our liquidation, the holders of our Common Stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

Listing

We intend to apply to have our Common Stock approved for listing on the New York Stock Exchange under the symbol “                    ”.

Undesignated Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix and qualify the designations, powers, preferences and rights of the shares of each such series, any or all of which may be greater than the Common Stock. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of our Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our Common Stock. Under specified circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Our board of directors, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of our Common Stock and the market value of our Common Stock. Upon consummation of this offering, there will be no shares of Preferred Stock outstanding, and we have no present intention to issue any shares of Preferred Stock.

Anti-Takeover Effects of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Stockholder Action by Written Consent

The DGCL provides that, unless otherwise stated in a corporation’s certificate of incorporation, the stockholders may act by written consent without a meeting. Our amended and restated certificate of incorporation will provide that stockholders may act by written consent, without a meeting, without prior notice and without a vote, only if (a) a consent or consents, in writing setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such consent(s) shall be delivered to the Corporation and (b) if 3G Capital Partners Ltd., 3G Special Situations Fund II, L.P. and any of their respective affiliates collectively then own at least thirty-five percent (35%) of the outstanding shares of Common Stock.

Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that, except as otherwise required by law, special meetings of the stockholders can only be called by (a) the board of directors, (b) the Chairman of the board of directors or (c) by the holders of thirty-five percent (35%) of the total voting power of all the shares of the Company entitled to vote generally in the election of directors; provided that, with respect to clause (c) only, the date upon which any such proposed special meeting is to be held is not less than six (6) months from the date of the last occurring annual meeting of stockholders of the Company.

In addition, our amended and restated bylaws will require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our Secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation and bylaws will provide that our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or, in addition to any other vote otherwise required by law, the affirmative vote of at least a majority of the voting power of our outstanding shares of Common Stock. Additionally, the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of our amended and restated certificate of incorporation, voting as a single class, will be required to amend or repeal or to adopt any provision inconsistent with the “Capital Stock,” “Board of Directors,” “Indemnification,” “Limited Liability of Directors,” “Meetings of Stockholders,” “Bylaws,” and “Corporate Opportunity” provisions described in our amended and restated certificate of incorporation, and the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of our amended and restated bylaws, voting as a single class, will be required to amend or repeal or to adopt any provision inconsistent with the “Special Meetings,” “Notice,” “Quorum,” “Vote Required,” “Advance Notice of Stockholder Business,” “Advance Notice of Director Nominations,” “Stockholder Action by Written Consent,” “Number, Election and Term of Office,” “Removal,” “Vacancies and Newly Created Directorships,” “Vote Required,” “Officers,” and “Amendments” provisions described in our amended and restated bylaws. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our amended and restated certificate of incorporation and our amended and restated bylaws.

Corporate Opportunity

Our amended and restated certificate of incorporation will provide that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to (a) 3G Capital, (b) 3G, (c) Special Situations Fund II, L.P., (d) Pershing Square, L.P., (e) Pershing Square II, L.P., (f) Pershing Square International, Ltd., (g) any person elected, appointed or otherwise serving as a director on our board of directors, and/or (h) or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for (a) 3G Capital, (b) 3G, (c) Special Situations Fund II, L.P., (d) Pershing Square, L.P., (e) Pershing Square II, L.P., (f) Pershing Square International, Ltd., or (g) any of our directors, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. None of (a) 3G Capital, (b) 3G, (c) Special Situations Fund II, L.P., (d) Pershing Square, L.P., (e) Pershing Square II, L.P., (f) Pershing Square International, Ltd., or (g) our

directors, or any of their respective representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock will be                     . Its address is                     . Its telephone number is                     .

Item 12. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Any such indemnified person’s rights to indemnification may not be eliminated after the occurrence of the act or omission giving rise to a claim in respect of which indemnification is sought, unless the relevant indemnification provision expressly permits such elimination. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our amended and restated certificate of incorporation will provide for the indemnification of its directors, officers and employees to the fullest extent permitted by the DGCL. The Company expects to maintain standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors or officers of the Company. The Company’ certificate of incorporation will also provide that it may maintain insurance, at its expense, to protect itself and its officers, directors, employees and agents against any expense, liability or loss, whether or not the registrant would have the power to indemnify such persons under the DGCL. Pursuant to certain outstanding employment agreements with certain of Holding’s executive officers, the Company expects to provide for indemnification of such executive officers to the fullest extent permitted by its certificate of incorporation (including payment of expenses in advance of final disposition of a proceeding) and for directors and officers insurance coverage both during and, with regard to matters occurring during their employment, after the termination of their employment.

Item 13. Financial Statements

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Burger King Worldwide Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Burger King Worldwide Holdings, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010 (Successor Entity) and June 30, 2010 (Predecessor Entity), and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2011 (Successor Entity) and the period from October 19, 2010 to December 31, 2010 (Successor Entity), the period from July 1, 2010 to October 18, 2010 (Predecessor Entity) and for each of the years in the two-year period ended June 30, 2010 (Predecessor Entity). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Burger King Worldwide Holdings, Inc. and subsidiaries as of December 31, 2011 and 2010 (Successor Entity) and June 30, 2010 (Predecessor Entity), and the results of their operations and their cash flows for the year ended December 31, 2011 (Successor Entity), the period from October 19, 2010 to December 31, 2010 (Successor Entity), the period July 1, 2010 to October 18, 2010 (Predecessor Entity) and for each of the years in the two-year period ended June 30, 2010 (Predecessor Entity), in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Miami, Florida

April 16, 2012

Certified Public Accountants

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In millions, except share data)

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$459.0	$207.0	$187.6
Trade and notes receivable, net	152.8	153.5	142.9
Prepaids and other current assets, net	69.2	172.5	88.4
Deferred income taxes, net	43.1	26.3	15.1

Total current assets	724.1	559.3	434.0
Property and equipment, net	1,026.5	1,110.7	1,014.1
Intangible assets, net	2,823.3	2,893.9	1,025.4
Goodwill	657.7	666.5	31.0
Net investment in property leased to franchisees	242.2	255.5	138.5
Other assets, net	134.6	200.3	104.2

Total assets	$5,608.4	$5,686.2	$2,747.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$98.4	$90.5	$106.9
Accrued advertising	97.4	82.5	71.9
Other accrued liabilities	242.7	247.5	200.9
Current portion of long term debt and capital leases	33.5	36.2	93.3

Total current liabilities	472.0	456.7	473.0
Term debt, net of current portion	3,010.3	2,652.0	667.7
Capital leases, net of current portion	95.4	103.9	65.3
Other liabilities, net	366.2	401.9	344.6
Deferred income taxes, net	615.3	624.5	68.2

Total liabilities	4,559.2	4,239.0	1,618.8

Commitments and Contingencies (Note 19)
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized at December 31, 2011 and 2010 and 300,000,000 shares authorized at June 30, 2010; 100,096 shares issued and outstanding at December 31, 2011, 100,000 shares issued and outstanding at December 31, 2010 and 135,814,644 shares issued and outstanding at June 30, 2010	—	—	1.4
Additional paid-in capital	1,190.1	1,580.7	647.2
Retained earnings (accumulated deficit)	(27.6)	(115.7)	608.0
Accumulated other comprehensive loss	(113.3)	(17.8)	(66.9)
Treasury stock, at cost; 0 shares at December 31, 2011 and 2010, and 2,972,738 shares at June 30, 2010	—	—	(61.3)

Total stockholders’ equity	1,049.2	1,447.2	1,128.4

Total liabilities and stockholders’ equity	$5,608.4	$5,686.2	$2,747.2

See accompanying notes to consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In millions, except per share data)

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Revenues:
Company restaurant revenues	$1,638.7	$331.7	$514.5	$1,839.3	$1,880.5
Franchise and property revenues	697.0	135.1	203.2	662.9	656.9

Total revenues	2,335.7	466.8	717.7	2,502.2	2,537.4
Company restaurant expenses:
Food, paper and product costs	524.7	102.8	162.6	585.0	603.7
Payroll and employee benefits	481.2	98.3	154.2	568.7	582.2
Occupancy and other operating costs	441.5	91.7	127.7	461.1	457.8

Total Company restaurant expenses	1,447.4	292.8	444.5	1,614.8	1,643.7
Franchise and property expenses	97.1	21.3	22.2	65.4	64.3
Selling, general and administrative expenses	417.4	247.2	153.1	489.8	488.1
Other operating (income) expenses, net	11.3	(8.7)	(3.6)	(0.7)	1.9

Total operating costs and expenses	1,973.2	552.6	616.2	2,169.3	2,198.0

Income (loss) from operations	362.5	(85.8)	101.5	332.9	339.4

Interest expense, net	226.7	58.1	14.6	48.6	54.6
Loss on early extinguishment of debt	21.1	—	—	—	—

Income (loss) before income taxes	114.7	(143.9)	86.9	284.3	284.8
Income tax expense (benefit)	26.6	(28.2)	15.8	97.5	84.7

Net income (loss)	$88.1	$(115.7)	$71.1	$186.8	$200.1

Earnings per share:
Basic	$880.37	$(1,157.00)	$0.52	$1.38	$1.48
Diluted	$880.37	$(1,157.00)	$0.52	$1.36	$1.46
Weighted average shares outstanding:
Basic	0.1	0.1	136.1	135.4	134.8
Diluted	0.1	0.1	137.9	137.2	136.8
Dividends per common share	$3,931.21	N/A–0	$0.06	$0.25	$0.25

See accompanying notes to consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

(In millions)

	Issued Common Stock Shares	Issued Common Stock Amount	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Predecessor
Balances at June 30, 2008	135.0	$1.4	$600.9	$289.8	$(8.4)	$(39.2)	$844.5
Stock option exercises	0.6	—	3.0	—	—	—	3.0
Stock option tax benefits	—	—	3.3	—	—	—	3.3
Stock-based compensation	—	—	16.2	—	—	—	16.2
Treasury stock purchases	(0.8)	—	—	—	—	(20.3)	(20.3)
Dividend paid on common shares ($0.25 per share)	—	—	—	(34.1)	—	—	(34.1)
Comprehensive income:
Net income	—	—	—	200.1	—	—	200.1
Foreign currency translation adjustment	—	—	—	—	(6.0)	—	(6.0)
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $10.6 million	—	—	—	—	(16.8)	—	(16.8)
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.4 million	—	—	—	—	(0.9)	—	(0.9)
Pension and post-retirement benefit plans, net of tax of $9.2 million	—	—	—	—	(13.8)	—	(13.8)

Total Comprehensive income	—	—	—	—	—	—	162.6
Adjustment to adopt re-measurement provision under SFAS No 158, net of tax of $0.2 million	—	—	—	(0.4)	—	—	(0.4)

Balances at June 30, 2009	134.8	1.4	623.4	455.4	(45.9)	(59.5)	974.8
Stock option exercises	1.1	—	4.2	—	—	—	4.2
Stock option tax benefits	—	—	3.5	—	—	—	3.5
Stock-based compensation	—	—	17.0	—	—	—	17.0
Treasury stock purchases	(0.1)	—	(0.9)	—	—	(1.8)	(2.7)
Dividend paid on common shares ($0.25 per share)	—	—	—	(34.2)	—	—	(34.2)
Comprehensive income:
Net income	—	—	—	186.8	—	—	186.8
Foreign currency translation adjustment	—	—	—	—	(4.4)	—	(4.4)
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $2.6 million	—	—	—	—	4.1	—	4.1
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.6 million	—	—	—	—	(1.0)	—	(1.0)
Pension and post-retirement benefit plans, net of tax of $11.3 million	—	—	—	—	(19.7)	—	(19.7)

Total Comprehensive income							165.8

Balances at June 30, 2010	135.8	$1.4	$647.2	$608.0	$(66.9)	$(61.3)	$1,128.4

See accompanying notes to consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) (Continued)

(In millions)

	Issued Common Stock Shares	Issued Common Stock Amount	Additional Paid-In Capital	Retained Earnings / (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balances at June 30, 2010	135.8	$1.4	$647.2	$608.0	$(66.9)	$(61.3)	$1,128.4
Stock option exercises	0.9	—	4.0	—	—	—	4.0
Stock option tax benefits	—	—	(0.4)	—	—	—	(0.4)
Stock-based compensation	—	—	5.8	—	—	—	5.8
Treasury stock purchases	(0.1)	—	(0.3)	—	—	(2.2)	(2.5)
Dividend paid on common shares ($0.06 per share)	—	—	—	(8.6)	—	—	(8.6)
Comprehensive income:
Net income	—	—	—	71.1	—	—	71.1
Foreign currency translation adjustment	—	—	—	—	13.3	—	13.3
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $1.1 million	—	—	—	—	1.7	—	1.7
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.2 million	—	—	—	—	(0.2)	—	(0.2)
Pension and post-retirement benefit plans, net of tax of $3.1 million	—	—	—	—	5.8	—	5.8

Total Comprehensive income							91.7

Balances at October 18, 2010	136.6	$1.4	$656.3	$670.5	$(46.3)	$(63.5)	$1,218.4

Successor
Balances at October 19, 2010	0.1	$—	$1,580.7	$—	$—	$—	$1,580.7
Comprehensive income (loss):
Net loss	—	—	—	(115.7)	—	—	(115.7)
Foreign currency translation adjustment	—	—	—	—	(48.5)	—	(48.5)
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $13.9 million	—	—	—	—	21.9	—	21.9
Pension and post-retirement benefit plans, net of tax of $3.9 million	—	—	—	—	8.8	—	8.8

Total Comprehensive loss	—	—	—	—	—	—	(133.5)

Balances at December 31, 2010	0.1	—	1,580.7	(115.7)	(17.8)	—	1,447.2
Stock-based compensation	—	—	1.2	—	—	—	1.2
Issuance of shares	—	—	1.6	—	—	—	1.6
Dividend paid on common shares ($3,931.21 per share)	—	—	(393.4)	—	—	—	(393.4)
Comprehensive income (loss):
Net income	—	—	—	88.1	—	—	88.1
Foreign currency translation adjustment	—	—	—		(44.3)	—	(44.3)
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $26.4 million	—	—	—	—	(40.9)	—	(40.9)
Amounts reclassified to earnings during the period from terminated caps, net of tax of $0.4 million					(0.6)		(0.6)
Pension and post-retirement benefit plans, net of tax of $5.8 million	—	—	—	—	(9.7)	—	(9.7)

Total Comprehensive income							(7.4)

Balances at December 31, 2011	0.1	$—	$1,190.1	$(27.6)	$(113.3)	$—	$1,049.2

See accompanying notes to consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In millions)

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Cash flows from operating activities:
Net income (loss)	$88.1	$(115.7)	$71.1	$186.8	$200.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	136.4	27.6	31.2	111.7	98.1
Transaction costs	—	17.2
Loss on early extinguishment of debt	21.1	—	—	—	—
Loss (gain) on hedging activities	0.5	—	(0.4)	(1.6)	(1.3)
Amortization of deferred financing cost and debt issuance discount	46.3	2.6	0.6	2.1	1.9
(Gain) loss on remeasurement of foreign denominated transactions	0.4	(3.2)	(41.5)	40.9	50.1
Loss (gain) on refranchisings and dispositions of assets	(1.0)	0.8	(4.6)	(9.5)	(11.0)
Impairment on non-restaurant properties	2.3	0.6	0.1	2.9	—
Bad debt expense, net of recoveries	6.1	2.8	2.1	0.8	0.7
Share-based compensation and non-cash incentive compensation expense	6.4	—	5.8	17.0	16.2
Deferred income taxes	(27.3)	(12.9)	(1.4)	16.9	12.1
Impairment of long-lived assets	—	—	—	—	0.5
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivable	(6.0)	(32.5)	32.0	(15.9)	2.1
Prepaids and other current assets	105.5	(70.6)	(2.2)	(1.4)	(35.4)
Accounts and drafts payable	8.7	(26.5)	9.0	(20.8)	3.3
Accrued advertising	18.3	6.8	1.3	6.4	(7.7)
Other accrued liabilities	16.0	58.1	29.4	(22.3)	(20.8)
Other long-term assets and liabilities	(15.6)	18.4	(11.2)	(3.6)	1.9

Net cash provided by (used for) operating activities	406.2	(126.5)	121.3	310.4	310.8

Cash flows from investing activities:
Payments for property and equipment	(82.1)	(28.4)	(18.2)	(150.3)	(204.0)
Proceeds from refranchisings, disposition of asset and restaurant closures	29.9	5.7	9.6	21.5	26.4
Investments in / advances to unconsolidated entities	(4.5)	—	—	—	—
Payments for acquired franchisee operations, net of cash acquired	—	—	—	(14.0)	(67.9)
Return of investment on direct financing leases	14.6	2.1	2.6	8.2	7.9
Other investing activities	0.7	1.4	1.2	(0.3)	(4.4)
Net payment for purchase of BKH	—	(3,325.4)	—	—	—

Net cash used for investing activities	(41.4)	(3,344.6)	(4.8)	(134.9)	(242.0)

Cash flows from financing activities:
Proceeds from Term Debt	1,860.0	1,837.1	—	—	—
Proceeds from Senior Notes	—	800.0	—	—	—
Proceeds from Discount Notes	401.5	—	—	—	—
Repayments of term debt and capital leases	(1,874.5)	(3.2)	(23.5)	(67.7)	(7.4)
Extinguishment of debt	(70.6)	(731.8)	—	—	—
Borrowings under revolving credit facility	—	—	—	38.5	94.3
Repayments of revolving credit facility	—	—	—	(38.5)	(144.3)
Payment of financing costs	(32.6)	(69.2)	—	—	—
Dividends paid on common stock	—	—	(8.6)	(34.2)	(34.1)
Proceeds from stock option exercises	—	—	4.0	4.2	3.0
Repurchases of common stock	—	—	(2.5)	(2.7)	(20.3)
Excess tax benefits from stock-based compensation	—	—	1.1	3.5	3.3
Proceeds from issuance of shares	1.6	—	—	—	—
Dividend	(393.4)	—	—	—	—
Capital contribution from 3G	—	1,563.5	—	—	—

Net cash provided by (used for) financing activities	(108.0)	3,396.4	(29.5)	(96.9)	(105.5)

Effect of exchange rates on cash and cash equivalents	(4.8)	(4.7)	11.8	(12.7)	(7.6)
Increase (decrease) in cash and cash equivalents	252.0	(79.4)	98.8	65.9	(44.3)
Cash and cash equivalents at beginning of period	207.0	286.4	187.6	121.7	166.0

Cash and cash equivalents at end of period	$459.0	$207.0	$286.4	$187.6	$121.7

Supplemental cash flow disclosures:
Interest paid	$183.5	$28.0	$13.7	$48.7	$56.0
Income taxes paid	$26.2	$4.5	$24.4	$54.3	$112.3
Non-cash investing and financing activities:
Acquisition of property with capital lease obligations	$3.2	$—	$—	$3.7	$2.2
Net investment in direct financing leases	$14.6	$1.3	$4.4	$11.0	$12.2
Deferred premium on interest rate caps	$—	$56.1	$—	$—	$—
Increase to additional paid-in capital for transaction costs paid by 3G	$—	$17.2	$—	$—	$—

See accompanying notes to consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. Description of Business and Organization

Description of Business

Burger King Worldwide Holdings, Inc. (“BKWWH” or the “Company”) is a Delaware corporation formed on August 25, 2010, and is the parent of Burger King Capital Holdings, LLC (“BKCH”). BKCH is a Delaware limited liability company and the sole equity holder of Burger King Holdings, Inc. (“BKH”) and Burger King Capital Finance, Inc. (“BKCF”). BKH is a Delaware corporation formed on July 23, 2002 and the parent of Burger King Corporation (“BKC”), a Florida corporation that franchises and operates fast food hamburger restaurants, principally under the Burger King brand (the “Brand”). BKCH and BKCF have no assets or operations other than BKCH’s ownership of 100% of the capital stock of BKCF and BKH. BKWWH and its subsidiaries are collectively referred to herein as the “Company,” “we” or the “Successor” for all periods subsequent to the Transaction, as defined below. All references to the “Predecessor” refer to BKH and its subsidiaries for all periods prior to the Transaction.

We generate revenues from two sources: (i) retail sales at company-owned restaurants (also referred to as “Company restaurants”) and (ii) franchise and property revenues, consisting primarily of royalties based on a percentage of sales reported by franchise restaurants, initial and renewal franchise fees paid by franchisees and property income from restaurants that we lease or sublease to franchisees.

Restaurant sales are affected by the timing and effectiveness of our advertising, new products and promotional programs. Our results of operations also fluctuate from quarter to quarter as a result of seasonal trends and other factors, such as the timing of restaurant openings and closings and the acquisition of franchise restaurants, as well as variability of the weather. Restaurant sales are typically higher in the spring and summer months when the weather is warmer than in the fall and winter months. Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during the winter months, which include February, the shortest month of the year. The timing of religious holidays may also impact restaurant sales.

The Transactions

On October 19, 2010 (referred to as the “Acquisition Date”), 3G Capital Partners Ltd., an investment firm based in New York City (referred to as “3G Capital”, or “Sponsor”), completed its acquisition of 100% of Burger King Holdings’ equity (referred to as the “Acquisition”) through 3G Special Situations Fund II, L.P. (“3G”) an investment vehicle controlled by the Sponsor.

The Acquisition was accounted for as a business combination using the acquisition method of accounting. As a result, our post-Acquisition financial statements reflect a new basis of accounting.

The Acquisition and related financing transactions (collectively referred to as the “Transactions”) required total cash of approximately $4.3 billion, including transaction costs. The Transactions were financed with $1.56 billion in equity contributed by 3G, proceeds from the issuance of new term loans consisting of a $1.51 billion tranche denominated in U.S. dollars and a €250 million tranche denominated in Euros, the net proceeds from the issuance of $800 million of Senior Notes and $69.4 million of cash on hand. (See Note 8.)

In 2010, fees and expenses related to the Transactions totaled $108.4 million, including (1) $60.4 million consisting principally of investment banking fees and legal fees (which are classified as selling, general and administrative expenses), (2) compensation related expenses of $34.5 million (which are classified as selling, general and administrative expenses) and (3) commitment fees of $13.5 million associated with the bridge loan available at the closing of the Transactions (which are classified as interest expense during the period of October 19, 2010 to December 31, 2010). Debt issuance costs capitalized in connection with the issuance of debt to fund the Transactions totaled $69.2 million and are classified as Other Assets.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The computations of consideration and the final allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed are presented in the tables below (in millions):

Cash paid for shares outstanding(1)	$3,277.3
Settlement of outstanding stock-based compensation	48.1

Total consideration	$3,325.4

October 19, 2010
Current assets	$508.2
Property and equipment	1,118.0
Intangible assets	2,945.8
Net investment in property leased to franchisees	261.6
Other assets, net	58.6
Current liabilities	(454.1)
Term debt	(667.4)
Capital leases	(106.8)
Other liabilities	(402.6)
Deferred income taxes, net	(616.7)

Net assets acquired	$2,644.6

Excess purchase price attributed to goodwill	$680.8

(1)	Represents cash paid, based on a $24.00 per share price, for 136,555,642 outstanding shares.

We assigned $260.3 million of goodwill to our U.S. and Canada segment (also referred to as “U.S. and Canada”), $216.4 million to our Europe, Middle East and Africa segment (also referred to “EMEA”), $137.9 million to our Latin America and Caribbean segment (also referred to as “LAC”) and $66.2 million to our Asia Pacific segment (also referred to as “APAC”). None of the goodwill is expected to be deductible for income tax purposes.

The following information represents the unaudited supplemental pro forma results of the Company’s consolidated operations as if the Transactions occurred on July 1, 2009, after giving effect to certain adjustments, including depreciation and amortization of the assets acquired and liabilities assumed based on their estimated fair values and changes in interest expenses resulting from changes in consolidated debt (in millions):

	Transition Period July 1, 2010 - December 31, 2010	Fiscal Year Ended June 30, 2010
Revenue	$1,185.2	$2,505.8

Net income (loss)	$(55.1)	$128.2

Note 2. Summary of Significant Accounting Policies

Change in Fiscal Year End

On November 5, 2010 the BKH Board of Directors approved a change in fiscal year end from June 30 to December 31. The change became effective at the end of the quarter ended December 31, 2010. All references to “fiscal years”, unless otherwise noted, refer to the twelve-month fiscal year, which prior to July 1, 2010 ended on June 30.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For comparative purposes, Condensed Consolidated Statements of Operations for the Transition Period and six months ended December 31, 2009 are presented as follows (in millions):

	Successor	Predecessor
	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Six Months Ended December 31, 2009
			(Unaudited)
Revenues:
Company restaurant revenues	$331.7	$514.5	$946.0
Franchise and property revenues	135.1	203.2	336.3

Total revenues	466.8	717.7	1,282.3
Company restaurant expenses	292.8	444.5	819.6
Franchise and property expenses	21.3	22.2	32.4
Selling, general and administrative expenses	247.2	153.1	254.0
Other operating (income) expenses, net	(8.7)	(3.6)	5.1

Total operating costs and expenses	552.6	616.2	1,111.1

Income (loss) from operations	(85.8)	101.5	171.2
Interest expense, net	58.1	14.6	24.7

Income (loss) before income taxes	(143.9)	86.9	146.5
Income tax expense (benefit)	(28.2)	15.8	49.7

Net income (loss)	$(115.7)	$71.1	$96.8

Basis of Presentation and Consolidation

The consolidated financial statements include our accounts and our wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Investments in affiliates owned 50% or less are accounted for by the equity method. These investments were not significant as of December 31, 2011.

Certain prior year amounts in the accompanying Financial Statements and Notes to the Financial Statements have been reclassified in order to be comparable with the current year classifications. These reclassifications had no effect on previously reported net income (loss).

Concentrations of Risk

Our operations include Company and franchise restaurants located in 81 countries and U.S. territories. Of the 12,512 restaurants in operation as of December 31, 2011, 1,295 were Company restaurants and 11,217 were franchise restaurants.

Four distributors currently service approximately 85% of our U.S. system restaurants and the loss of any one of these distributors would likely adversely affect our business. In many of our international markets, a single distributor services all the Burger King restaurants in the market. The loss of any of one of these distributors would likely have an adverse effect on the market impacted, and depending on the market, could have an adverse impact on our financial results.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Management adjusts such estimates and assumptions when facts and circumstances dictate. Volatile credit, equity, foreign currency, and energy markets and declines in consumer spending may continue to affect the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Foreign Currency Translation

The functional currency of each foreign subsidiary is generally the local currency. Foreign currency balance sheets are translated using the end of period exchange rates, and statements of operations are translated at the average exchange rates for each period. The translation adjustments resulting from the translation of foreign currency financial statements are recorded in accumulated other comprehensive income (loss) within stockholders’ equity.

Foreign Currency Transaction Gains or Losses

Foreign currency transaction gains or losses resulting from the re-measurement of our foreign-denominated assets and liabilities or our subsidiaries are reflected in earnings in the period when the exchange rates change and are included within other operating (income) expenses, net in the consolidated statements of operations.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments with original maturities of three months or less and credit card receivables.

Allowance for Doubtful Accounts

We evaluate the collectability of our trade accounts receivable from franchisees based on a combination of factors, including the length of time the receivables are past due and the probability of collection from litigation or default proceedings, where applicable. We record a specific allowance for doubtful accounts in an amount required to adjust the carrying values of such balances to the amount that we estimate to be net realizable value. We write off a specific account when (a) we enter into an agreement with a franchisee that releases the franchisee from outstanding obligations, (b) franchise agreements are terminated and the projected costs of collections exceed the benefits expected to be received from pursuing the balance owed through legal action, or (c) franchisees do not have the financial wherewithal or unprotected assets from which collection is reasonably assured.

Notes receivable represent loans made to franchisees arising from refranchisings of Company restaurants, sales of property, and in certain cases when past due trade receivables from franchisees are restructured into an interest-bearing note. Trade receivables restructured to interest-bearing notes are generally already fully reserved, and as a result, are transferred to notes receivable at a net carrying value of zero. Notes receivable with a carrying value greater than zero are written down to net realizable value when it is probable or likely that we are unable to collect all amounts due under the contractual terms of the loan agreement.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or net realizable value, and consist primarily of restaurant food items and paper supplies. Inventories are included in prepaids and other current assets in the accompanying consolidated balance sheets.

Property and Equipment, net

Property and equipment, net, that we own are recorded at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets. Leasehold improvements to properties where we are the lessee are amortized over the lesser of the remaining term of the lease or the estimated useful life of the improvement. When we commit to a plan to close a restaurant, we adjust the depreciable lives of the restaurant’s long-lived assets based on the expected date of closure.

Leases

We define lease term as the initial term of the lease, plus any renewals covered by bargain renewal options or that are reasonably assured of exercise because non-renewal would create an economic penalty.

Assets we acquire as lessee under capital leases are stated at the lower of the present value of future minimum lease payments or fair market value at the date of inception of the lease. Capital lease assets are depreciated using the straight-line method over the shorter of the useful life of the asset or the underlying lease term.

We also enter into capital leases as lessor. Capital leases meeting the criteria of direct financing leases are recorded on a net basis, consisting of the gross investment and residual value in the lease less the unearned income. Unearned income is recognized over the lease term yielding a constant periodic rate of return on the net investment in the lease. Direct financing leases are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable based on the payment history under the lease.

We record rent expense and income from operating leases that contain rent holidays or scheduled rent increases on a straight-line basis over the lease term. Contingent rentals are generally based on sales levels in excess of stipulated amounts, and thus are not considered minimum lease payments at lease inception.

Favorable and unfavorable operating leases are recorded in connection with the acquisition method of accounting. We amortize favorable and unfavorable leases on a straight-line basis over the remaining term of the leases, as determined at the acquisition date. Upon early termination of a lease, the write-off of the favorable or unfavorable lease carrying value associated with the lease is recognized as a loss or gain in the consolidated statements of operations. Amortization of favorable and unfavorable leases on Company restaurants is included in occupancy and other operating costs in the consolidated statement of operations. Amortization of favorable and unfavorable leases on franchise restaurants lease receipts is included in franchise and property revenues in the consolidated statement of operations. Amortization of favorable and unfavorable leases on franchise restaurants lease commitments is included in franchise and property expenses in the consolidated statement of operations. (See Note 9.)

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Goodwill and Intangible Assets Not Subject to Amortization

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed at December 31, 2011 recorded in connection with the Acquisition, which was accounted for as a business combination. Additional goodwill may arise in future periods in connection with the acquisition of franchise restaurants. Our indefinite-lived intangible asset consists of the Brand.

Goodwill and the Brand are not amortized, but are tested for impairment on an annual basis and more often if an event occurs or circumstances change that indicates impairment might exist. During 2011, we changed our annual goodwill impairment testing date from April 1 to October 1 of each year. This change was made to better align impairment testing procedures with the Company’s new fiscal year, related year-end financial reporting and the annual business planning and budgeting process, which are performed during the fourth quarter of each year. As a result, the goodwill impairment testing will reflect the result of input from business and other operating personnel in the development of the budget. If the carrying value of a reporting unit with assigned goodwill exceeds its estimated fair value, we may be required to record an impairment charge to goodwill. We completed our goodwill and Brand impairment tests as of October 1, 2011 and no impairment resulted. The Predecessor’s goodwill and Brand impairment tests were completed as of April 1, 2010 and 2009, in accordance with our previously established annual timeline and no impairment resulted.

When we dispose of a restaurant business within six months of acquisition, the goodwill recorded in connection with the acquisition is written off. Otherwise, goodwill is written off based on the relative fair value of the business sold to the reporting unit when disposals occur more than six months after acquisition. The sale of Company restaurants to franchisees is referred to as a “refranchising.”

The impairment test for the Brand consists of a comparison of the carrying value of the Brand to its fair value on a consolidated basis, with impairment, if any, equal to the amount by which the carrying value exceeds its fair value.

Long-Lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Some of the events or changes in circumstances that would trigger an impairment review include, but are not limited to, a significant under-performance relative to expected and/or historical results (two consecutive years of negative comparable sales or operating cash flows); significant negative industry or economic trends; knowledge of transactions involving the sale of similar property at amounts below the carrying value; or our expectation to dispose of long-lived assets before the end of their estimated useful lives. The impairment test for long-lived assets requires us to assess the recoverability of long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we must record an impairment charge equal to the excess, if any, of net carrying value over fair value.

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. Certain long-lived assets and related liabilities are grouped together for impairment testing at the operating market level (based on geographic areas) in the case of the United States, Canada, the U.K. and Germany. The operating market groupings within the U.S. and Canada are predominantly based on major metropolitan areas within the U.S. and Canada. Similarly,

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

operating markets within the other foreign countries with large asset concentrations (the U.K. and Germany) are comprised of geographic regions within those countries (three in the U.K. and two in Germany). These operating market definitions are based upon the following primary factors:

•

management views profitability of the restaurants within the operating markets as a whole, based on cash flows generated by a portfolio of restaurants, rather than by individual restaurants, and area managers receive incentives on this basis; and

•	we do not evaluate individual restaurants to build, acquire or close independent of an analysis of other restaurants in these operating markets.

In countries in which we have a smaller number of restaurants, most operating functions and advertising are performed at the country level, and shared by all restaurants in the country. As a result, we have defined operating markets as the entire country in the case of Spain, Italy, Mexico, Singapore and China.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that are included in comprehensive income (loss), but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax. Our other comprehensive income (loss) is comprised of unrealized gains and losses on foreign currency translation adjustments, unrealized gains and losses on hedging activity, net of tax, and minimum pension liability adjustments, net of tax.

Derivative Financial Instruments

Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) and recognized in the statements of operations when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for, and we have applied hedge accounting treatment.

When applying hedge accounting, our policy is to designate, at a derivative’s inception, the specific assets, liabilities or future commitments being hedged, and to assess the hedge’s effectiveness at inception and on an ongoing basis. We may elect not to designate the derivative as a hedging instrument where the same financial impact is achieved in the financial statements. We do not enter into or hold derivatives for speculative purposes.

Disclosures About Fair Value of Financial Instruments

Certain assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustment in certain circumstances. These items primarily include long-lived assets, goodwill and intangible assets for which fair value is determined as part of the related impairment tests and asset retirement obligations initially measured at fair value. At December 31, 2011, there were no significant adjustments to fair value or fair value measurements required for non-financial assets or liabilities.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value should be based on assumptions that market participants would use when pricing the asset or liability. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs into the calculation, as follows:

Level 1 Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Level 2 Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly

Level 3 Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

Certain of our derivatives are valued using various pricing models or discounted cash flow analyses that incorporate observable market parameters, such as interest rate yield curves and currency rates, classified as Level 2 within the valuation hierarchy. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by the counterparty or us.

The carrying amounts for cash and equivalents, trade accounts and notes receivable and accounts and drafts payable approximate fair value based on the short-term nature of these accounts.

Restricted investments, consisting of investment securities held in a rabbi trust to invest compensation deferred under our Executive Retirement Plan and fund future deferred compensation obligations, are carried at fair value, with net unrealized gains and losses recorded in our consolidated statements of operations. The fair value of these investment securities are determined using quoted market prices in active markets classified as Level 1 within the fair value hierarchy.

Fair value of variable rate term debt was estimated using inputs based on bid and offer prices and are Level 2 inputs within the fair value hierarchy.

Revenue Recognition

Revenues include retail sales at Company restaurants and franchise and property revenues. Franchise and property revenues primarily include royalties, initial and renewal franchise fees and rental income from operating lease rentals and earned income on direct financing leases on property leased or subleased to franchisees. Retail sales at Company restaurants are recognized at the point of sale and royalties from franchisees are based on a percentage of retail sales reported by franchisees. We present sales net of sales tax and other sales-related taxes. Royalties are recognized when collectability is reasonably assured. Initial franchise fees are recognized as revenue when the related restaurant begins operations. A franchisee may pay a renewal franchise fee and renew its franchise for an additional term. Renewal franchise fees are recognized as revenue upon receipt of the non-refundable fee and execution of a new franchise agreement. The cost recovery accounting method is used to recognize revenues for franchisees for which collectability is not reasonably assured. Rental income on operating lease rentals and earned income on direct financing leases are recognized when collectability is reasonably assured.

Advertising and Promotional Costs

We expense the production costs of advertising when the advertisements are first aired or displayed. All other advertising and promotional costs are expensed in the period incurred.

Franchise restaurants and Company restaurants contribute to advertising funds that we manage in the United States and certain international markets where Company restaurants operate. Under our franchise agreements, contributions received from franchisees must be spent on advertising, marketing and related activities, and result in no gross profit recognized. Advertising expense, net of franchisee contributions, totaled $78.2 million for 2011, $16.7 million for the period of October 19, 2010 through December 31, 2010, $25.3 million for the period

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

of July 1, 2010 through October 18, 2010, $91.3 million for the fiscal year ended June 30, 2010 and $93.3 million for the year ended June 30, 2009, and is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

To the extent that contributions received exceed advertising and promotional expenditures, the excess contributions are accounted for as a deferred liability and are recorded in accrued advertising in the accompanying consolidated balance sheets.

Franchisees in markets where no Company restaurants operate contribute to advertising funds that are not managed by us. Such contributions and related fund expenditures are not reflected in our results of operations or financial position.

Litigation Accruals

From time to time, we are subject to proceedings, lawsuits and other claims related to competitors, customers, employees, franchisees, government agencies and suppliers. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of accrual required, if any, for these contingencies is made after careful analysis of each matter. The required accrual may change in the future due to new developments in settlement strategy in dealing with these matters.

Income Taxes

Amounts in the financial statements related to income taxes are calculated using the principles of FASB ASC Topic 740, “Income Taxes.” Under these principles, deferred tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes, as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A deferred tax asset is recognized when it is considered more likely than not to be realized. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in income in the year in which the law is enacted. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be recognized.

Income tax benefits credited to stockholders’ equity relate to tax benefits associated with amounts that are deductible for income tax purposes but do not affect earnings. These benefits are principally generated from employee exercises of nonqualified stock options and settlement of restricted stock awards.

We recognize positions taken or expected to be taken in a tax return, in the financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit with greater than fifty percent likelihood of being realized upon ultimate settlement.

Transaction gains and losses resulting from the remeasurement of foreign deferred tax assets or liabilities are classified as other operating (income) expense, net in the consolidated statements of operations.

Stock-Based Compensation

We recognize share-based compensation cost based on the grant date estimated fair value of each award, net of estimated forfeitures, over the employee’s requisite service period, which is generally the vesting period of the equity grant. For awards that have a cliff-vesting schedule, stock-based compensation cost is recognized ratably over the requisite service period.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Retirement Plans

Gains or losses and prior service costs or credits related to our pension plans are being recognized as they arise as a component of other comprehensive income (loss) to the extent they have not been recognized as a component of net periodic benefit cost. In the fourth quarter of fiscal 2009, we adopted the measurement date provisions of FASB ASC Topic 715 “Compensation—Retirement Benefits” and recorded a decrease to retained earnings of $0.4 million after tax related to its pension plans and postretirement medical plan.

We sponsor the Burger King Savings Plan (the “Savings Plan”), a defined contribution plan under the provisions of Section 401(k) of the Internal Revenue Code. The Savings Plan is voluntary and is provided to all employees who meet the eligibility requirements. A participant can elect to contribute up to 50% of their compensation, subject to IRS limits, and we match 100% of the first 6% of employee compensation.

We also maintain an Executive Retirement Plan (“ERP”) for all officers and senior management. Prior to December 31, 2010, officers and senior management could elect to defer up to 75% of base pay once 401(k) limits are reached and up to 100% of incentive pay on a before-tax basis under the ERP. BKC provided a dollar-for-dollar match up to the first 6% of base pay. In the quarter ended December 31, 2010, we elected to cease further participation deferrals and contributions to the ERP.

We have a rabbi trust to invest compensation deferred under the ERP and fund future deferred compensation obligations. The rabbi trust is subject to creditor claims in the event of insolvency, but the assets held in the rabbi trust are not available for general corporate purposes and are classified as restricted investments within other assets, net in our consolidated balance sheets. The rabbi trust is required to be consolidated into our consolidated financial statements. Participants receive returns on amounts they deferred under the deferred compensation plan based on investment elections they make.

In the quarter ended September 30, 2009, we elected to cease future participant deferrals and our contributions into the rabbi trust; however, participant deferrals and our contributions have been credited with a hypothetical rate of return based on the investment options and allocations in various mutual funds selected by each participant (the “unfunded portion of the ERP liability”). The deferred compensation expense related to the unfunded portion of the ERP liability is included as a component of selling, general and administrative expenses and was not significant. The total deferred compensation liability related to the ERP was $16.2 million at December 31, 2011, $27.0 million at December 31, 2010 and $22.6 million at June 30, 2010.

We designated the investment securities in the rabbi trust as trading securities which are carried at fair value as restricted investments within other assets, net in our consolidated balance sheets, with unrealized trading gains and losses recorded in earnings. The fair value of the investment securities held in the rabbi trust was $10.8 million at December 31, 2011, $22.2 million as of December 31, 2010 and $19.9 million as of June 30, 2010. We record the net (gains) losses related to the change in value of these investments in selling, general and administrative expenses, along with an offsetting amount related to the increase (decrease) in deferred compensation, in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Amounts recorded in the consolidated statements of operations representing our contributions to the Savings Plan and the ERP on behalf of restaurant and corporate employees for 2011 was $4.2 million, $0.8 million for the period of October 19, 2010 through December 31, 2010, $2.7 million for the period of July 1, 2010 through October 18, 2010, $6.7 million for Fiscal 2010 and $6.4 million for Fiscal 2009. Our contributions made on behalf of restaurant employees are classified as payroll and employee benefit expenses in our consolidated statements of operations, while our contributions made on behalf of corporate employees are classified as selling, general and administrative expenses in our consolidated statements of operations.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

New Accounting Pronouncements

In July 2010, the FASB issued an accounting standards update that amends accounting guidance for receivables by requiring additional disclosures about the credit quality of financing receivables and the related allowance for credit losses. The amendments in this accounting standards update are effective for annual reporting periods ending on or after December 31, 2011, which for us was December 31, 2011. The adoption of the amendments in this accounting standard update did not have a significant impact on our consolidated financial position, results of operations or cash flows.

Note 3. Trade and Notes Receivable, net

Trade and notes receivable, net, consists of the following (in millions):

	Successor		Predecessor
	As of December 31		As of June 30,
	2011	2010	2010
Trade accounts receivable	$173.5	$167.7	$158.7
Notes receivable, current portion	0.6	6.5	4.8

	174.1	174.2	163.5
Allowance for doubtful accounts	(21.3)	(20.7)	(20.6)

Total, net	$152.8	$153.5	$142.9

The change in allowances for doubtful accounts is as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Beginning balance	$20.7	$21.0	$20.6	$21.8	$23.0
Bad debt expense (recoveries), net	6.1	2.8	2.1	0.8	0.7
Write-offs and other	(5.5)	(3.1)	(1.7)	(2.0)	(1.9)

Ending balance	$21.3	$20.7	$21.0	$20.6	$21.8

Note 4. Prepaids and Other Current Assets, net

Prepaid and other current assets, net consist of the following (in millions):

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Prepaid expenses	$30.8	$38.7	$33.1
Inventories	13.7	15.6	15.4
Foreign currency forward contracts	—	7.9	25.9
Interest rate cap—current portion	3.6	11.1	—
Refundable income taxes	21.1	99.2	14.0

Total Prepaids and other current assets	$69.2	$172.5	$88.4

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5. Property and Equipment, net

Property and equipment, net, along with their estimated useful lives, consist of the following (in millions):

		Successor		Predecessor
		As of December 31,		As of June 30,
		2011	2010	2010
Land		$450.0	$461.4	$386.0
Buildings and improvements(1)	(up to 40 years)	468.7	442.0	756.2
Machinery and equipment(2)	(up to 18 years)	157.4	134.9	347.3
Furniture, fixtures, and other	(up to 10 years)	40.9	34.6	149.0
Construction in progress		59.6	63.3	42.5

		1,176.6	1,136.2	1,681.0
Accumulated depreciation and amortization(3)		(150.1)	(25.5)	(666.9)

Property and equipment, net		$1,026.5	$1,110.7	$1,014.1

(1)	Buildings and improvements include assets under capital leases of $54.3 million as of December 31, 2011, $46.5 million as of December 31, 2010 and $76.6 million as of June 30, 2010.
(2)	Machinery and equipment include assets under capital leases of $0.2 million as of December 31, 2011, $0.2 million as of December 31, 2010 and $1.9 million as of June 30, 2010.
(3)	Accumulated depreciation related to capital leases totaled $14.2 million as of December 31, 2011, $2.2 million as of December 31, 2010 and $38.6 million as of June 30, 2010.

Depreciation and amortization expense on property and equipment totaled $124.6 million for 2011, $25.5 million for the period of October 19, 2010 to December 31, 2010, $33.2 million for the period of July 1, 2010 to October 18, 2010, $120.6 million for Fiscal 2010 and $110.1 million for Fiscal 2009.

Construction in progress represents new restaurant and equipment construction, reimaging (demolish and rebuild) and remodeling of existing and acquired restaurants.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6. Intangible Assets, Net and Goodwill

Intangible assets consist of the following (in millions):

	Successor						Predecessor			Weighted Average Life(2)
	As of December 31,						As of June 30, 2010
	2011			2010
	Gross	Accumu- lated Amortiza- tion	Net	Gross	Accumu- lated Amortiza- tion	Net	Gross	Accumul- ated Amortiza- tion	Net
Identifiable assets subject to amortization:
Franchise agreements(1)	$482.3	$(25.8)	$456.5	$487.7	$(4.5)	$483.2	$142.2	$(25.3)	$116.9	23.3 Years
Favorable leases	174.2	(22.0)	152.2	175.8	(3.8)	172.0	49.1	(14.6)	$34.5	12.6 Years

Subtotal	656.5	(47.8)	608.7	663.5	(8.3)	655.2	191.3	$(39.9)	151.4

Brand	$2,214.6	$—	$2,214.6	$2,238.7	$—	$2,238.7	$874.0	$—	$874.0

Intangible assets, net			$2,823.3			$2,893.9			$1,025.4

Goodwill	$657.7			$666.5			$31.0

(1)	Includes reacquired franchise rights as of June 30, 2010.
(2)	Weighted average life is as of December 31, 2011.

We recorded amortization expense on intangible assets of $40.2 million for 2011 and $8.2 million for the period of October 19, 2010 to December 31, 2010. The Predecessor recorded amortization expense on intangible assets of $2.7 million for the period July 1, 2010 to October 18, 2010, $8.7 million for Fiscal 2010, and $8.8 million for Fiscal 2009.

As of December 31, 2011, estimated future amortization expense on intangible assets is $38.2 million in 2012, $37.6 million in 2013, $36.6 million in 2014, $35.4 million in 2015, $34.6 million in 2016 and $426.3 million thereafter.

As of December 31, 2011, the total intangible asset weighted average amortization period is approximately 20.5 years.

The change in the carrying amount of goodwill for the twelve months ended December 31, 2011 and the Successor period is as follows (in millions):

	As of December 31,
	2011	2010
Beginning balance	$666.5	$680.8
Write off from refranchisings	(2.3)	(0.2)
Translation of foreign denominated balance	(6.5)	(14.1)

Ending balance	$657.7	$666.5

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 7. Other Accrued Liabilities and Other Liabilities

Other accrued liabilities (current) and other liabilities (non-current) consist of the following (in millions):

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Current:
Accrued payroll and employee-related costs	$63.9	$34.4	$56.2
Restructuring and other provisions	33.4	52.6	16.4
Withholding taxes	9.0	9.1	5.2
Interest payable	17.1	16.2	0.1
Casualty insurance	8.7	8.3	8.7
Foreign currency forward contracts	—	10.2	2.6
Gift card liabilities	16.1	17.7	12.5
Income tax payable	3.1	0.3	4.5
Sales tax payable	22.0	12.6	7.3
Other	69.4	86.1	87.4

Total current other accrued liabilities	242.7	247.5	200.9

Non-current:
Accrued pension	$71.3	$60.1	$79.4
Unfavorable leases	204.2	234.5	127.3
Casualty insurance reserves	22.2	22.3	25.5
Retiree health benefits	18.4	25.1	25.0
Deferred compensation	12.8	25.6	20.4
Income tax payable	23.4	25.5	16.8
Other	13.9	8.8	50.2

Total non-current other accrued liabilities	366.2	401.9	344.6

Total other accrued liabilities and other liabilities	$608.9	$649.4	$545.5

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8. Long-Term Debt

Long-Term Debt

Long-term debt is comprised of the following (in millions):

		Successor		Predecessor
		Principal			Interest Rates(a)
	Maturity dates	As of December 31,		As of June 30	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010
		2011	2010	2010
Secured Term Loan—USD tranche(b)	2016	$1,532.0	$1,510.0	$—	5.49%	6.82%	N/A	N/A
Secured Term Loan—Euro tranche(b)	2016	247.8	334.2		5.79%	7.11%	N/A	N/A
9 7/8 % Senior Notes	2018	797.5	800.0	—	10.14%	10.19%	N/A	N/A
11.0% Discount Notes(d)	2019	672.0	—	—	11.30%	N/A	N/A	N/A
Deferred Premiums on interest rate caps—USD (See Note 13)	2016	35.8	42.4	—	2.52%	2.52%	—	—
Deferred Premiums on interest rate caps—EUR (See Note 13)	2016	7.3	11.1	—	2.86%	2.86%	—	—
Previous Term Loans(c)	N/A	—	—	753.7	N/A	N/A	4.4%	4.7%
Other		3.2	1.4	1.7

Total debt		3,295.6	2,699.1	755.4
Less: current maturities of debt		(24.2)	(27.0)	(87.7)

Total long-term debt		$3,271.4	$2,672.1	$667.7

(a)	Represents the effective interest rate for the instrument computed on a quarterly basis, including the amortization of deferred debt issuance costs and original issue discount, and in the case of our Secured Term Loans, the effect of interest rate caps.
(b)	Principal face amount herein is presented gross of a 1% discount of $12.5 million on the USD tranche and Revolving Credit Facility and $1.0 million on the Euro tranche at December 31, 2011 and $16.8 million on the USD tranche and $3.3 million on the Euro tranche at December 31, 2010.
(c)	The Previous Term Loans were repaid and terminated in connection with the Transactions. The weighted average interest rates related to our term debt included the impact of interest rate swaps on 77% of our term debt for the period July 1, 2010 to October 18, 2010 and 73% of our term debt in Fiscal 2010.
(d)	Principal face amount herein is presented gross of a discount of $247.6 million at December 31, 2011.

Successor

Credit Facilities

In connection with the Transactions, BKC entered into a credit agreement dated as of October 19, 2010, as amended and restated as of February 15, 2011 (the “Credit Agreement”). The Credit Agreement provides for (i) two tranches of term loans in aggregate principal amounts of $1,600.0 million and €200.0 million, each under a term loan facility (the “Term Loan Facility”) and (ii) a senior secured revolving credit facility for up to $150 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Credit Facilities”). The maturity date for the Term Loan Facility is October 19, 2016 and the maturity date for the Revolving Credit Facility is October 19, 2015.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The principal amount of the Term Loan Facility amortizes in quarterly installments equal to 0.25% of the original principal amount of the Term Loan Facility for the first five and three-quarter years, with the balance payable at maturity. The Credit Facilities contain customary provisions relating to mandatory prepayments, voluntary prepayments, affirmative covenants, negative covenants and events of default. All obligations under the Credit Facilities are guaranteed by BKH and each direct and indirect, existing and future, material domestic wholly-owned subsidiary of BKC.

Under the Credit Agreement, at BKC’s election, the interest rate per annum applicable to the loans is based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00%, plus an applicable margin equal to 2.00% for loans under the U.S. dollar denominated tranche of the Term Loan Facility and 2.25% for loans under the Revolving Credit Facility, or (ii) a Eurocurrency rate determined by reference to EURIBOR for the Euro denominated tranche and LIBOR for the U.S. dollar denominated tranche and Revolving Credit Facility, adjusted for statutory reserve requirements, plus an applicable margin equal to 3.25% for loans under the Euro denominated tranche of the Term Loan Facility, 3.00% for loans under the U.S. dollar denominated tranche of the Term Loan Facility and 3.25% for loans under the Revolving Credit Facility. Term Loan B borrowings under the Credit Agreement are subject to a LIBOR floor of 1.50%. BKC has elected to borrow at the three month Euro currency rate as noted in (ii) above.

As of December 31, 2011, we had $14.5 million in irrevocable standby letters of credit outstanding, which were issued under the Revolving Credit Facility primarily to certain insurance carriers to guarantee payments of deductibles for various insurance programs, such as health and commercial liability insurance. Such letters of credit are secured by the collateral under the Credit Facilities. As of December 31, 2011, no amounts had been drawn on any of these irrevocable standby letters of credit and our remaining borrowing capacity under the Revolving Credit Facility was $135.5 million as of December 31, 2011.

Following the end of each fiscal year, we are required to prepay the Term Loans in an amount equal to 50% of Excess Cash Flow (as defined in the Credit Agreement and with stepdowns to 25% and 0% based on achievement of specified total leverage ratios), minus the amount of any voluntary prepayments of the Term Loans during such fiscal year. Additionally, subject to certain exceptions, the Credit Facilities are subject to mandatory prepayment in the event of non-ordinary course or other dispositions of assets (subject to customary reinvestment provisions), or in the event of issuances or incurrence of debt by BKC or any of its subsidiaries (other than certain indebtedness permitted by the Credit Facilities).

We may prepay the term loans in whole or in part at any time. A 1% premium applies if the prepayment is made in connection with an interest rate re-pricing event. During 2011, we made $60.5 million in voluntary prepayments of our Term Loans and, as a result, were not required to make a mandatory prepayment based on Excess Cash Flow as described above.

Under the Credit Facilities, BKC is required to comply with customary financial ratios, including a minimum Interest Coverage Ratio (the ratio of Consolidated EBITDA to Consolidated Interest Expense) and a maximum Total Leverage Ratio (the ratio of Consolidated Total Debt to Consolidated EBITDA). Consolidated EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for certain items, as specified in the Credit Agreement. Consolidated Interest Expense is defined in the Credit Agreement as cash payments for interest, including (net of) payments made (received) pursuant to interest rate derivatives with respect to Indebtedness, net of cash received for interest income and certain other items specified in the Credit Agreement. The Test Period is defined in the Credit Agreement as the most recently completed four consecutive fiscal quarters ending on such date.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Credit Facilities also contain a number of customary affirmative and negative covenants that, among other things, will limit or restrict the ability of BKC and its subsidiaries to (i) incur additional indebtedness (including guarantee obligations) or liens, (ii) engage in mergers, consolidations, liquidations or dissolutions, sell assets (with certain exceptions, including sales of company-owned restaurants to franchisees), (iii) make capital expenditures, acquisitions, investments loans and advances, (iv) pay and modify the terms of certain indebtedness, (v) engage in certain transactions with affiliates, (vi) enter into certain speculative hedging arrangements, negative pledge clauses and clauses restricting subsidiary distributions and (vii) change its line of business. In addition, the ability of BKC and its subsidiaries to pay dividends or other distributions, or to repurchase, redeem or retire equity is restricted by the Credit Agreement, including the payment of dividends to BKH. At December 31, 2011, we were in compliance with all financial ratios and covenants of the Credit Agreement and there were no limitations on our ability to draw on the remaining availability under our Revolving Credit Facility.

BKC’s capital expenditures are limited between $160.0 million and $220.0 million, with the annual limitation based on our Rent-Adjusted Leverage Ratio of our most recently ended fiscal year. Up to 50% of the unused amount for the prior fiscal year (less the amount carried forward into the prior fiscal year) is allowed to be carried forward into the next fiscal year. Capital expenditures for 2011 totaled $82.1 million thus $38.9 million is allowed to be carried forward into 2012.

The Credit Facilities contain customary events of default, including, but not limited to, nonpayment of principal, interest, fees or other amount, violation of a covenant, cross-default to material indebtedness, bankruptcy and a change of control. Our ability to borrow under the Credit Facilities will be dependent on, among other things, BKC’s compliance with the above-referenced financial ratios. Failure to comply with these ratios or other provisions of the credit agreement for the Credit Facilities (subject to grace periods) could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the Revolving Credit Facility and permit the acceleration of all outstanding borrowings under such credit agreement.

In addition to paying interest on outstanding principal under the Credit Facilities, we are required to pay certain recurring fees with respect to the Credit Facilities, including (i) fees on the unused commitments of the lenders under the revolving facility, (ii) letters of credit fees on the aggregate face amounts of outstanding letters of credit plus a fronting fee to the issuing bank and (iii) administration fees.

9 7/8% Senior Notes

At December 31, 2011, we had outstanding $797.5 million of senior notes due 2018 that bear interest at a rate of 9.875% per annum, which is payable semi-annually on October 15 and April 15 of each year (the “Senior Notes”). The Senior Notes mature on October 15, 2018. During 2011, we repurchased and retired Senior Notes with an aggregate face value of $2.5 million for a purchase price of $2.7 million, including accrued interest.

The Senior Notes are general unsecured senior obligations of BKC that rank pari passu in right of payment with all our existing and future senior indebtedness. The Senior Notes are effectively subordinated to all our Secured Indebtedness (including the Credit Facilities) to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all indebtedness and other liabilities, including preferred stock, of non-guarantor subsidiaries.

The Senior Notes are guaranteed by BKH and all existing direct and indirect subsidiaries that borrow under or guarantee any indebtedness or indebtedness of another guarantor. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of the Senior Notes.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At any time prior to October 15, 2013, we may redeem up to 35% of the original principal amount of the Senior Notes with the proceeds of certain equity offerings at a redemption price equal to 109.875% of the principal amount of the Senior Notes, together with any accrued and unpaid interest, if any, to the date of redemption. The Senior Notes are redeemable at our option, in whole or in part, at any time on or after October 15, 2014 at 104.938% of the principal amount, at any time on or after October 15, 2015 at 102.469% of the principal amount or at any time on or after October 15, 2016 at 100% of the principal amount.

The occurrence of a change in control of BKC and/or its Parent entities will require us to offer to purchase all or a portion of the Senior Notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest, if any, to the date of purchase. Certain asset dispositions will also require us to use the proceeds from those asset dispositions to make an offer to purchase the Senior Notes at 100% of their principal amount, if such proceeds are not otherwise used within a specified period to repay indebtedness or to invest in capital assets related to our business or capital stock of a restricted subsidiary.

The Senior Notes were issued pursuant to an indenture (the “Senior Notes Indenture”), which contains certain covenants that we must meet during the term of the Senior Notes, including, but not limited to, limitations on restricted payments (as defined in the Senior Notes Indenture), incurrence of indebtedness, issuance of disqualified stock and preferred stock, asset sales, mergers and consolidations, transactions with affiliates, guarantees of indebtedness by subsidiaries and activities of BKH.

The Senior Notes Indenture also includes customary events of default including, but not limited to, nonpayment of principal, interest, premiums or other amounts due under the Senior Notes Indenture, violation of a covenant, cross-default to material indebtedness, bankruptcy and a change of control. Failure to comply with the covenants or other provision of the Senior Notes Indenture (subject to grace periods) could, absent a waiver or an amendment from the lenders under such Senior Notes Indenture, permit the acceleration of all outstanding borrowings under the Senior Notes Indenture.

At December 31, 2011, we were in compliance with all covenants of the Senior Notes Indenture.

11.0% Discount Notes

On April 19, 2011, BKCH, our direct subsidiary, and BKCF entered into an indenture with Wilmington Trust FSB, as trustee, pursuant to which the Issuers sold $685 million in the aggregate principal amount at maturity of 11.0% senior discount notes due 2019 (the “Discount Notes”). The Discount Notes generated $401.5 million in gross proceeds. At December 31, 2011, we had outstanding $672.0 million of discount notes due 2019. Until April 15, 2016, no cash interest will accrue, but the Discount Notes will accrete at a rate of 11.0% per annum compounded semi-annually such that the accreted value on April 15, 2016 will be equal to the principal amount at maturity. Thereafter, cash interest on the Discount Notes will accrue at a rate equal to 11.0% per annum and will be payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing on October 15, 2016. The Discount Notes will mature on April 15, 2019. Neither we nor any of our subsidiaries are a guarantor of the Discount Notes. The Issuers have no operations or assets other than the interest in BKH held by BKCH. Accordingly, the cash required to service the Discount Notes is expected to be funded through distributions from BKH. During 2011, we repurchased Discount Notes with a carrying value of $7.9 million for a purchase price of $7.6 million.

At any time prior to April 15, 2014, we may redeem up to 35% of the original principal amount of the Discount Notes with the proceeds of certain equity offerings at a redemption price equal to 111.0% of the

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

accreted value of the Discount Notes, plus (without duplication) any accrued and unpaid interest, if any, to the date of redemption. The Discount Notes are redeemable at our option, in whole or in part, at any time on or after April 15, 2015 at 105.5% of the principal amount, at any time on or after April 15, 2016 at 102.75% of the principal amount or at any time on or after April 15, 2017 at 100% of the principal amount.

The occurrence of a change in control will require us to offer to purchase all or a portion of the Discount Notes at a price equal to 101% of the accreted value, plus (without duplication) accrued and unpaid interest, if any, to the date of purchase. Certain asset dispositions will also require us to use the proceeds from those asset dispositions to make an offer to purchase the Discount Notes at 100% of their accreted value, plus accrued and unpaid interest, if any, if such proceeds are not otherwise used within a specified period to repay indebtedness or to invest in capital assets related to our business or capital stock of a restricted subsidiary.

The Discount Notes were issued pursuant to an indenture (the “Discount Notes Indenture”), which contains certain covenants that we must meet during the term of the Discount Notes, as well as customary events of default, which are similar to those described above for the Credit Facilities and Senior Notes.

At December 31, 2011, we were in compliance with all covenants of the Discount Notes Indenture.

Loss on Early Extinguishment of Debt

In connection with the amendment of our Credit Facility in February 2011, we recorded a $19.6 million loss on early extinguishment of debt. We recorded an additional $1.5 million loss on early extinguishment of debt in connection with the Term Loan prepayments, Senior Note repurchases and Discount Note repurchases described above in 2011. Loss on early extinguishment of debt consists principally of write-offs of deferred financing costs and original issue discount.

Maturities

The aggregate maturities of long-term debt, including the amounts due under the Term Loan Facility, the Senior Notes, the Discount Notes and other debt as of December 31, 2011, are as follows (in millions):

Year Ended December 31,	Principal Amount
2012	27.7
2013	27.9
2014	28.1
2015	28.1
Thereafter	3,183.8

Total	$3,295.6

We also have lines of credit with foreign banks, which can also be used to provide guarantees, in the amount of $3.2 million as of December 31, 2011. There were $2.3 million of guarantees issued against these lines of credit as of December 31, 2011.

Predecessor

Prior to the Acquisition, our previous credit facility consisted of Term Loans A and B-1 (the “Previous Term Loans”) and a $150.0 million revolving credit facility (the “Previous Credit Facility”). In connection with the Acquisition on October 19, 2010, we refinanced the amounts due under the Previous Credit Facility with the Credit Facility and Senior Notes described above.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The interest rate under Term Loan A and the revolving credit facility was, at the Company’s option, either (a) the greater of the federal funds effective rate plus 0.50% or the prime rate (“ABR”), plus a rate not to exceed 0.75%, which varied according to the Company’s leverage ratio or (b) LIBOR plus a rate not to exceed 1.75%, which varied according to the Company’s leverage ratio. The interest rate for Term Loan B-1 was, at the Company’s option, either (a) ABR, plus a rate of 0.50% or (b) LIBOR plus 1.50%, in each case so long as the Company’s leverage ratio remained at or below certain levels (but in any event not to exceed 0.75% in the case of ABR loans and 1.75% in the case of LIBOR loans). The weighted average interest rates related to the Company’s term debt was 4.4% for the period July 1, 2010 to October 18, 2010 and 4.7% and 5.1% for the years ended June 30, 2010 and June 30, 2009, respectively, which included the impact of interest rate swaps on 77%, 73% and 71% of the Company’s term debt, respectively.

The Previous Credit Facility contained certain customary financial and non-financial covenants. These covenants imposed restrictions on additional indebtedness, liens, investments, advances, guarantees and mergers and acquisitions. These covenants also placed restrictions on asset sales, sale and leaseback transactions, dividends, payments between the Company and its subsidiaries and certain transactions with affiliates.

Interest Expense, net

Interest expense, net consists of the following (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Secured Term Loan—USD tranche	$75.4	$19.1	$—	$—	$—
Secured Term Loan—Euro tranche	14.3	4.3
Interest Rate Caps—USD and EURO	1.2	0.4	—	—	—
9 7/8 % Senior Notes	78.8	16.0	—	—	—
Amortization on original debt issuance discount, deferred financing costs and other(1)	49.5	17.2	—	—	—
Predecessor term loans	—	—	12.0	39.4	47.2
Capital lease obligations	9.1	1.3	2.9	10.2	10.1
Interest income	(1.6)	(0.2)	(0.3)	(1.0)	(2.7)

Total	$226.7	$58.1	$14.6	$48.6	$54.6

(1)	Amount includes commitment fees of $13.5 million associated with the bridge loan available at the closing of the Transactions for the period October 19, 2010 to December 31, 2010.

We had unamortized deferred financing costs of $57.0 million at December 31, 2011, $67.2 million at December 31, 2010 and $2.9 million at June 30, 2010. These amounts are classified as other assets, net and are amortized over the term of the debt into interest expense using the effective interest method. The amortization of deferred financing costs included in interest expense for 2011 was $12.5 million, $2.1 million for the period October 19, 2010 to December 31, 2010, $0.6 million for the period July 1, 2010 to October 18, 2010, $2.1 million for Fiscal 2010 and $1.9 million for Fiscal 2009.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9. Leases

As of December 31, 2011, we leased or subleased 1,081 restaurant properties to franchisees and 53 non-restaurant properties to third parties under capital and operating leases. The building and leasehold improvements of the leases with franchisees are usually accounted for as direct financing leases and recorded as a net investment in property leased to franchisees, while the land is classified as operating leases. Most leases to franchisees provide for fixed payments with contingent rent when sales exceed certain levels. Lease terms generally range from 10 to 20 years. The franchisees bear the cost of maintenance, insurance and property taxes.

Assets leased to franchisees and other third parties under operating leases that are included within our property and equipment, net was as follows (in millions):

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Land	$263.6	$264.5	$198.3
Buildings and improvements	158.7	156.2	116.2
Restaurant equipment	16.9	22.2	5.0

	439.2	442.9	319.5
Accumulated depreciation	(38.6)	(21.8)	(46.0)

	$400.6	$421.1	$273.5

Net investment in property leased to franchisees and other third parties under direct financing leases was as follows (in millions):

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Future rents to be received
Base rents	$318.5	$318.6	$316.6
Contingent rents(1)	154.5	146.5	—
Estimated unguaranteed residual value	29.6	29.7	3.7
Unearned income	(244.9)	(224.9)	(172.3)
Allowance on direct financing leases	(1.1)	—	(0.6)

	256.6	269.9	147.4
Current portion included within trade receivables	(14.4)	(14.4)	(8.9)

Net investment in property leased to franchisees	$242.2	$255.5	$138.5

(1)	Amounts represent estimated contingent rents recorded in acquisition accounting (See Note 2).

In addition, we are the lessee on land, building, equipment, office space and warehouse leases, including 343 restaurant buildings under capital leases. Initial lease terms are generally 10 to 20 years. Most leases provide for fixed monthly payments. Many of these leases provide for future rent escalations and renewal options. Certain leases require contingent rent, determined as a percentage of sales, generally when annual sales exceed specific levels. Most leases also obligate us to pay the cost of maintenance, insurance and property taxes.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of December 31, 2011, future minimum lease receipts and commitments were as follows (in millions):

Successor

	Lease Receipts		Lease Commitments(a)
	Direct Financing Leases	Operating Leases	Capital Leases	Operating Leases
2012	$30.7	$66.8	$(17.5)	$(146.8)
2013	30.1	62.7	(17.6)	(136.8)
2014	29.4	56.5	(17.0)	(125.6)
2015	29.2	53.0	(15.8)	(115.9)
2016	28.5	48.6	(14.4)	(107.7)
Thereafter	170.6	333.9	(75.3)	(613.2)

Total	$318.5	$621.5	$(157.6)	$(1,246.0)

(a)	Lease commitments under operating leases have not been reduced by minimum sublease rentals of $318.0 million due in the future under noncancelable subleases.

Our total minimum obligations under capital leases are $157.6 million as of December 31, 2011, $175.1 million as of December 31, 2010 and $134.1 million as of June 30, 2010. Of these amounts, $52.9 million was interest as of December 31, 2011, $62.0 million as of December 31, 2010 and $63.2 million as of June 30, 2010. The remaining balance was capital lease obligations of $104.7 million as of December 31, 2011, $113.1 million as of December 31, 2010 and $70.9 million as of June 30, 2010 which are all recorded on our consolidated balance sheet. Of these balances, $9.3 million was classified as current portion of long-term debt and capital leases as of December 31, 2011, $9.2 million as of December 31, 2010 and $5.6 million as of June 30, 2010.

Property revenues are comprised primarily of rental income from operating leases and earned income on direct financing leases with franchisees as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Rental income:
Minimum	$72.9	$16.0	$21.9	$73.1	$69.9
Contingent	0.3	—	4.9	17.9	20.6
Amortization of favorable and unfavorable income lease contracts, net	6.6	1.3	—	—	—

Total rental income	79.8	17.3	26.8	91.0	90.5
Earned income on direct financing leases	31.4	6.2	7.2	22.7	23.0

Total property revenues	$111.2	$23.5	$34.0	$113.7	$113.5

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Rent expense associated with the lease commitments is as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Rental expense:
Minimum	$167.3	$27.8	$47.4	$168.9	$166.5
Contingent	4.5	1.3	2.0	7.4	7.7
Amortization of favorable and unfavorable payable lease contracts, net	(3.4)	(0.9)	(3.9)	(15.0)	(18.2)

Total rental expense	$168.4	$28.2	$45.5	$161.3	$156.0

The impact of favorable and unfavorable lease amortization on operating income is as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Franchise and property revenues	$6.6	$1.3	$—	$—	$—
Company restaurant expenses:
Occupancy and other operating costs	4.1	1.0	2.6	10.4	12.7
Franchise and property expenses	(0.7)	(0.1)	1.3	4.6	5.5

Estimated future amortization of favorable and unfavorable lease contracts subject to amortization are as follows (in millions):

	Company Restaurants Occupancy and Other Operating Expenses		Franchise and Property Revenue		Franchise and Property Expenses
	Favorable	Unfavorable	Favorable	Unfavorable	Favorable	Unfavorable
2012	$7.0	$(10.2)	$4.8	$(11.2)	$5.6	$(4.9)
2013	6.8	(9.7)	4.4	(10.6)	5.5	(4.7)
2014	6.5	(8.7)	3.9	(10.1)	5.4	(4.1)
2015	5.9	(7.4)	3.4	(9.7)	5.2	(3.5)
2016	5.5	(6.6)	3.1	(9.3)	5.0	(3.2)
Thereafter	28.8	(27.3)	15.4	(46.9)	30.0	(16.1)

Total	$60.5	$(69.9)	$35.0	$(97.8)	$56.7	$(36.5)

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10. Income Taxes

Income (loss) before income taxes, classified by source of income (loss), is as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Domestic	$5.4	$(132.1)	$61.4	$228.4	$241.4
Foreign	109.3	(11.8)	25.5	55.9	43.4

Income (loss) before income taxes	$114.7	$(143.9)	$86.9	$284.3	$284.8

Income tax expense (benefit) attributable to income from continuing operations consists of the following (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Current:
Domestic
Federal	$19.3	$(44.0)	$7.1	$64.7	$57.0
State, net of federal income tax benefit	(0.5)	(0.9)	1.7	4.6	6.1
Foreign	14.3	2.2	3.5	11.3	9.5

	$33.1	$(42.7)	$12.3	$80.6	$72.6

Deferred:
Domestic
Federal	$(13.6)	$6.5	$9.2	$14.4	$9.1
State, net of federal income tax benefit	0.1	(3.1)	1.2	3.1	6.2
Foreign	7.0	11.1	(6.9)	(0.6)	(3.2)

	$(6.5)	$14.5	$3.5	$16.9	$12.1

Total	$26.6	$(28.2)	$15.8	$97.5	$84.7

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The U.S. Federal tax statutory rate reconciles to the effective tax rate as follows:

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
U.S. Federal income tax rate	35.0%	(35.0)%	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.0	(2.9)	3.0	3.4	2.8
Costs/(Benefits) and taxes related to foreign operations	14.6	11.3	(2.5)	1.7	(4.7)
Foreign tax rate differential	(26.2)	0.1	(8.8)	(5.6)	(4.9)
Foreign exchange differential on tax benefits	(0.1)	0.2	(0.6)	0.3	0.7
Change in valuation allowance	3.8	3.2	(4.5)	(0.6)	1.1
Change in accrual for tax uncertainties	1.8	0.2	(2.6)	0.2	(1.3)
Federal credits	(2.5)	(0.4)	(0.7)	(0.7)	(1.2)
Deductible FTC	(3.7)	—	—	—	—
Non Deductible Transaction Costs	(1.2)	3.5	—	—	—
Other	0.7	0.2	(0.1)	0.6	2.2

Effective income tax rate	23.2%	(19.6)%	18.2%	34.3%	29.7%

Our effective tax rate was 23.2% for 2011, (19.6%) for the period from October 19, 2010 through December 31, 2010 primarily as a result of the current mix of income from multiple tax jurisdictions and the Transactions. The effective tax rate was 18.2% for the period from July 1, 2010 through October 18, 2010 primarily as a result of the mix of income from multiple tax jurisdictions and the sale of the Netherlands entity.

Our effective tax rate was 34.3% for Fiscal 2010, primarily as a result of the current mix of income from multiple tax jurisdictions and currency fluctuations, and our effective tax rate was 29.7% for Fiscal 2009, primarily as a result of the resolution of certain federal and state audits and tax benefits realized from the dissolution of dormant entities.

Income tax expense/(benefit) includes an increase in valuation allowance primarily related to deferred tax assets in foreign countries of $4.6 million for 2011, an increase in valuation allowance related to foreign tax credit carryforwards and deferred tax assets in foreign countries of $3.3 million for the period from October 19, 2010 through December 31, 2010, a decrease in valuation allowance related to deferred tax assets in foreign countries of $3.8 for the period from July 1, 2010 through October 18, 2010, a decrease of $1.7 million for Fiscal 2010 and an increase of $3.0 million for Fiscal 2009.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table provides the amount of income tax expense (benefit) allocated to continuing operations and amounts separately allocated to other items (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Income tax expense (benefit) from continuing operations	$26.6	$(28.2)	$15.8	$97.5	$84.7
Interest rate caps in accumulated other comprehensive income (loss)	(26.4)	13.9	—	—	—
Interest rate swaps in accumulated other comprehensive income (loss)	—	—	0.9	2.0	(11.0)
Pension liability in accumulated other comprehensive income (loss)	(5.8)	3.9	3.1	(11.3)	(9.4)
Adjustments to deferred income taxes related to Brand	—	—	—	—	(0.2)
Adjustments to the valuation allowance related to Brand	—	—	—	—	(0.3)
Stock option tax benefit in additional paid-in capital	—	—	0.4	(3.5)	(3.3)

	$(5.6)	$(10.4)	$20.2	$84.7	$60.5

The significant components of deferred income tax expense (benefit) attributable to income from continuing operations are as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1,2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Deferred income tax expense (exclusive of the effects of components listed below)	$(11.1)	$15.3	$8.3	$15.7	$3.2
Change in valuation allowance (net of amounts allocated as adjustments to purchase accounting in 2009 and 2008)	4.6	3.3	(3.8)	(1.7)	3.0
Change in effective state income tax rate	—	—	—	0.8	4.5
Change in effective foreign income tax rate	—	(1.0)	(1.0)	2.1	1.4

Total	$(6.5)	$17.6	$3.5	$16.9	$12.1

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in millions):

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	Fiscal 2010	Fiscal 2009
Deferred tax assets:
Trade and notes receivable, principally due to allowance for doubtful accounts	$12.4	$16.9	$14.6	$12.7
Accrued employee benefits	48.2	54.0	63.8	49.6
Unfavorable leases	76.1	85.4	53.9	71.9
Liabilities not currently deductible for tax	40.0	6.4	42.2	52.7
Tax loss and credit carryforwards	134.8	118.9	138.5	111.3
Property and equipment, principally due to differences in depreciation	—	—	53.0	61.6
Other	1.5	2.5	3.4	3.4

Total gross deferred tax assets	313.0	284.1	369.4	363.2
Valuation allowance	(99.6)	(96.0)	(74.6)	(78.7)

Net deferred tax assets	213.4	188.1	294.8	284.5
Less deferred tax liabilities:
Property and equipment, principally due to differences in depreciation	6.5	13.7	—	—
Intangible assets	629.8	621.7	249.7	237.3
Leases	124.4	136.0	53.1	55.1
Statutory Impairment	6.4	8.4	12.2	—

Total gross deferred tax liabilities	767.1	779.8	315.0	292.4

Net deferred tax liability	$553.7	$591.7	$20.2	$7.9

The valuation allowance increased by $3.6 million as a result of changes in the projected utilization of deferred tax assets in foreign jurisdictions and currency fluctuations. For the Transition Period, the valuation allowance increased by $21.4 million primarily as a result of changes in the projected utilization of foreign tax credits, deferred tax assets in foreign jurisdictions and changes in currency fluctuations. Of this increase, $18.3 million was recorded in goodwill as part of the acquisition accounting adjustments.

Changes in valuation allowance are as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Beginning balance	$96.0	$93.9	$74.6	$78.7	$87.9
Change in estimates recorded to deferred income tax expense	4.6	3.3	(3.8)	(1.7)	3.0
Changes from foreign currency exchange rates	(1.0)	(0.4)	4.8	(3.1)	(11.9)
Other	—	(0.8)	—	0.7	(0.3)

Ending balance	$99.6	$96.0	$75.6	$74.6	$78.7

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We generated a federal net operating loss of approximately $47.4 million for the period ended December 31, 2011. This loss can be carried forward for 20 years. In addition, we generated a federal net operating loss of $196.3 million during the period from October 19, 2010 through December 31, 2010 of which $195.0 million was carried back to previous years and $1.3 million was carried forward. We have a state net operating loss carryforward of approximately $155.0 million, expiring between 2015 and 2031. In addition, we have foreign loss carryforwards of $328.4 million expiring between 2012 and 2031, and foreign loss carryforwards of $183.8 million that do not expire. As of December 31, 2011, we have a foreign tax credit carryforward balance of $16.8 million. We have recorded valuation allowances related to certain foreign and state losses and foreign tax credit carry forwards since it is more likely than not to expire unutilized.

Deferred taxes have not been provided on basis differences related to investments in foreign subsidiaries. These differences consist primarily of approximately $222.9 million of undistributed earnings, which are considered to be permanently reinvested in the operations of such subsidiaries outside the United States. Determination of the deferred income tax liability on these unremitted earnings is not practicable. Such liability, if any, depends on circumstances existing if and when remittance occurs.

We had $21.6 million of unrecognized tax benefits at December 31, 2011, $22.4 million at December 31, 2010 and $14.2 million at June 30, 2010, which if recognized, would affect the effective income tax rate. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Beginning balance	$22.4	$22.2	$14.2	$15.5	$18.3
Additions on tax position related to the current year	1.4	0.3	0.3	1.2	4.5
Additions for tax positions of prior years	2.8	—	0.3	2.7	1.9
Reductions for tax positions of prior years	(2.9)	(0.1)	(2.6)	(2.0)	(7.7)
Reductions for settlements	(2.0)	—	—	(2.0)	(0.2)
Reductions due to statute expiration	(0.1)	—	—	(1.2)	(1.3)

Ending Balance	$21.6	$22.4	$12.2	$14.2	$15.5

During the twelve months beginning January 1, 2012, it is reasonably possible we will reduce unrecognized tax benefits by approximately $1.5 million, primarily as a result of the expiration of certain statutes of limitations and the resolution of audits.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense. The total amount of accrued interest and penalties at December 31, 2011 was $3.2 million, at December 31, 2010 was $3.2 million and at June 30, 2010 was $2.9 million. Potential interest and penalties associated with uncertain tax positions recognized during the year ended December 31, 2011 was zero, $0.1 million for the period October 19, 2010 through December 31, 2010, $0.1 million for the period July 1, 2010 through October 18, 2010, $0.6 million for the fiscal year ended June 30, 2010 and $0.6 million for the fiscal year ended June 30, 2009. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

We file income tax returns, including returns for its subsidiaries, with federal, state, local and foreign jurisdictions. Generally we are subject to routine examination by taxing authorities in these jurisdictions,

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

including significant international tax jurisdictions, such as the United Kingdom, Germany, Spain, Switzerland, Singapore and Mexico. None of the foreign jurisdictions should be individually material. We have various state and foreign income tax returns in the process of examination. From time to time, these audits result in proposed assessments where the ultimate resolution may result in owing additional taxes. We believe that our tax positions comply with applicable tax law and that it has adequately provided for these matters.

Note 11. Pension and Post Retirement Medical Benefits

Pension Benefits

We sponsor noncontributory defined benefit pension plans for our salaried employees in the United States (the “U.S. Pension Plans”) and certain employees in the United Kingdom, Germany and Switzerland (the “International Pension Plans”). Effective December 31, 2005, all benefits accrued under the U.S. Pension Plans were frozen at the benefit level attained as of that date.

Postretirement Medical Benefits

Our postretirement medical plan (the “U.S. Retiree Medical Plan”) provides medical, dental and life insurance benefits to U.S. salaried retirees hired prior to June 30, 2001 and who were age 40 or older as of June 30, 2001, and their eligible dependents. The amount of retirement health care coverage an employee will receive depends upon the length of credited service. Effective September 30, 2011, the credited service for this plan was frozen for all participants. Beginning January 1, 2012, the annual employer-provided subsidy will be $160 (pre-age 65) and $80 (post-age 65) per year of credited service for anyone not already receiving benefits prior to this date. In 2011, we recognized a reduction to the retiree medical plan liability as a result of a negative plan amendment of $7.1 million, with an offset to accumulated other comprehensive income (AOCI).

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Obligations and Funded Status

The following table sets forth the change in benefit obligations, fair value of plan assets and amounts recognized in the balance sheets for the U.S. Pension Plans, International Pension Plans and U.S. Retiree Medical Plan (in millions):

	Successor		Predecessor		Successor		Predecessor
	U.S. Pension Plans				U.S. Retiree Medical Plan
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010
Change in benefit obligation
Benefit obligation at beginning of year	$176.5	$183.4	$179.0	$146.0	$26.1	$26.8	$26.0	$22.1
Service cost	—	—	—	—	0.3	0.1	0.1	0.4
Interest cost	9.2	1.9	2.7	9.1	1.3	0.3	0.4	1.3
Plan amendments	—	—	—	—	(7.1)	—	—	—
Actuarial (gains) losses	20.2	(6.9)	3.4	29.0	(0.8)	(1.1)	0.4	2.7
Part D Rx Subsidy Received	—	—	—	—	0.1	—	—	0.1
Benefits paid	(12.9)	(1.9)	(1.7)	(5.1)	(0.4)	—	(0.1)	(0.6)

Benefit obligation at end of year	$193.0	$176.5	$183.4	$179.0	$19.5	$26.1	$26.8	$26.0

Change in plan assets
Fair value of plan assets at beginning of year	$122.1	$120.7	$109.7	$97.9	$—	$—	$—	$—
Actual return on plan assets	7.5	3.3	12.7	14.6	—	—	—	—
Employer contributions	5.5	—	—	2.3	—	—	—	—
Benefits paid	(6.1)	(1.9)	(1.7)	(5.1)	—	—	—	—

Fair value of plan assets at end of year	$129.0	$122.1	$120.7	$109.7	$—	$—	$—	$—

Funded status of plan	$(64.0)	$(54.4)	$(62.7)	$(69.3)	$(19.5)	$(26.1)	$(26.8)	$(26.0)

Amounts recognized in the consolidated balance sheet
Current liabilities	$(1.6)	$(1.4)	$(1.2)	$(1.1)	$(1.1)	$(1.0)	$(1.0)	$(1.0)
Noncurrent liabilities	(62.4)	(53.0)	(61.5)	(68.2)	(18.4)	(25.1)	(25.8)	(25.0)

Net pension liability, end of fiscal year	$(64.0)	$(54.4)	$(62.7)	$(69.3)	$(19.5)	$(26.1)	$(26.8)	$(26.0)

Amounts recognized in accumulated other comprehensive income (AOCI)
Prior service cost / (credit)	$—	$—	$—	$—	$(6.8)	$—	$—	$—
Unrecognized actuarial loss (gain)	13.0	(8.2)	47.9	55.1	(1.8)	(1.1)	(1.9)	(2.3)

Total AOCI (before tax)	$13.0	$(8.2)	$47.9	$55.1	$(8.6)	$(1.1)	$(1.9)	$(2.3)

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	International Pension Plans
	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1,2010 to October 18, 2010	Fiscal 2010
Benefit obligation at end of year	$30.0	$28.5	$32.9	$29.6
Fair value of plan assets at end of year	21.1	22.1	22.1	18.3

Funded status of plan	$(8.9)	$(6.4)	$(10.8)	$(11.3)

Amounts recognized in the consolidated balance sheet
Noncurrent Assets	$—	$0.8	$—	$—
Current liabilities	—	(0.1)	(0.1)	(0.1)
Noncurrent liabilities	(8.9)	(7.1)	(10.7)	(11.2)

Net pension liability, end of fiscal year	$(8.9)	$(6.4)	$(10.8)	$(11.3)

Amounts recognized in accumulated other comprehensive income (AOCI)
Unrecognized actuarial loss (gain)	$(1.5)	$(3.4)	$0.6	$2.7

Total AOCI (before tax)	$(1.5)	$(3.4)	$0.6	$2.7

Additional year-end information for the U.S. Pension Plans, International Pension Plans and U.S. Retiree Medical Plan with accumulated benefit obligations in excess of plan assets

The following sets forth the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. Pension Plans, International Pension Plans and U.S. Retiree Medical Plan with accumulated benefit obligations in excess of plan assets (in millions):

	Successor		Predecessor	Successor		Predecessor
	U.S. Pension Plans			U.S. Retiree Medical Plan
	As of December 31,		As of June 30,	As of December 31,		As of June 30,
	2011	2010	2010	2011	2010	2010
Projected benefit obligation	$193.0	$176.5	$179.0	$19.5	$26.1	$26.0
Accumulated benefit obligation	$193.0	$176.5	$179.0	$19.5	$26.1	$26.0
Fair value of plan assets	$129.0	$122.1	$109.7	$—	$—	$—

	International Pension Plans
	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Projected benefit obligation	$30.0	$6.9	$8.8
Accumulated benefit obligation	$21.2	$6.9	$1.6
Fair value of plan assets	$21.1	$—	$1.3

Components of Net Periodic Benefit Cost

The net periodic benefit costs for the U.S. Pension Plans and U.S. Retiree Medical Plan and International Pension Plans did not exceed $2.0 million in any comparative period.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Other Changes in Plan Assets and Projected Benefit Obligation Recognized in Other Comprehensive Income

	U.S. Pension Plans					U.S. Retiree Medical Plan
	Successor		Predecessor			Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Unrecognized actuarial (gain) loss	$21.6	$(8.2)	$(6.5)	$23.9	$24.1	$(0.8)	$(1.1)	$0.4	$2.7	$(1.7)
(Gain) loss recognized due to settlement	(0.4)	—	—	—	—	—	—	—	—	—
Prior service cost (credit)	—	—	—	—	—	(7.1)	—	—	—	—
Amortization of prior service cost (credit)	—	—	—	—	—	0.4	—	—	—	—
Recognized net actuarial gain (loss)	—	—	(0.7)	—	—	—	—	—	0.4	0.2

Total recognized in OCI	$21.2	$(8.2)	$(7.2)	$23.9	$24.1	$(7.5)	$(1.1)	$0.4	$3.1	$(1.5)

	International Pension Plans
	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Unrecognized actuarial (gain) loss	$1.3	$(3.4)	$(2.1)	$4.0	$0.4
Recognized net actuarial gain (loss)	0.6	—	—	—	—

Total recognized in OCI	$1.9	$(3.4)	$(2.1)	$4.0	$0.4

As of December 31, 2011, for the combined U.S. and International Pension Plans, we expected to amortize during calendar 2012 from accumulated other comprehensive income/(loss) into net periodic pension cost an estimated $1.2 million of net prior service cost.

Assumptions

The weighted-average assumptions used in computing the benefit obligations of the U.S. Pension Plans and U.S. Retiree Medical Plan are as follows:

	U.S. Pension Plans					U.S. Retiree Medical Plan
	Successor		Predecessor			Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Discount rate as of year-end	4.58%	5.35%	5.06%	5.20%	6.37%	4.58%	5.35%	5.06%	5.20%	6.37%

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	International Pension Plans
	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Discount rate as of year-end	4.82%	5.35%	4.98%	5.17%	6.00%
Range of compensation rate increase	3.44%	3.80%	3.52%	3.71%	3.53%

The discount rate used in the calculation of the benefit obligation at December 31, 2011 for the U.S. Plans is derived from a yield curve comprised of the yields of approximately 540 market-weighted corporate bonds, rated AA on average by Moody’s, Standard & Poors, and Fitch, matched against the cash flows of the U.S. Plans. The discount rate used in the calculation of the benefit obligation for the U.S. Plans in prior periods was derived from a yield curve comprised of the yields of approximately 360 equally-weighted corporate bonds, rated AA or better by Moody’s or Standard & Poors, matched against the cash flows of the U.S. Plans.

The weighted-average assumptions used in computing the net periodic benefit cost of the U.S. Pension Plans and the U.S. Retiree Medical Plan are as follows:

	U.S. Pension Plans					U.S. Retiree Medical Plan
	Successor		Predecessor			Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Discount rate	5.35%	5.06%	5.16%	6.37%	6.10%	5.35%	5.06%	5.16%	6.37%	6.10%
Expected long-term rate of return on plan assets	7.50%	7.50%	7.50%	7.50%	8.25%	N/A	N/A	N/A	N/A	N/A

	International Pension Plans
	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Discount rate	5.38%	5.15%	5.09%	6.07%	5.89%
Range of compensation rate increase	3.79%	3.66%	3.58%	3.57%	3.88%
Expected long-term rate of return on plan assets	6.49%	6.10%	6.37%	6.42%	6.51%

The expected long-term rate of return on plan assets is determined by expected future returns on the asset categories in target investment allocation. These expected returns are based on historical returns for each asset’s category adjusted for an assessment of current market conditions.

The assumed healthcare cost trend rates are as follows:

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Healthcare cost trend rate assumed for next year	8.00%	8.00%	8.00%	8.00%	8.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2020	2020	2020	2020	2016

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Assumed healthcare cost trend rates do not have a significant effect on the amounts reported for the postretirement healthcare plans, since a one-percentage point increase or decrease in the assumed healthcare cost trend rate would have a minimal effect on service and interest cost for the postretirement obligation.

Plan Assets

The fair value of the major categories of pension plan assets for U.S. and International Pension Plans at December 31, 2011 is presented below (in millions):

	Successor				Predecessor
	U.S. Pension Plans	International Pension Plan	U.S. Pension Plan	International Pension Plan	U.S. Pension Plans	International Pension Plans
	As of December 31,				As of June 30,
	2011		2010		2010
Level 2
Cash and Cash equivalents(a)	$1.0	$—	$8.0	$0.2	$7.7	$0.3
Equity Securities(b):
U.S.	64.4	3.6	58.1	4.0	49.2	3.2
Non—U.S.	13.3	10.5	13.6	10.7	11.8	8.3
Fixed Income(b) :
Corporate Bonds and Notes	24.9	—	24.1	—	20.6	—
U.S. Government Treasuries	6.2	—	7.2	—	6.3	—
International Debt	7.6	—	5.7	—	4.9	—
Mortgage-Backed Securities	1.3	—	0.8	—	4.5	—
U.S. Government Agencies	2.3	—	1.8	—	1.9	—
Asset-Backed Securities	0.3	—	0.3	—	1.0	—
Municipal Bonds	3.1	—	1.1	—	0.8	—
Non- U.S. Bonds	0.8	6.6	0.3	6.8	0.2	6.2
Other(c)	3.8	0.4	1.1	0.4	0.8	0.3

Total fair value of plan assets	$129.0	$21.1	$122.1	$22.1	$109.7	$18.3

(a)	Short-term investments in money market funds and short term receivables for investments sold
(b)	Securities held in common commingled trust funds
(c)	Other securities held in common commingled trust funds including interest rate swaps and foreign currency contracts

We categorize plan assets within a three level fair value hierarchy as described in Note 2. Pooled funds are primarily classified as Level 2 and are valued using net asset values of participation units held in common collective trusts, as reported by the managers of the trusts and as supported by the unit prices of actual purchase and sale transactions. As of June 30, 2010, the fair value of plan assets for U.S. Pension Plans was $109.7 million and for International Pension Plans was $18.3 million.

The investment objective for the U.S. Pension Plans and International Pension Plans is to secure the benefit obligations to participants while minimizing our costs. The goal is to optimize the long-term return on plan assets at an average level of risk. The portfolio of equity securities, currently targeted at 60% for U.S. Pension Plan and 70% for International Plan, includes primarily large-capitalization companies with a mix of small-capitalization U.S. and foreign companies well diversified by industry. The portfolio of fixed income asset allocation, currently targeted at 40% for U.S. Plan and 30% for International Plan, is actively managed and consists of long duration fixed income securities primarily in U.S. debt markets and non—U.S. bonds with long-term maturities that help to reduce exposure to interest variation and to better correlate asset maturities with obligations.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Estimated Future Cash Flows

Total contributions to the U.S. Pension Plans and International Pension Plans were $6.2 million for 2011, $0.2 million for the period October 19, 2010 to December 31, 2010, $0.4 million for the period July 1, 2010 to October 18, 2010, $3.5 million for Fiscal 2010 and $25.7 million for Fiscal 2009.

The U.S. and International Pension Plans’ and U.S. Retiree Medical Plan’s expected contributions to be paid in the next year, the projected benefit payments for each of the next five years and the total aggregate amount for the subsequent five years are as follows:

	U.S. Pension Plans	International Pension Plans	U.S. Retiree Medical Plan*
Estimated Net Contributions During Year Ended 2012	$8.3	$0.6	$—
Estimated Future Year Benefit Payments During Years Ended:
2012	$8.1	$0.1	$1.1
2013	$7.6	$0.2	$1.1
2014	$8.2	$0.3	$1.1
2015	$8.3	$0.3	$1.0
2016	$8.7	$0.3	$1.1
2017 - 2021	$53.9	$2.6	$6.4

*	Net of Part D Subsidy

Note 12. Fair Value Measurements

Fair Value Measurements

The following table presents financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2011, December 31, 2010 and June 30, 2010 (in millions):

Successor

	As of December 31,2011				Fair Value Measurements as of December 31,2011
	Carrying Value and Balance Sheet Location				Assets (Liabilities)
Description	Prepaid and Other Current Assets	Other Assets	Other Accrued Liabilities	Other Liabilities	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs} (Level 2)	Significant Unobservable Inputs (Level 3)
Derivatives designated as cash flow hedging instruments:
Interest rate caps	$3.3	$18.6	$—	$—	$—	$21.9	$—

Total	$3.3	$18.6	$—	$—	$—	$21.9	$—

Other investments:
Investments held in a rabbi trust	$—	$10.8	$—	$—	$10.8	$—	$—

Total	$—	$10.8	$—	$—	$10.8	$—	$—

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	As of December 31, 2010				Fair Value Measurements as of December 31, 2010
	Carrying Value and Balance Sheet Location				Assets (Liabilities)
Description	Prepaid and Other Current Assets	Other Assets	Other Accrued Liabilities	Other Liabilities	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs} (Level 2)	Significant Unobservable Inputs (Level 3)
Derivatives designated as cash flow hedging instruments:
Interest rate caps	$11.1	$80.0	$—	$—	$—	$91.1	$—
Foreign currency forward contracts (asset)	0.1	—	—	—	—	0.1	—

Total	$11.2	$80.0	$—	$—	$—	$91.2	$—

Derivatives not designated as hedging instruments:
Interest rate swaps	$—	$—	$(2.6)	$—	$—	$(2.6)	$—
Foreign currency forward contracts (asset)	7.8	—	—	—	—	7.8	—
Foreign currency forward contracts (liability)	—	—	(7.6)	—	—	(7.6)	—

Total	$7.8	$—	$(10.2)	$—	$—	$(2.4)	$—

Other investments:
Investments held in a rabbi trust	$—	$22.2	$—	$—	$22.2	$—	$—

Total	$—	$22.2	$—	$—	$22.2	$—	$—

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Predecessor

	As of June 30, 2010				Fair Value Measurements as of June 30, 2010
	Carrying Value and Balance Sheet Location				Assets (Liabilities)
Description	Prepaid and Other Current Assets	Other Assets	Other Accrued Liabilities	Other Liabilities	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs} (Level 2)	Significant Unobservable Inputs (Level 3)
Derivatives designated as cash flow hedging instruments:
Interest rate swaps	$—	$—	$—	$(26.1)	$—	$(26.1)	$—
Foreign currency forward contracts (asset)	0.1	—	—	—	—	0.1	—

Total	$0.1	$—	$—	$(26.1)	$—	$(26.0)	$—

Derivatives not designated as hedging instruments:
Foreign currency forward contracts (asset)	$25.8	$—	$—	$—	$—	$25.8	$—
Foreign currency forward contracts (liability)	—	—	(2.6)	—	—	(2.6)	—

Total	$25.8	$—	$(2.6)	$—	$—	$23.2	$—

Other investments:
Investments held in a rabbi trust	$—	$19.9	$—	$—	$19.9	$—	$—

Total	$—	$19.9	$—	$—	$19.9	$—	$—

Our derivatives are valued using a discounted cash flow analysis that incorporates observable market parameters, such as interest rate yield curves and currency rates, classified as Level 2 within the valuation hierarchy. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by us or the counterparty.

At December 31, 2011, the fair value of our variable rate term debt and bonds were estimated at $3.1 billion, compared to a carrying amount of $3.2 billion, net of original issuance discount. At December 31, 2010, the fair value of our variable rate term debt and bonds was estimated at $2.7 billion, compared to a carrying amount of $2.6 billion, net of original issuance discount. At June 30, 2010, the fair value of our variable rate term debt was estimated at $744.4 million, compared to a carrying amount of $753.7 million. Refer to Note 2 for inputs used to estimate fair value.

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to periodic impairment tests. These items primarily include long-lived assets, goodwill and other intangible assets. Refer to Note 2 for inputs and valuation techniques used to measure fair value of these nonfinancial assets.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13. Derivative Instruments

Disclosures about Derivative Instruments and Hedging Activities

We enter into derivative instruments for risk management purposes, including derivatives designated as hedging instruments and those utilized as economic hedges. We use derivatives to manage exposure to fluctuations in interest rates and currency exchange rates.

Interest Rate Caps

Following the Transactions, we entered into two deferred premium interest rate caps, one denominated in U.S. dollars (notional amount of $1.5 billion) and the other denominated in Euros (notional amount of €250 million) (the “Cap Agreements”). The six year Cap Agreements are a series of 25 individual caplets that reset and settle on the same dates as the New Credit Facilities. The deferred premium associated with the Cap Agreements was $47.7 million for the U.S. dollar denominated exposure and €9.4 million for the Euro denominated exposure. In connection with the Credit Agreement, we modified our interest rate cap denominated in Euros to reduce its notional amount by €50 million throughout the life of the caplets. Additionally, we entered into a new deferred premium interest rate cap agreement denominated in U.S. dollars (notional amount of $90 million) with a strike price of 1.50% (the “New Cap Agreement”). The terms of the New Cap Agreement are substantially similar to those described above and the Cap Agreements were not otherwise revised by these modifications.
Under the terms of the Cap Agreements, if LIBOR/EURIBOR resets above a strike price of 1.75% (1.50% for the New Cap Agreement), we will receive the net difference between the rate and the strike price. As disclosed in Note 8, we have elected our applicable rate per annum as Euro currency. In addition, on the quarterly settlement dates, we will remit the deferred premium payment (plus interest) to the counterparty. If LIBOR/EURIBOR resets below the strike price no payment is made by the counterparty. However, we would still be responsible for the deferred premium and interest.

The interest rate cap contracts are designated as cash flow hedges and to the extent they are effective in offsetting the variability of the variable rate interest payments, changes in the derivatives’ fair value are not included in current earnings but are included in accumulated other comprehensive income (AOCI) in the accompanying consolidated balance sheets. At each cap maturity date, the portion of fair value attributable to the matured cap will be reclassified from AOCI into earnings as a component of interest expense.

Interest Rate Swaps

In connection with the Transactions, interest rate swaps with a notional value of $500 million were terminated. The remaining interest rate swaps that were not terminated by counterparties had a notional value of $75 million and expired on September 30, 2011.

Foreign Currency Forward Contracts

From time to time, we enter into foreign currency forward contracts to economically hedge the remeasurement of certain foreign currency-denominated intercompany loans receivable and other foreign-currency denominated assets recorded in our consolidated balance sheets. At December 31, 2011, we had no foreign currency forward contracts outstanding.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Credit Risk

By entering into derivative instrument contracts, we are exposed to counterparty credit risk. Counterparty credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is in an asset position, the counterparty has a liability to us, which creates credit risk for us. We attempt to minimize this risk by selecting counterparties with investment grade credit ratings and regularly monitoring our market position with each counterparty.

Credit-Risk Related Contingent Features

Our derivative instruments do not contain any credit-risk related contingent features.

The following tables present the required quantitative disclosures for our derivative instruments (in millions):

	Successor
	2011
	Interest Rate Caps	Interest Rate Swaps	Foreign Currency Forward Contracts	Total
Derivatives designated as cash flow hedging instrumetnts:
Gain (loss) recognized in other comprehensive income (effective portion)	$(67.2)	$—	$—	$(67.2)
Gain (loss) reclassified from AOCI into interest expense, net(1)	$0.5	$—	$—	$0.5
Derivatives not designated as hedging instruments:
Gain (loss) recognized in other operating expense, net	$—	$—	$0.1	$0.1
Gain (loss) recognized in interest expense, net	$—	$(0.1)	$—	$(0.1)

(1)	Includes zero in gains for the fiscal year ended December 31, 2011 related to terminated hedges.

The net amount of pre-tax gains and losses in accumulated comprehensive income (loss) as of December 31, 2011 that we expect to be reclassified into earnings within the next 12 months is $3.6 million of losses.

	Successor				Predecessor
	October 19, 2010 to December 31, 2010				July 1, 2010 to October 18, 2010
	Interest Rate Caps	Interest Rate Swaps	Foreign Currency Forward Contracts	Total	Interest Rate Swaps	Foreign Currency Forward Contracts	Total
Derivatives designated as cash flow hedging instruments:
Gain (loss) recognized in other comprehensive income (effective portion)	$35.8	$—	$0.1	$35.9	$(2.4)	$(0.1)	$(2.5)
Gain (loss) reclassified from AOCI into interest expense, net(1)	$—	$—	$—	$—	$(4.9)	$—	$(4.9)
Derivatives not designated as hedging instruments:
Gain (loss) recognized in other operating expense, net	$—	$(0.2)	$17.2	$17.0	$—	$(42.4)	$(42.4)

(1)	Includes $0.4 million of gain for the period of July 1, 2010 to October 18, 2010 related to terminated hedges and zero for the period October 19, 2010 to December 31, 2010.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Predecessor
	Fiscal 2010
	Interest Rate Swaps	Foreign Currency Forward Contracts	Total
Derivatives designated as cash flow hedging instruments:
Gain (loss) recognized in other comprehensive income (effective portion)	$(16.4)	$(0.6)	$(17.0)
Gain (loss) reclassified from AOCI into interest expense, net(1)	$(21.1)	$—	$(21.1)
Gain (loss) reclassified from AOCI into royalty income	$—	$(0.8)	$(0.8)
Gain (loss) recognized in interest expense, net (ineffective portion)	$(0.2)	$—	$(0.2)
Derivatives not designated as hedging instruments:
Gain (loss) recognized in other operating expense, net	$—	$44.6	$44.6

(1)	Includes $1.6 million of gain related to the terminated hedges for the fiscal year ended June 30, 2010.

Note 14. Stockholders’ Equity

In connection with the Transaction, payments related to the accelerated vesting of the Predecessor’s unvested share-based compensation awards were put in a trust to be paid over a two-year period. During 2011, certain employees were given the option to purchase shares of our common stock using their portion of funds in this trust, which resulted in $1.6 million of share purchases.

Dividends Paid

On December 16, 2011, we paid a dividend to our shareholders in the amount of $393.4 million, representing the net proceeds from the sale of the Discount Notes.

We paid a quarterly cash dividend of $0.0625 per share on September 30, 2010 to the Predecessor’s shareholders of record at the close of business on September 14, 2010. Total dividends paid by the Predecessor during the period July 1, 2010 to October 18, 2010 were $8.6 million. Total dividends paid to the Predecessor’s shareholders were $34.2 million in fiscal 2010 and $34.1 million in fiscal 2009.

Although we do not currently have a dividend policy, we may declare dividends periodically if our Board of Directors determines that it is in the best interests of the shareholders. The terms of the Credit Agreement and the Senior Notes Indenture limit our ability to pay cash dividends in certain circumstances. In addition, because we are a holding company, our ability to pay cash dividends on shares (including fractional shares) of our common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from our subsidiaries, including the restrictions under the Credit Agreement and the Senior Notes Indenture. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board of Directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board of Directors. During 2011, BKH made a dividend totaling $7.6 million to Burger King Capital Holdings, LLC.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Accumulated Other Comprehensive Income (Loss)

The following table displays the change in the components of accumulated other comprehensive income (loss) (in millions):

	Derivatives	Pensions	Foreign Currency Translation	Accumulated Other Comprehensive Income (Loss)
Predecessor
Balances at June 30, 2008	$(0.1)	$(2.0)	$(6.3)	$(8.4)
Foreign currency translation adjustment	—	—	(6.0)	(6.0)
Net change in fair value of derivatives, net of tax of $10.6 million	(16.8)	—	—	(16.8)
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.4 million	(0.9)	—	—	(0.9)
Pension and post-retirement benefit plans, net of tax of $9.2 million	—	(13.8)	—	(13.8)

Balances at June 30, 2009	(17.8)	(15.8)	(12.3)	(45.9)

Foreign currency translation adjustment	—	—	(4.4)	(4.4)
Net change in fair value of derivatives, net of tax of $2.6 million	4.1	—	—	4.1
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.6 million	(1.0)	—	—	(1.0)
Pension and post-retirement benefit plans, net of tax of $11.3 million	—	(19.7)	—	(19.7)

Balances at June 30, 2010	$(14.7)	$(35.5)	$(16.7)	$(66.9)

Foreign currency translation adjustment	—	—	13.3	13.3
Net change in fair value of derivatives, net of tax of $1.1 million	1.7	—	—	1.7
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.2 million	(0.2)	—	—	(0.2)
Pension and post-retirement benefit plans, net of tax of $3.1 million	—	5.8	—	5.8

Balances at October 18, 2010	$(13.2)	$(29.7)	$(3.4)	$(46.3)

Successor
Balances at October 19, 2010	$—	$—	$—	$—
Foreign currency translation adjustment	—	—	(48.5)	(48.5)
Net change in fair value of derivatives, net of tax of $13.9 million	21.9	—	—	21.9
Pension and post-retirement benefit plans, net of tax of $3.9 million	—	8.8	—	8.8

Balances at December 31, 2010	$21.9	$8.8	$(48.5)	$(17.8)

Foreign currency translation adjustment	—	—	(44.3)	(44.3)
Net change in fair value of derivatives, net of tax of $26.4 million	(40.9)	—	—	(40.9)
Amounts reclassified to earnings during the period from terminated caps, net of tax of $0.4 million	(0.6)	—	—	(0.6)
Pension and post-retirement benefit plans, net of tax of $5.5 million	—	(9.7)	—	(9.7)

Balances at December 31, 2011	$(19.6)	$(0.9)	$(92.8)	$(113.3)

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15. Stock-Based Compensation

Successor

On February 2, 2011, the Board of Directors approved and adopted the Burger King Worldwide Holdings, Inc. 2011 Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan generally provides for the grant of awards to employees, directors, consultants and other persons who provide services to us and our subsidiaries, with respect to an aggregate of 6,650 shares (6.65 million millishares or .001 of one full share) of our common stock. The Omnibus Plan permits the grant of several types of awards with respect to the common stock, including stock options, restricted stock units, restricted stock and performance shares. If there is an event such as a return of capital or dividend that is determined to be dilutive, the exercise price of the awards may be adjusted accordingly.

During the 2011, we granted options to purchase up to 4,593,669 millishares to key employees and members of the Board of Directors under the 2011 Omnibus Plan. The exercise price per millishare was originally $15.82, which was reduced to $11.89 as a result of a Special Dividend paid on December 16, 2011. The options vest 100% on October 19, 2015, provided the employee is continuously employed by BKC or one of its subsidiaries or the director remains on the board, as applicable, and the options expire ten years following the grant date. Generally, if we terminate the employment of an option holder without cause prior to the vesting date, or if the employee dies, retires or becomes disabled, the employee will become vested in the number of options as if the options vested 20% of each anniversary of the grant date. The grant date fair value of the options granted was $1.96 per millishare and was estimated using the Black-Scholes option pricing model based on the following weighted-average input assumptions: exercise price of $15.82 per share; risk-free interest rate of 1.93%; expected term of 5.0 years; expected volatility of 35.0% based on the historical volatility of a group of our peers; and expected dividend yield of zero. The compensation cost related to these granted options will be recognized ratably over the requisite service period.

We recorded $1.2 million of share-based compensation expense, as well as $5.2 million of annual non-cash incentive compensation that eligible employees elected to receive as common equity in selling, general and administrative expenses for 2011. No stock options were exercised during 2011. Cancellations during 2011 were not significant. As of December 31, 2011, there was $6.1 million of total unrecognized compensation cost related to stock options, which is expected to be recognized over a weighted average period of 3.8 years.

As a result of the Acquisition (see Note 1—Transactions), the Predecessor’s unvested share-based compensation awards were accelerated to vest and, together with previously vested awards, were cancelled and settled in cash using the $24.00 purchase price per share of common stock paid by 3G in the Acquisition. Compensation expense resulting from the accelerated vesting of plan awards related to non-vested awards at the Acquisition Date totaling $30.4 million is included in selling, general and administrative expenses in our consolidated statements of operations for the period of October 19, 2010 to December 31, 2010.

Predecessor

The Predecessor recorded $5.8 million of stock-based compensation expense from July 1, 2010 through October 18, 2010, $17.0 million in Fiscal 2010 and $16.2 million in Fiscal 2009, in selling, general and administrative expenses.

Equity Incentive Plan and 2006 Omnibus Incentive Plan

Prior to the Acquisition, stock-based compensation expense for stock options was estimated on the grant date using a Black-Scholes option pricing model. The Predecessor’s specific weighted-average assumptions for

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

the risk- free interest rate, expected term, expected volatility and expected dividend yield are discussed below. Additionally, the Predecessor was required to estimate pre-vesting forfeitures for purposes of determining compensation expense to be recognized. Future expense amounts for any quarterly or annual period could have been affected by changes in the Predecessor’s assumptions or changes in market conditions.

The Predecessor determined the expected term of stock options granted using the simplified method. Based on the results of applying the simplified method, the Predecessor determined that 6.25 years was an appropriate expected term for awards with four-year graded vesting.

The fair value of each stock option granted under the Plans during July 1, 2010 through October 18, 2010 and for Fiscal 2010 and 2009 was estimated on the date of grant using the Black-Scholes option pricing model based on the following weighted-average assumptions:

	Predecessor
	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Risk-free interest rate	1.83%	2.92%	3.33%
Expected term (in years)	6.25	6.25	6.25
Expected volatility	38.34%	37.15%	31.80%
Expected dividend yield	1.43%	1.37%	0.96%

The weighted average grant date fair value of stock options granted was $6.02 during the period July 1, 2010 through October 18, 2010, $6.56 for Fiscal 2010 and $8.54 for Fiscal 2009. The total intrinsic value of stock options exercised was $3.2 million during the period July 1, 2010 through October 18, 2010, $8.1 million for Fiscal 2010 and $11.4 million for Fiscal 2009. The related excess tax benefits from stock options exercised were $1.1 million offset by $1.5 million shortfalls recorded as operating cash flows for the period July 1, 2010 through October 18, 2010, $3.5 million for Fiscal 2010 and $3.3 million for Fiscal 2009.

Proceeds from stock options exercised were $4.0 million for the period July 1, 2010 through October 18, 2010, $4.2 million for Fiscal 2010 and $3.0 million for Fiscal 2009.

The weighted average grant date fair value of nonvested shares granted was $16.96 during the period July 1, 2010 through October 18, 2010, $18.35 for Fiscal 2010 and $25.10 for Fiscal 2009. The total intrinsic value of grants which vested and settled was $9.1 million during the period July 1, 2010 through October 18, 2010, $9.6 million for Fiscal 2010 and $1.1 million for Fiscal 2009.

The fair value of shares withheld by us to meet employees’ minimum statutory withholding tax requirements on the settlement of RSU’s was $2.5 million during the period July 1, 2010 through October 18, 2010, $2.7 million for Fiscal 2010 and $0.3 million for Fiscal 2009.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16. Earnings Per Share

Basic and diluted earnings per share were calculated as follows (in millions, except per share amounts):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Numerator:
Numerator for basic and diluted earnings per share:
Net income	$88.1	$(115.7)	$71.1	$186.8	$200.1

Denominator:
Weighted average shares—basic	0.1	0.1	136.1	135.4	134.8
Effect of dilutive securities(2)	—	—	1.8	1.8	2.0

Weighted average shares—diluted	0.1	0.1	137.9	137.2	136.8

Basic earnings per share	$880.37	$(1,157.0)	$0.52	$1.38	$1.48
Diluted earnings per share	$880.37	$(1,157.0)	$0.52	$1.36	$1.46
Antidilutive shares(1)	3.9	—	4.3	4.3	2.4

(1)	These shares were not included in the computation of weighted average shares—diluted because they would have been anti—dilutive for the periods presented.
(2)	As of December 31, 2011, weighted average millishares of 63,606 were outstanding. Earnings per share for the Predecessor is not comparable to earnings per share for the Successor, due to the significant change in capital structure, as a result of the Transaction.

Note 17. Franchise and Property Revenues

Franchise and property revenues consist of the following (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Franchise royalties	$565.5	$107.4	$165.2	$529.5	$518.2
Initial franchise fees	13.3	2.6	1.7	10.9	13.8
Renewal franchise fees and other related fees	7.0	1.6	2.3	8.8	11.4
Property revenues	111.2	23.5	34.0	113.7	113.5

Total	$697.0	$135.1	$203.2	$662.9	$656.9

Refer to Note 9 for the components of property revenues.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18. Other Operating (Income) Expenses, net (including Restaurant Acquisitions, Closures and Dispositions)

Other Operating (Income) Expenses, net

Other operating (income) expenses, net, consist of the following (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Net losses (gains) on disposal of assets, restaurant closures and refranchisings	$6.2	$5.8	$(3.2)	$(2.4)	$(8.5)
Litigation settlements and reserves, net	1.3	3.5	1.5	(0.2)	0.2
Foreign exchange net (gains) losses	(4.6)	(21.4)	(1.4)	(3.3)	8.4
Loss (income) from unconsolidated affiliates	1.2	0.3	0.5	0.1	(0.4)
Other, net	7.2	3.1	(1.0)	5.1	2.2

Other operating (income) expense, net	$11.3	$(8.7)	$(3.6)	$(0.7)	$1.9

Restaurant Acquisitions, Closures and Dispositions

Acquisitions

Restaurant acquisitions are summarized as follows (in millions, except for number of restaurants):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Number of restaurants acquired	2	—	1	39	87
Prepaids and other current assets	$—	$—	$—	$1.8	$1.0
Property and equipment, net	—	—	—	4.9	14.6
Goodwill and other intangible assets	—	—	—	7.6	55.7
Other assets, net	—	—	—	2.1	—
Assumed liabilities	—	—	—	(2.4)	(3.4)

Total purchase price	$—	$—	$—	$14.0	$67.9

Closures and Dispositions

Gains and losses on closures and dispositions represent sales of Company properties and other costs related to restaurant closures and refranchisings, and are recorded in other operating (income) expenses, net in the accompanying consolidated statements of operations. Gains and losses recognized in the current period may reflect closures and refranchisings that occurred in previous periods.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Closures and dispositions are summarized as follows (in millions, except for number of restaurants):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Number of restaurant closures	18	5	8	34	19
Number of refranchisings	47	5	35	91	51
Net losses (gains) on disposal of assets, restaurant closures and refranchisings	$6.2	$5.8	$(3.2)	$(2.4)	$(8.5)

Note 19. Commitments and Contingencies

Guarantees

We guarantee certain lease payments of franchisees arising from leases assigned in connection with sales of Company restaurants to franchisees, by remaining secondarily liable for base and contingent rents under the assigned leases of varying terms. The maximum contingent rent amount is not determinable as the amount is based on future revenues. In the event of default by the franchisees, we have typically retained the right to acquire possession of the related restaurants, subject to landlord consent. The aggregate contingent obligation arising from these assigned lease guarantees, excluding contingent rents, was $82.8 million as of December 31, 2011, expiring over an average period of seven years.

From time to time, we enter into agreements under which we guarantee loans made to qualified franchisees. As of December 31, 2011, there were $24.2 million of loans outstanding to franchisees under two such programs, with additional franchisee borrowing capacity of approximately $245.0 million remaining. Our maximum guarantee liability under these two programs is limited to an aggregate of $24.5 million, assuming full utilization of all borrowing capacity. As of December 31, 2011, the liability we recorded to reflect the fair value of these guarantee obligations was not significant. No events of default have occurred and no payments have been made by us in connection with these guarantees through December 31, 2011.

Other commitments arising out of normal business operations were $6.7 million as of December 31, 2011, of which over 99% was guaranteed under bank guarantee arrangements.

Letters of Credit

As of December 31, 2011, we had $16.8 million in irrevocable standby letters of credit outstanding, which were issued primarily to certain insurance carriers to guarantee payments of deductibles for various insurance programs, such as health and commercial liability insurance. Of these letters of credit outstanding, $14.5 million are secured by the collateral under our Revolving Credit Facility. As of December 31, 2011, no amounts had been drawn on any of these irrevocable standby letters of credit.

As of December 31, 2011, we had posted bonds totaling $3.2 million, which related to certain utility deposits and capital projects.

Vendor Relationships

During the fiscal year ended June 30, 2000, we entered into long-term, exclusive contracts with soft drink vendors to supply Company and franchise restaurants with their products and obligating Burger King ®

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

restaurants in the United States to purchase a specified number of gallons of soft drink syrup. These volume commitments are not subject to any time limit and as of December 31, 2011, we estimate it will take approximately 14 years for these purchase commitments to be completed. In the event of early termination of these arrangements, we may be required to make termination payments that could be material to our financial position, results of operations and cash flows.

During 2011, we entered into a five-year contract with a vendor to supply Company and franchise restaurants in certain countries in LAC with soft drink products on an exclusive basis and to supply Company and franchise restaurants in the United States with food products. We received upfront fees and contributions to our marketing funds in connection with this agreement and may receive additional fees in the future in connection with the achievement of certain milestones. We recognize the fees earned in connection with milestone achievement as franchise and property revenue when it is reasonably estimable and probable. Upfront fees are amortized as franchise and property revenue over the term of the contract. As of December 31, 2011, the deferred revenue associated with this contract totaled $4.5 million. Revenue recognized in connection with this arrangement was not material in 2011.

As of December 31, 2011, we had $6.1 million in aggregate contractual obligations for the year ended December 31, 2011 with vendors providing information technology and telecommunication services under multiple arrangements. These contracts extend up to four years with a termination fee ranging from $0.3 million to $2.0 million during those years. We also have separate arrangements for telecommunication services with an aggregate contractual obligation of $2.8 million over the next two years with no early termination fee.

We also enter into commitments to purchase advertising. As of December 31, 2011, commitments to purchase advertising totaled $104.3 million and run through September 2012.

Litigation

On July 30, 2008, BKC was sued by four Florida franchisees over its decision to mandate extended operating hours in the United States. The plaintiffs sought damages, declaratory relief and injunctive relief. The court dismissed the plaintiffs’ original complaint in November 2008. In December 2008, the plaintiffs filed an amended complaint. In August 2010, the court entered an order reaffirming the legal bases for dismissal of the original complaint, again holding that BKC had the authority under its franchise agreements to mandate extended operating hours. In February 2012, the plaintiffs filed a notice of voluntary dismissal with prejudice without either side paying any financial compensation nor any change to BKC’s extended hours policy.

On September 10, 2008, a class action lawsuit was filed against the Company in the United States District Court for the Northern District of California. The complaint alleged that all 96 Burger King restaurants in California leased by the Company and operated by franchisees violate accessibility requirements under federal and state law. In September 2009, the court issued a decision on the plaintiffs’ motion for class certification. In its decision, the court limited the class action to the 10 restaurants visited by the named plaintiffs, with a separate class of plaintiffs for each of the 10 restaurants and 10 separate trials. In March 2010, the Company agreed to settle the lawsuit with respect to the 10 restaurants and, in July 2010, the court gave final approval to the settlement. In February 2011, a class action lawsuit was filed with respect to the other 86 restaurants. The plaintiffs sought injunctive relief, statutory damages, attorneys’ fees and costs. In January 2012, BKC agreed to settle the lawsuit. The parties are finalizing the terms of the proposed settlement which will be submitted to the court for approval.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

From time to time, the Company is involved in other legal proceedings arising in the ordinary course of business relating to matters including, but not limited to, disputes with franchisees, suppliers, employees and customers, as well as disputes over our intellectual property.

Other

We carry insurance programs to cover claims such as workers’ compensation, general liability, automotive liability, executive risk and property, and are self-insured for healthcare claims for eligible participating employees. Through the use of insurance program deductibles (ranging from $0.1 million to $2.5 million) and self insurance, we retain a significant portion of the expected losses under these programs.

Insurance reserves have been recorded based on our estimate of the anticipated ultimate costs to settle all claims, both reported and incurred-but-not-reported (IBNR), and such reserves include judgments and independent actuarial assumptions about economic conditions, the frequency or severity of claims and claim development patterns, and claim reserve, management and settlement practices. During 2010, we made a $1.5 million favorable adjustment to our self insurance reserve to adjust our IBNR confidence level and an additional adjustment of $3.3 million as a result of favorable developments in our claim trends. There were no comparable adjustments recorded during the current period. We had $32.3 million in accrued liabilities as of December 31, 2011, $34.4 million as of December 31, 2010 and $37.1 million as of June 30, 2010 for these claims.

Note 20. Segment Reporting

We operate in the fast food hamburger category of the quick service segment of the restaurant industry. Revenues include retail sales at Company restaurants, franchise revenues, consisting of royalties based on a percentage of sales reported by franchise restaurants and franchise fees paid by franchisees, and property revenues. Our business is managed in four distinct geographic segments: (1) U.S. and Canada; (2) Europe, the Middle East and Africa (“EMEA”); (3) Latin America and the Caribbean (“LAC”); and (4) Asia Pacific (“APAC”).

The unallocated amounts reflected in certain tables below include corporate support costs in areas such as facilities, finance, human resources, information technology, legal, marketing and supply chain management, which benefit all of our geographic segments and system-wide restaurants and are not allocated specifically to any of the geographic segments.

The following tables present revenues, segment income, depreciation and amortization, assets, long-lived assets and capital expenditures by geographic segment (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Revenues:
United States and Canada	$1,569.1	$315.5	$483.2	$1,695.2	$1,743.0
EMEA	525.6	104.7	169.1	635.4	650.6
LAC	128.1	24.8	34.0	109.0	107.0
APAC	112.9	21.8	31.4	62.6	36.8

Total revenues	$2,335.7	$466.8	$717.7	$2,502.2	$2,537.4

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For 2011 and the periods October 19, 2010 to December 31, 2010 and July 1, 2010 to October 18, 2010, the United States represented 10% or more of our total revenues. Revenues in the United States totaled $1.4 billion in 2011, $283.7 million for the period of October 19, 2010 to December 31, 2010 and $437.4 million for the period July 1, 2010 to October 18, 2010.

For Fiscal 2010 and 2009, the United States and Germany each represented 10% or more of our total revenues. For fiscal 2010 revenues in the United States totaled $1.5 billion, and revenues in Germany totaled $281.9 million. For Fiscal 2009, revenues in the United States totaled $1.6 billion, and revenues in Germany totaled $307.2 million.

During the quarter ended December 31, 2011, we revised our measure of segment income from operating income to adjusted EBITDA and have revised our historical segment information to conform to this presentation. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude specifically identified items that management believes do not directly reflect our core operations and assists management in comparing segment performance by removing the impact of certain items that management believes do not reflect our core operations.

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Segment Income:
U.S. and Canada	$449.5	$77.2	$145.0	$450.5	$442.7
EMEA	146.0	20.1	30.8	85.3	84.7
LAC	63.9	9.5	12.3	43.4	43.4
APAC	26.7	4.9	7.1	18.3	12.5

Total	686.1	111.7	195.2	597.5	583.3
Unallocated Management G&A	(101.1)	(16.5)	(60.3)	(136.6)	(127.7)

Consolidated adjusted EBITDA	585.0	95.2	134.9	460.9	455.6
Share-based compensation and non-cash incentive compensation expense	6.4	—	5.8	17.0	16.2
Depreciation and amortization	136.4	27.6	31.2	111.7	98.1
Transaction costs	3.7	94.9	—	—	—
Global restructuring and related professional fees	46.5	67.2	—	—	—
Field optimization project costs	10.6	—	—	—	—
Global portfolio realignment project	7.6	—	—	—	—
Other operating (income) expenses, net	11.3	(8.7)	(3.6)	(0.7)	1.9

Income from operations	362.5	(85.8)	101.5	332.9	339.4
Interest expense, net	226.7	58.1	14.6	48.6	54.6
Loss on early extinguishment of debt	21.1	—	—	—	—
Income tax expense	26.6	(28.2)	15.8	97.5	84.7

Net income (loss)	88.1	(115.7)	71.1	186.8	200.1

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Depreciation and Amortization:
United States and Canada	$86.2	$16.8	$20.2	$72.8	$63.4
EMEA	22.6	4.4	3.5	14.8	13.7
LAC	6.7	1.8	1.5	4.9	5.6
APAC	7.6	2.3	1.5	3.2	2.0
Unallocated	13.3	2.3	4.5	16.0	13.4

Total depreciation and amortization	$136.4	$27.6	$31.2	$111.7	$98.1

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Assets:
United States and Canada	$4,812.4	$4,907.5	$2,047.6
EMEA	568.9	542.8	482.8
LAC	53.4	64.0	66.8
APAC	141.0	129.8	109.7
Unallocated	32.7	42.1	40.3

Total assets	$5,608.4	$5,686.2	$2,747.2

The goodwill reflected in our consolidated balance sheet is $657.7 million as of December 31, 2011. We assigned $254.8 million of goodwill to U.S. and Canada, $198.8 million to EMEA, $137.9 million to LAC and $66.2 million to APAC.

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Long-Lived Assets:
United States and Canada	$1,114.1	$1,170.9	$960.7
EMEA	73.9	93.9	96.2
LAC	28.8	37.9	38.0
APAC	19.2	21.4	17.4
Unallocated	32.7	42.1	40.3

Total long-lived assets	$1,268.7	$1,366.2	$1,152.6

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Long-lived assets include property and equipment, net, and net investment in property leased to franchisees. Only the United States represented 10% or more of our total long-lived assets as of December 31, 2011 and 2010 and June 30, 2010. Long-lived assets in the United States, including the unallocated portion, totaled $1,069.3 million as of December 31, 2011, $1,127.0 million as of December 31, 2010 and $923.2 million as of June 30, 2010. Refer to Note 1 for the impact of acquisition accounting adjustments.

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Capital Expenditures:
United States and Canada	$56.5	$17.4	$11.0	$99.9	$146.9
EMEA	11.1	3.3	0.9	22.9	25.7
LAC	1.8	1.1	0.3	5.4	7.6
APAC	3.8	2.1	2.3	8.0	5.0
Unallocated	8.9	4.5	3.7	14.1	18.8

Total capital expenditures	$82.1	$28.4	$18.2	$150.3	$204.0

Note 21. Supplemental Financial Information

On October 19, 2010, BKC issued $800 million of 9 7/8% Senior Notes due 2018. These Notes are irrevocably and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by BKH and the U.S. subsidiaries of BKC (the “Guarantors”).

On April 19, 2011, BKCH and BKCF issued $685 million of 11.0% senior discount notes due 2019 (the “Discount Notes”). Neither we, nor any of our subsidiaries are a guarantor of the Discount Notes.

The following represent the condensed consolidating financial information for BKC (Issuer), the Guarantors and the non-U.S. subsidiaries of BKC (the “Non-Guarantors”), together with eliminations, as of and for the periods indicated. The consolidating financial information may not necessarily be indicative of the financial position, results of operations or cash flows had BKC, Guarantors and Non-Guarantors operated as independent entities.

Successor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

As of December 31, 2011

(In millions)

	BKWWH	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$0.2	$287.1	$—	$171.7	$—	$459.0
Trade and notes receivable, net	—	101.1	—	51.7	—	152.8
Prepaids and other current assets, net	1.2	54.6	—	13.4	—	69.2
Deferred income taxes, net	—	42.0	—	1.1	—	43.1

Total current assets	1.4	484.8	—	237.9	—	724.1
Property and equipment, net	—	846.4	—	180.1	—	1,026.5
Intangible assets, net	—	1,572.4	—	1,250.9	—	2,823.3
Goodwill	—	657.7	—	—	—	657.7
Net investment in property leased to franchisees	—	222.9	—	19.3	—	242.2
Intercompany receivable	—	287.0	—	—	(287.0)	—
Investment in subsidiaries	1,449.2	1,110.5	1,449.2	—	(4,008.9)	—
Other assets, net	23.5	83.3	—	27.8	—	134.6

Total assets	$1,474.1	$5,265.0	$1,449.2	$1,716.0	$(4,295.9)	$5,608.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$—	$61.6	$—	$36.8	$—	$98.4
Accrued advertising	—	71.2	—	26.2		97.4
Other accrued liabilities	0.5	162.6	—	79.6	—	242.7
Current portion of long term debt and capital leases	—	30.8	—	2.7	—	33.5

Total current liabilities	0.5	326.2	—	145.3	—	472.0
Term debt, net of current portion	424.4	2,585.9	—	—	—	3,010.3
Capital leases, net of current portion	—	70.6	—	24.8	—	95.4
Other liabilities, net	—	299.3	—	66.9	—	366.2
Payables to affiliates	—	—	—	287.0	(287.0)	—
Deferred income taxes, net	—	533.8	—	81.5	—	615.3

Total liabilities	424.9	3,815.8	—	605.5	(287.0)	4,559.2
Stockholder’s equity:
Additional paid-in capital	1,190.1	1,556.1	1,557.1	1,138.4	(4,251.6)	1,190.1
(Accumulated deficit) retained earnings	(27.6)	6.4	5.4	63.4	(75.2)	(27.6)
Accumulated other comprehensive income (loss)	(113.3)	(113.3)	(113.3)	(91.3)	317.9	(113.3)

Total stockholder’s equity	1,049.2	1,449.2	1,449.2	1,110.5	(4,008.9)	1,049.2

Total liabilities and stockholder’s equity	$1,474.1	$5,265.0	$1,449.2	$1,716.0	$(4,295.9)	$5,608.4

Successor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

As of December 31, 2010

(In millions)

	BKWWH	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$132.8	$0.7	$73.5	$—	$207.0
Trade and notes receivable, net	—	99.7	—	53.8	—	153.5
Prepaids and other current assets, net	—	148.3	—	24.2	—	172.5
Deferred income taxes, net	3.1	22.3	—	0.9	—	26.3

Total current assets	3.1	403.1	0.7	152.4	—	559.3
Property and equipment, net	—	892.0	—	218.7	—	1,110.7
Intangible assets, net	—	1,596.6	—	1,297.3	—	2,893.9
Goodwill	—	666.5	—	—	—	666.5
Net investment in property leased to franchisees	—	235.0	—	20.5	—	255.5
Intercompany receivable	—	468.6	—	—	(468.6)	—
Investment in subsidiaries	1,444.1	926.8	1,444.0	—	(3,814.9)	—
Other assets, net	—	175.0	—	25.3	—	200.3

Total assets	$1,447.2	$5,363.6	$1,444.7	$1,714.2	$(4,283.5)	$5,686.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$—	$58.8	$—	$31.7	$—	$90.5
Accrued advertising	—	62.7	—	19.8	—	82.5
Other accrued liabilities	—	166.3	0.4	80.8	—	247.5
Current portion of long term debt and capital leases	—	33.8	—	2.4	—	36.2

Total current liabilities	—	321.6	0.4	134.7	—	456.7
Term debt, net of current portion	—	2,652.0	—	—	—	2,652.0
Capital leases, net of current portion	—	75.8	—	28.1	—	103.9
Other liabilities, net	—	327.2		74.7	—	401.9
Payables to affiliates	—	—	0.2	468.4	(468.6)	—
Deferred income taxes, net	—	543.0	—	81.5	—	624.5

Total liabilities	—	3,919.6	0.6	787.4	(468.6)	4,239.0
Stockholder’s equity:
Additional paid-in capital	1,580.7	1,562.5	1,563.5	997.2	(4,123.2)	1,580.7
(Accumulated deficit) retained earnings	(115.7)	(100.7)	(101.6)	(25.1)	227.4	(115.7)
Accumulated other comprehensive loss	(17.8)	(17.8)	(17.8)	(45.3)	80.9	(17.8)

Total stockholder’s equity	1,447.2	1,444.0	1,444.1	926.8	(3,814.9)	1,447.2

Total liabilities and stockholder’s equity	$1,447.2	$5,363.6	$1,444.7	$1,714.2	$(4,283.5)	$5,686.2

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

As of June 30, 2010

(In millions)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$70.2	$—	$117.4	$—	$187.6
Trade and notes receivable, net	101.0	—	41.9	—	142.9
Prepaids and other current assets	63.8	—	24.6	—	88.4
Deferred income taxes, net	14.0	—	1.1	—	15.1

Total current assets	249.0	—	185.0	—	434.0
Property and equipment, net	796.0	—	218.1	—	1,014.1
Intangible assets, net	748.6	—	276.8	—	1,025.4
Goodwill	25.6	—	5.4	—	31.0
Net investment in property leased to franchisees	127.3	—	11.2	—	138.5
Intercompany receivable	477.2	—	—	(477.2)	—
Investment in subsidiaries	135.7	1,205.0	—	(1,340.7)	—
Other assets, net	52.2	—	52.0	—	104.2

Total assets	$2,611.6	$1,205.0	$748.5	$(1,817.9)	$2,747.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$72.9	$—	$34.0	$—	$106.9
Accrued advertising	42.5	—	29.4	—	71.9
Other accrued liabilities	137.4	0.5	63.0	—	200.9
Current portion of long term debt and capital leases	91.6	—	1.7	—	93.3

Total current liabilities	344.4	0.5	128.1	—	473.0
Term debt, net of current portion	667.4	—	0.3	—	667.7
Capital leases, net of current portion	47.1	—	18.2	—	65.3
Other liabilities, net	281.3	0.3	63.0	—	344.6
Payables to Affiliates	—	75.8	401.4	(477.2)	—
Deferred income taxes, net	66.4	—	1.8	—	68.2

Total liabilities	1,406.6	76.6	612.8	(477.2)	1,618.8
Stockholders’ equity:
Common stock	—	1.4	—	—	1.4
Additional paid-in capital	571.3	647.2	53.8	(625.1)	647.2
Retained earnings	700.6	608.0	99.7	(800.3)	608.0
Accumulated other comprehensive loss	(66.9)	(66.9)	(17.8)	84.7	(66.9)
Treasury Stock	—	(61.3)	—	—	(61.3)

Total stockholders’ equity	1,205.0	1,128.4	135.7	(1,340.7)	1,128.4

Total liabilities and stockholders’ equity	$2,611.6	$1,205.0	$748.5	$(1,817.9)	$2,747.2

Successor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

2011

(In millions)

	BKWWH	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$—	$1,026.4	$—	$612.3	$—	$1,638.7
Franchise and property revenues	—	444.3	—	252.7	—	697.0
Intercompany revenues	—	7.1	—	—	(7.1)	—

Total revenues	—	1,477.8	—	865.0	(7.1)	2,335.7
Company restaurant expenses:
Food, paper and product costs	—	331.4	—	193.3	—	524.7
Payroll and employee benefits	—	309.1	—	172.1	—	481.2
Occupancy and other operating costs	—	260.5	—	181.0	—	441.5

Total Company restaurant expenses	—	901.0	—	546.4	—	1,447.4
Franchise and franchise property expenses	—	63.2	—	33.9	—	97.1
Selling, general and administrative expenses	0.5	267.5	—	149.4	—	417.4
Intercompany expenses	—	—	—	7.1	(7.1)	—
Other operating (income) expense, net	—	3.5	—	7.8	—	11.3

Total operating costs and expenses	0.5	1,235.2	—	744.6	(7.1)	1,973.2

Income from operations	(0.5)	242.6	—	120.4	—	362.5

Interest expense, net	31.9	193.2	—	1.6	—	226.7
Intercompany interest (income) expense	—	(9.7)	—	9.7	—	—
Loss on early extinguishment of debt	(0.3)	21.4	—	—	—	21.1

Income before income taxes	(32.1)	37.7	—	109.1	—	114.7
Income tax (benefit) expense	(13.2)	19.2	—	20.6	—	26.6

Income from continuing operations	(18.9)	18.5	—	88.5	—	88.1
Equity in earnings of subsidiaries	107.0	88.5	107.0	—	(302.5)	—

Net income	$88.1	$107.0	$107.0	$88.5	$(302.5)	$88.1

Successor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

October 19, 2010 to December 31, 2010

(In millions)

	BKWWH	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$—	$208.2	$—	$123.5	$—	$331.7
Franchise and property revenues	—	87.7	—	47.4	—	135.1
Intercompany revenues	—	1.3	—	—	(1.3)	—

Total revenues	—	297.2	—	170.9	(1.3)	466.8
Company restaurant expenses:
Food, paper and product costs	—	63.9	—	38.9	—	102.8
Payroll and employee benefits	—	63.1	—	35.2	—	98.3
Occupancy and other operating costs	—	52.7	—	39.0	—	91.7

Total Company restaurant expenses	—	179.7	—	113.1	—	292.8
Franchise and franchise property expenses	—	13.4	—	7.9	—	21.3
Selling, general and administrative expenses	17.2	171.9	0.9	57.2	—	247.2
Intercompany expenses	—	—	—	1.3	(1.3)	—
Other operating (income) expense, net	—	(9.6)	—	0.9	—	(8.7)

Total operating costs and expenses	17.2	355.4	0.9	180.4	(1.3)	552.6

Income (loss) from operations	(17.2)	(58.2)	(0.9)	(9.5)	—	(85.8)

Interest expense, net	—	55.8	—	2.3	—	58.1

Income (loss) before income taxes	(17.2)	(114.0)	(0.9)	(11.8)	—	(143.9)
Income tax expense (benefit)	(3.1)	(38.4)	—	13.3	—	(28.2)

Income (loss) from continuing operations	(14.1)	(75.6)	(0.9)	(25.1)	—	(115.7)
Equity in earnings of subsidiaries	(101.6)	(25.1)	(100.7)	—	227.4	—

Net income (loss)	$(115.7)	$(100.7)	$(101.6)	$(25.1)	$227.4	$(115.7)

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

July 1, 2010 to October 18, 2010

(In millions)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$320.7	$—	$193.8	$—	$514.5
Franchise and property revenues	133.2	—	70.0	—	203.2
Intercompany revenues	1.9	—	2.6	(4.5)	—

Total revenues	455.8	—	266.4	(4.5)	717.7
Company restaurant expenses:
Food, paper and product costs	102.6	—	60.0	—	162.6
Payroll and employee benefits	98.0	—	56.2	—	154.2
Occupancy and other operating costs	73.1	—	54.6	—	127.7

Total company restaurant expenses	273.7	—	170.8	—	444.5
Franchise and franchise property expenses	13.7	—	8.5	—	22.2
Selling, general and administrative expenses	97.7	—	55.4	—	153.1
Intercompany expenses	2.6	—	1.9	(4.5)	—
Other operating (income) expense, net	(4.0)	—	0.4	—	(3.6)

Total operating costs and expenses	383.7	—	237.0	(4.5)	616.2

Income from operations	72.1	—	29.4	—	101.5
Interest expense, net	10.9	—	3.7	—	14.6

Income before income taxes	61.2	—	25.7	—	86.9
Income tax expense (benefit)	19.6	—	(3.8)	—	15.8

Income from continuing operations	41.6	—	29.5	—	71.1
Equity in earnings of subsidiaries	29.5	71.1	—	(100.6)	—

Net income	$71.1	$71.1	$29.5	$(100.6)	$71.1

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

Fiscal 2010

(In millions)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$1,153.1	$—	$686.2	$—	$1,839.3
Franchise and property revenues	443.6	—	219.3	—	662.9
Intercompany royalties	6.0	—	6.6	(12.6)	—

Total revenues	1,602.7	—	912.1	(12.6)	2,502.2
Company restaurant expenses:
Food, paper and product costs	373.6	—	211.4	—	585.0
Payroll and employee benefits	356.3	—	212.4	—	568.7
Occupancy and other operating costs	265.4	—	195.7	—	461.1

Total company restaurant expenses	995.3	—	619.5	—	1,614.8
Franchise and franchise property expenses	38.6	—	26.8	—	65.4
Selling, general and administrative expenses	297.7	—	192.1	—	489.8
Intercompany selling, general and administrative expenses	6.6	—	6.0	(12.6)	—
Other operating (income) expense, net	(0.5)	—	(0.2)	—	(0.7)

Total operating costs and expenses	1,337.7	—	844.2	(12.6)	2,169.3

Income from operations	265.0	—	67.9	—	332.9
Interest expense, net	36.6	—	12.0	—	48.6

Income before income taxes	228.4	—	55.9	—	284.3
Income tax expense	85.4	—	12.1	—	97.5

Income from continuing operations	143.0	—	43.8	—	186.8
Equity in earnings of subsidiaries	43.8	186.8	—	(230.6)	—

Net income	$186.8	$186.8	$43.8	$(230.6)	$186.8

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

Fiscal 2009

(In millions)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$1,192.9	$—	$687.6	$—	$1,880.5
Franchise and property revenues	449.8	—	207.1	—	656.9
Intercompany royalties	14.3	—	—	(14.3)	—

Total revenues	1,657.0	—	894.7	(14.3)	2,537.4
Company restaurant expenses:
Food, paper and product costs	389.6	—	214.1	—	603.7
Payroll and employee benefits	369.8	—	212.4	—	582.2
Occupancy and other operating costs	272.3	—	185.5	—	457.8

Total company restaurant expenses	1,031.7	—	612.0	—	1,643.7
Franchise and franchise property expenses	34.9	—	29.4	—	64.3
Selling, general and administrative expenses	311.2	—	176.9	—	488.1
Intercompany selling, general and administrative expenses	—	—	14.3	(14.3)	—
Other operating (income) expense, net	6.4	—	(4.5)	—	1.9

Total operating costs and expenses	1,384.2	—	828.1	(14.3)	2,198.0

Income from operations	272.8	—	66.6	—	339.4
Interest expense, net	32.2	—	22.4	—	54.6

Income before income taxes	240.6	—	44.2	—	284.8
Income tax expense	78.4	—	6.3	—	84.7

Income from continuing operations	162.2	—	37.9	—	200.1
Equity in earnings of subsidiaries	37.9	200.1	—	(238.0)	—

Net income	$200.1	$200.1	$37.9	$(238.0)	$200.1

Successor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

2011

(In millions)

	BKWWH	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$88.1	$107.0	$107.0	$88.5	$(302.5)	$88.1
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiary	(107.0)	(88.5)	(107.0)	—	302.5	—
Depreciation and amortization	—	91.2	—	45.2	—	136.4
Loss on early extinguishment of debt	(0.3)	21.4	—	—	—	21.1
Amortization of deferred financing cost and debt issuance discount	31.8	14.5	—	—	—	46.3
Loss on hedging activities	—	0.5	—	—	—	0.5
Loss (gain) on remeasurement of foreign denominated transactions	—	0.6	—	(0.2)	—	0.4
(Gain) loss on refranchisings and dispositions of assets	—	(4.1)	—	3.1		(1.0)
Impairment on non-restaurant properties	—	2.0	—	0.3	—	2.3
Bad debt expense, net of recoveries	—	6.0	—	0.1	—	6.1
Share-based compensation and non-cash incentive compensation expense		4.7	—	1.7		6.4
Deferred income taxes	3.1	(36.8)	—	6.4	—	(27.3)
Changes in current assets and liabilities, excluding acquisitions and dispositions:	—					—
Trade and notes receivables	—	(9.6)	—	3.6	—	(6.0)
Prepaids and other current assets	—	96.4	—	9.1	—	105.5
Accounts and drafts payable	—	2.8	—	5.9	—	8.7
Accrued advertising	—	11.3	—	7.0	—	18.3
Other accrued liabilities	(2.4)	10.5	—	7.9	—	16.0
Other long-term assets and liabilities	(13.3)	12.3	—	(9.7)	(4.9)	(15.6)

Net cash provided by operating activities	—	242.2	—	168.9	(4.9)	406.2

Cash flows from investing activities:
Payments for property and equipment	—	(62.5)	—	(19.6)	—	(82.1)
Proceeds from refranchisings, disposition of assets and restaurant closures	—	15.6	—	14.3	—	29.9
Investments in / advances to unconsolidated entities	—	—	—	(4.5)	—	(4.5)
Return of investment on direct financing leases	—	13.5	—	1.1	—	14.6
Other investing activities	—	0.7	—	—	—	0.7

Net cash used for investing activities	—	(32.7)	—	(8.7)	—	(41.4)

Cash flows from financing activities:
Proceeds from term debt	—	1,860.0	—	—	—	1,860.0
Proceeds from Discount Notes	401.5	—	—			401.5
Repayments of term debt and capital leases	—	(1,870.8)	—	(3.7)	—	(1,874.5)
Extinguishment of debt	(7.6)	(63.0)				(70.6)
Payment of deferred financing costs	(9.5)	(23.1)	—	—	—	(32.6)
Proceeds from purchases of shares	1.6	—	—	—	—	1.6
Dividend	(385.8)	(7.6)			—	(393.4)
Capital distribution from Parent	—	0.7	(0.7)			—
Intercompany Financing	—	43.6	—	(48.5)	4.9	—

Net cash used for financing activities	0.2	(60.2)	(0.7)	(52.2)	4.9	(108.0)

Effect of exchange rates on cash and cash equivalents	—	5.0		(9.8)	—	(4.8)
Increase (decrease) in cash and cash equivalents	0.2	154.3	(0.7)	98.2	—	252.0
Cash and cash equivalents at beginning of period	—	132.8	0.7	73.5	—	207.0

Cash and cash equivalents at end of period	$0.2	$287.1	$—	$171.7	$—	$459.0

Successor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

October 19, 2010 to December 31, 2010

(In millions)

	BKWWH	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net loss	$(115.7)	$(100.7)	$(101.6)	$(25.1)	$227.4	$(115.7)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Equity in earnings of subsidiary	101.6	25.1	100.7	—	(227.4)	—
Transaction costs	17.2	—	—	—	—	17.2
Depreciation and amortization	—	16.6	—	11.0	—	27.6
Amortization of deferred financing cost and debt issuance discount	—	2.6	—	—	—	2.6
(Gain) loss on remeasurement of foreign denominated transactions	—	(2.0)	—	(1.2)	—	(3.2)
Loss on refranchisings and dispositions of assets	—	0.8	—	—	—	0.8
Impairment on non-restaurant properties	—	0.6	—	—	—	0.6
Bad debt expense, net of recoveries	—	2.1	—	0.7	—	2.8
Deferred income taxes	(3.1)	(20.4)	—	10.6	—	(12.9)
Changes in current assets and liabilities, excluding acquisitions and dispositions:	—				—	—
Trade and notes receivables	—	(25.8)	—	(6.7)	—	(32.5)
Prepaids and other current assets	—	(72.6)	—	2.0	—	(70.6)
Accounts and drafts payable	—	(35.4)	—	8.9	—	(26.5)
Accrued advertising	—	9.1	—	(2.3)	—	6.8
Other accrued liabilities	—	45.1		13.0	—	58.1
Other long-term assets and liabilities	—	21.8	—	(3.2)	(0.2)	18.4

Net cash (used for) provided by operating activities	—	(133.1)	(0.9)	7.7	(0.2)	(126.5)

Cash flows from investing activities:
Payments for property and equipment	—	(18.4)	—	(10.0)	—	(28.4)
Proceeds from refranchisings, disposition of assets and restaurant closures	—	2.2	—	3.5	—	5.7
Return of investment on direct financing leases	—	1.9	—	0.2	—	2.1
Other investing activities	—	1.4	—	—	—	1.4
Net payment for purchase of BKH	—	—	(3,325.4)	—	—	(3,325.4)

Net cash used for investing activities	—	(12.9)	(3,325.4)	(6.3)	—	(3,344.6)

Cash flows from financing activities:
Repayments of term debt and capital leases	—	(3.2)	—	—	—	(3.2)
Proceeds from New Term Loans and other debt	—	—	1,837.1	—	—	1,837.1
Proceeds from Senior Notes	—	—	800.0	—	—	800.0
Payment of deferred financing cost	—	(69.2)	—	—	—	(69.2)
Extinguishment of debt	—	(731.8)	—	—	—	(731.8)
Capital contribution from 3G	—	—	1,563.5	—	—	1,563.5
Capital distribution from Parent	—	875.2	(875.2)	—	—	—
Intercompany Financing	—	(3.9)	0.9	2.8	0.2	—

Net cash provided by financing activities	—	67.1	3,326.3	2.8	0.2	3,396.4

Effect of exchange rates on cash and cash equivalents	—	(0.4)	—	(4.3)	—	(4.7)
Decrease in cash and cash equivalents	—	(79.3)	—	(0.1)	—	(79.4)
Cash and cash equivalents at beginning of period	—	212.2	0.7	73.5	—	286.4

Cash and cash equivalents at end of period	$—	$132.9	$0.7	$73.4	$—	$207.0

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

July 1, 2010 to October 18, 2010

(In millions)

	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$71.1	$71.1	$29.5	$(100.6)	$71.1
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Equity in earnings of subsidiary	(29.5)	(71.1)	—	100.6	—
Depreciation and amortization	22.4	—	8.8	—	31.2
Amortization of deferred financing cost	0.6	—	—	—	0.6
Impairment on non-restaurant properties	0.1	—	—	—	0.1
Gain on hedging activities	(0.4)	—	—	—	(0.4)
(Gain) loss on remeasurement of foreign denominated transactions	(43.2)	—	1.7	—	(41.5)
Gain on refranchisings and dispositions of assets	(1.1)	—	(3.5)	—	(4.6)
Bad debt expense, net of recoveries	1.2	—	0.9	—	2.1
Share-based compensation	5.2	—	0.6	—	5.8
Deferred income taxes	5.8	—	(7.2)	—	(1.4)
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivables	29.7	—	2.3	—	32.0
Prepaids and other current assets	1.8	—	(4.0)	—	(2.2)
Accounts and drafts payable	21.0	—	(12.0)	—	9.0
Accrued advertising	11.0	—	(9.7)	—	1.3
Other accrued liabilities	21.0	—	8.4	—	29.4
Other long-term assets and liabilities	(4.3)	(0.8)	(3.8)	(2.3)	(11.2)

Net cash provided by (used for) operating activities	112.4	(0.8)	12.0	(2.3)	121.3

Cash flows from investing activities:
Payments for property and equipment	(13.4)	—	(4.8)	—	(18.2)
Proceeds from refranchisings, disposition of assets and restaurant closures	2.9	—	6.7	—	9.6
Return of investment on direct financing leases	2.3	—	0.3	—	2.6
Other investing activities	1.2	—	—	—	1.2

Net cash (used for) provided by investing activities	(7.0)	—	2.2	—	(4.8)

Cash flows from financing activities:
Repayments of term debt and capital leases	(23.1)	—	(0.4)	—	(23.5)
Dividends paid on common stock	—	(8.6)	—	—	(8.6)
Proceeds from stock option exercises	—	3.9	—	—	3.9
Excess tax benefits from share-based compensation	1.1	—	—	—	1.1
Repurchases of common stock	—	(2.5)	—	—	(2.5)
Intercompany Financing	61.5	8.7	(72.5)	2.3	—

Net cash provided by (used for) financing activities	39.5	1.5	(72.9)	2.3	(29.6)

Effect of exchange rates on cash and cash equivalents	(2.9)		14.8	—	11.9
Increase (decrease) in cash and cash equivalents	142.0	0.7	(43.9)	—	98.8
Cash and cash equivalents at beginning of period	70.2	—	117.4	—	187.6

Cash and cash equivalents at end of period	$212.2	$0.7	$73.5	$—	$286.4

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

Fiscal 2010

(In millions)

	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$186.8	$186.8	$43.8	$(230.6)	$186.8
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiary	(43.8)	(186.8)	—	230.6	—
Depreciation and amortization	81.0	—	30.7	—	111.7
Amortization of deferred financing cost	2.1	—	—	—	2.1
Impairment on non-restaurant properties	2.3	—	0.6	—	2.9
Gain on hedging activities	(1.6)	—	—	—	(1.6)
Loss (gain) on remeasurement of foreign denominated transactions	44.4	—	(3.5)	—	40.9
Gain on refranchisings and dispositions of assets	(3.3)	—	(6.2)	—	(9.5)
Bad debt expense, net of recoveries	(0.7)	—	1.5	—	0.8
Share-based compensation	14.3	—	2.7	—	17.0
Deferred income taxes	16.0	—	0.9	—	16.9
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivables	(9.8)	—	(6.1)	—	(15.9)
Prepaids and other current assets	0.2	—	(1.6)	—	(1.4)
Accounts and drafts payable	(18.9)	—	(1.9)	—	(20.8)
Accrued advertising	(0.5)	—	6.9	—	6.4
Other accrued liabilities	(20.6)	—	(1.7)	—	(22.3)
Other long-term assets and liabilities	(2.2)	—	(0.7)	(0.7)	(3.6)

Net cash provided by operating activities	245.7	—	65.4	(0.7)	310.4

Cash flows from investing activities:
Payments for property and equipment	(106.6)	—	(43.7)	—	(150.3)
Proceeds from refranchisings, disposition of assets and restaurant closures	12.7	—	8.8	—	21.5
Payments for acquired franchisee operations, net of cash acquired	(0.1)	—	(13.9)	—	(14.0)
Return of investment on direct financing leases	7.4	—	0.8	—	8.2
Other investing activities	2.7	—	(3.0)	—	(0.3)

Net cash used for investing activities	(83.9)	—	(51.0)	—	(134.9)

Cash flows from financing activities:
Repayments of term debt and capital leases	(66.1)	—	(1.6)	—	(67.7)
Borrowings under revolving credit facility	38.5	—	—	—	38.5
Repayments of revolving credit facility	(38.5)	—	—	—	(38.5)
Capital contributions from Parent	(2.7)		2.7	—	—
Dividends paid on common stock	—	(34.2)	—	—	(34.2)
Proceeds from stock option exercises	—	4.2	—	—	4.2
Excess tax benefits from share-based compensation	3.4	—	0.1	—	3.5
Repurchases of common stock	—	(2.7)	—	—	(2.7)
Intercompany Financing	(45.4)	32.7	12.0	0.7	—

Net cash (used for) provided by financing activities	(110.8)	—	13.2	0.7	(96.9)

Effect of exchange rates on cash and cash equivalents	0.1	—	(12.8)	—	(12.7)
Increase in cash and cash equivalents	51.1	—	14.8	—	65.9
Cash and cash equivalents at beginning of period	19.1	—	102.6	—	121.7

Cash and cash equivalents at end of period	$70.2	$—	$117.4	$—	$187.6

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

Fiscal 2009

(In millions)

	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$200.1	$200.1	$37.9	$(238.0)	$200.1
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiary	(37.9)	(200.1)	—	238.0	—
Depreciation and amortization	70.3	—	27.8	—	98.1
Amortization of deferred financing cost	1.9	—	—	—	1.9
Impairment of long-lived assets	—	—	0.5	—	0.5
Gain on hedging activities	(1.3)	—	—	—	(1.3)
Loss on remeasurement of foreign denominated transactions	50.1	—	—	—	50.1
Gain on refranchisings and dispositions of assets	(4.8)	—	(6.2)	—	(11.0)
Bad debt expense, net of recoveries	(1.7)	—	2.4	—	0.7
Share-based compensation	14.3	—	1.9	—	16.2
Deferred income taxes	15.5	—	(3.4)	—	12.1
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivables	4.6	—	(2.5)	—	2.1
Prepaids and other current assets	(35.4)	—	—	—	(35.4)
Accounts and drafts payable	7.4	—	(4.1)	—	3.3
Accrued advertising	(19.7)	—	12.0	—	(7.7)
Other accrued liabilities	(11.4)	—	(9.4)	—	(20.8)
Other long-term assets and liabilities	(2.5)	0.4	3.2	0.8	1.9

Net cash provided by operating activities	249.5	0.4	60.1	0.8	310.8

Cash flows from investing activities:
Payments for property and equipment	(150.9)	—	(53.1)	—	(204.0)
Proceeds from refranchisings, disposition of assets and restaurant closures	19.2	—	7.2	—	26.4
Payments for acquired franchisee operations, net of cash acquired	(67.0)	—	(0.9)	—	(67.9)
Return of investment on direct financing leases	7.4	—	0.5	—	7.9
Other investing activities	0.9	—	(5.3)	—	(4.4)

Net cash used for investing activities	(190.4)	—	(51.6)	—	(242.0)

Cash flows from financing activities:
Repayments of term debt and capital leases	(6.2)	—	(1.2)	—	(7.4)
Borrowings under revolving credit facility	94.3	—	—	—	94.3
Repayments of revolving credit facility	(144.3)	—	—	—	(144.3)
Capital contributions from Parent	(3.9)	—	3.9	—	—
Dividends paid on common stock	—	(34.1)	—	—	(34.1)
Proceeds from stock option exercises	—	3.0	—	—	3.0
Excess tax benefits from share-based compensation	3.9	—	(0.6)	—	3.3
Repurchases of common stock	—	(20.3)	—	—	(20.3)
Intercompany Financing	(33.2)	51.0	(17.0)	(0.8)	—

Net cash used for financing activities	(89.4)	(0.4)	(14.9)	(0.8)	(105.5)

Effect of exchange rates on cash and cash equivalents	(0.1)	—	(7.5)	—	(7.6)
Decrease in cash and cash equivalents	(30.4)	—	(13.9)	—	(44.3)
Cash and cash equivalents at beginning of period	49.5	—	116.5	—	166.0

Cash and cash equivalents at end of period	$19.1	$—	$102.6	$—	$121.7

Note 22. Subsequent Events

On March 26, 2012, BKC entered into an Asset Purchase Agreement (the “Agreement”) with Carrols LLC, a Delaware limited liability company, and Carrols Restaurant Group, Inc., a Delaware corporation (“Carrols”), pursuant to which Carrols will purchase 278 BKC company-owned restaurants in the Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia markets.

The closing of the agreement is subject to certain conditions, including, among other things, (a) the completion by Carrols of the spin-off to its stockholders of Fiesta Restaurant Group, Inc., an indirect wholly-owned subsidiary of Carrols, (b) the completion of a refinancing with sufficient proceeds for Carrols to repay its outstanding indebtedness under its senior secured credit facility, to pay amounts due to BKC pursuant to the Agreement and the Operating Agreement entered into in connection with the Agreement (the “Operating Agreement”) and, together with anticipated cash flow from operations, to pay for Carrols’ obligations in connection with an agreed upon remodeling plan pursuant to the Operating Agreement, and (c) other customary closing conditions. The closing of the transaction is not subject to or conditioned on obtaining shareholder approval.

In connection with the transaction, we are evaluating the accounting implications of the sale of the transferred restaurants and expect that the transaction will result in an impairment charge, which may be material. At this time, we are unable to estimate the amount or range of amounts of the impairment charge.

On April 3, 2012, we and Justice Holdings Limited (“Justice”) entered into a definitive business combination agreement. Under the terms of the agreement, 3G will receive approximately $1.4 billion in cash and continue as the majority shareholder. The Justice shareholders and its founders will own approximately 29% of the combined company. Upon closing, the combined company will be incorporated in Delaware and will be renamed Burger King Worldwide, Inc. It is expected that the newly formed combined company will list and commence trading on the New York Stock Exchange.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

Consolidated Financial Statements for Burger King Worldwide Holdings, Inc. and subsidiaries as of December 31, 2011 and 2010 (Successor Entity) and June 30, 2010 (Predecessor Entity), and for the year ended December 31, 2011 (Successor Entity), and the period from October 19, 2010 to December 31, 2010 (Successor Entity), the period from July 1, 2010 to October 18, 2010 (Predecessor Entity), and for each of the years in the two–year period ended June 30, 2010 (Predecessor Entity).

•	Report of Independent Registered Public Accounting Firm

•	Consolidated Balance Sheets

•	Consolidated Statements of Operations

•	Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

•	Consolidated Statements of Cash Flows

•	Notes to Consolidated Financial Statements

(b) Exhibits:

Exhibit Number	Description	Where Found

2.1	Business Combination Agreement and Plan of Merger, dated April 3, 2012, by and among Justice Holdings Limited, Justice Delaware Holdco Inc., Justice Holdco LLC and Burger King Worldwide Holdings, Inc.	Incorporated herein by reference to Exhibit 2.1 to the Burger King Holdings, Inc.’s Current Report on Form 8-K filed on April 10, 2012

2.2	Contingent Contribution Agreement, dated April 3, 2012, by and among Justice Holdings Limited, Justice Delaware Holdco Inc., and each of the other parties set forth on the signature pages thereto.	Filed herewith

3.1	Certificate of Incorporation of the Registrant	Filed herewith

3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant	Filed herewith

3.3	Bylaws of the Registrant	Filed herewith

3.4	Form of Amended and Restated Bylaws of the Registrant	Filed herewith

4.1	Form of Registration Rights Agreement between the Registrant and 3G Special Situations Fund II, L.P.	Filed herewith

4.2	Form of Registration Rights Agreement between the Registrant and Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and William Ackman	Filed herewith

4.3	Indenture, dated October 19, 2010, between Blue Acquisition Sub, Inc. and Wilmington Trust FSB, as trustee	Incorporated herein by reference to the Burger King Holdings, Inc.’s Current Report on Form 8-K filed on October 21, 2010

4.4	Supplemental Indenture, dated October 19, 2010, among Blue Acquisition Sub, Inc., Burger King Corporation, Burger King Holdings, Inc., Wilmington Trust FSB, as trustee, and the subsidiary guarantors party thereto	Incorporated herein by reference to the Burger King Holdings, Inc.’s Current Report on Form 8-K filed on October 21, 2010

4.5	Form of 9 7/8% Senior Notes due 2018 (included in Exhibit 4.4)	Incorporated herein by reference to the Burger King Holdings, Inc.’s Current Report on Form 8-K filed on October 21, 2010

10.1†	Burger King Holdings, Inc. Equity Incentive Plan	Incorporated herein by reference to the Holdings’ Registration Statement on Form S-1 (File No. 333-131897)

10.2†	Form of Option Award Agreement under the Burger King Holdings, Inc. Equity Incentive Plan	Incorporated herein by reference to the Holdings’ Registration Statement on Form S-1 (File No. 333-131897)

10.3†	Burger King Savings Plan, including all amendments thereto	Incorporated herein by reference to the Holdings’ Registration Statement on Form S-8 (File No. 333-144592)

Exhibit Number	Description	Where Found

10.4†	Form of Performance Award Agreement for Restricted Stock Units	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed October 26, 2007

10.5†	Amended and Restated Employment Agreement between Ben K. Wells and Burger King Corporation dated December 8, 2008	Incorporated herein by reference to the Holdings’ Annual Report on Form 10-K filed August 27, 2009

10.6†	Amended and Restated Employment Agreement between John W. Chidsey and Burger King Corporation dated April 1, 2010	Incorporated herein by reference to the Holdings’ Quarterly Report on Form 10-Q filed April 30, 2010

10.7†	Amendment No. 1, dated as of September 1, 2010, to the Amended and Restated Employment Agreement by and between Burger King Corporation and John W. Chidsey, dated as of April 1, 2010	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on September 3, 2010

10.8†	Amendment No. 1, dated as of September 1, 2010, to the Amended and Restated Employment Agreement by and between Burger King Corporation and Ben Wells, dated as of December 8, 2008	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on September 3, 2010

10.9(a)†	Amended and Restated Employment Agreement by and between Burger King Corporation and Anne Chwat, dated as of December 8, 2008	Incorporated herein by reference to the Holdings’ Transition Report on Form 10-K filed March 23, 2011

10.9(b)†	Amendment No. 1, dated as of September 1, 2010, to the Amended and Restated Employment Agreement by and between Burger King Corporation and Anne Chwat, dated as of December 8, 2008	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on September 3, 2010

10.10†	Amendment No. 1, dated as of September 1, 2010, to the Amended and Restated Employment Agreement by and between Burger King Corporation and Peter Smith, dated as of December 8, 2008	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on September 3, 2010

10.11	Purchase Agreement, dated October 1, 2010, among Blue Acquisition Sub, Inc. and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 21, 2010

10.12	Joinder To Purchase Agreement, dated October 19, 2010, among Burger King Corporation, Burger King Holdings, Inc., and the subsidiary guarantors party thereto and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 21, 2010

10.13	Registration Rights Agreement, dated October 19, 2010, among Blue Acquisition Sub, Inc. J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 21, 2010

Exhibit Number	Description	Where Found

10.14	Joinder to Registration Rights Agreement, dated October 19, 2010, among Burger King Corporation, Burger King Holdings, Inc., and the subsidiary guarantors party thereto and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 21, 2010

10.15(a)	Credit Agreement, dated as of October 19, 2010, among Burger King Holdings, Inc., Blue Acquisition Sub, Inc., Burger King Corporation, with JPMorgan Chase Bank, N.A., as administrative agent, Barclays Capital, as syndication agent, and the lenders party thereto from time to time	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 21, 2010

10.15(b)	Amended and Restated Credit Agreement, dated as of February 15, 2011, among Burger King Holdings, Inc. and Burger King Corporation, with JPMorgan Chase Bank, N.A., as administrative agent, Barclays Capital, as syndication agent, and the lenders party thereto from time to time	Incorporated herein by reference to the Holdings’ Transition Report on Form 10-K filed March 23, 2011

10.16	Guarantee and Collateral Agreement, dated as of October 19, 2010, among Burger King Holdings, Inc., Blue Acquisition Sub, Inc., Burger King Corporation and the guarantors identified therein, in favor of JPMorgan Chase Bank, N.A., as administrative agent	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 21, 2010

10.17†	Separation Agreement and General Release dated October 20, 2010 between Burger King Corporation and Peter C. Smith	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 28, 2010

10.18†	Amendment dated as of September 30, 2010 to the Amended and Restated Employment Agreement dated as of December 8, 2008 by and between Burger King Corporation and Charles M. Fallon	Incorporated herein by reference to the Holdings’ Quarterly Report on Form 10-Q filed on November 9, 2010

10.19†	Employment Agreement dated as of October 25, 2010 by and between Burger King Corporation and Jonathan Fitzpatrick	Incorporated herein by reference to the Holdings’ Transition Report on Form 10-K filed March 23, 2011

10.20†	Employment Agreement dated as of May 4, 2010 by and between Burger King Corporation and Natalia Franco, as amended on September 30, 2010 and October 25, 2010	Incorporated herein by reference to the Holdings’ Transition Report on Form 10-K filed March 23, 2011

10.21	Burger King Worldwide Holdings, Inc. 2011 Omnibus Incentive Plan	Incorporated herein by reference to the Holdings’ Quarterly Report on Form 10-Q filed on May 12, 2011

10.22	Form of Option Award Agreement issued under Burger King Worldwide Holdings, Inc. 2011 Omnibus Incentive Plan	Incorporated herein by reference to the Holdings’ Quarterly Report on Form 10-Q filed on May 12, 2011

10.23†	Employment Agreement by and between Burger King Corporation and Jose Cil, dated November 2, 2010	Incorporated herein by reference to the Holdings’ Annual Report on Form 10-K filed March 14, 2012

Exhibit Number	Description	Where Found

10.24†	Assignment Letter from Jose Tomas, Chief Human Resources Officer, Burger King Corporation to Jose Cil dated November 2, 2010	Incorporated herein by reference to the Holdings’ Annual Report on Form 10-K filed March 14, 2012

10.25†	Employment Agreement by and between Burger King Corporation and Steven M. Wiborg dated October 21, 2010	Incorporated herein by reference to the Holdings’ Annual Report on Form 10-K filed March 14, 2012

10.26†	Amendment No. 1, dated November 5, 2012, to the Employment Agreement between Burger King Corporation and Steven M. Wiborg, dated as of October 21, 2010	Incorporated herein by reference to the Holdings’ Annual Report on Form 10-K filed March 14, 2012

10.27	Amendment No. 1 dated as of April 18, 2011 to the Employment Agreement between Burger King Corporation and Jonathan Fitzpatrick dated as of October 25, 2010	Incorporated herein by reference to the Holdings’ Amendment to its Annual Report on Form 10-K/A filed March 29, 2012

10.28	Burger King Corporation 2011 Annual Bonus Program document	Incorporated herein by reference to the Holdings’ Amendment to its Annual Report on Form 10-K/A filed March 29, 2012

10.29	Burger King Corporation Officer Severance Plan	Incorporated herein by reference to the Holdings’ Amendment to its Annual Report on Form 10-K/A filed March 29, 2012

21.1	Subsidiaries of the Registrant.	Filed herewith

99.1	Annual Report on Form 10-K of Burger King Holdings, Inc., filed with the Securities and Exchange Commission on March 14, 2012. Exhibits to the Annual Report on Form 10-K are not included in Exhibit 99.1.	Filed herewith

99.2	Amendment to the Annual Report on Form 10-K/A of Burger King Holdings, Inc., filed with the Securities and Exchange Commission on March 29, 2012. Exhibits to the Annual Report on Form 10-K/A are not included in Exhibit 99.2.	Filed herewith

†	Management contract or compensatory plan or arrangement

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

JUSTICE DELAWARE HOLDCO INC.

By:	/s/ Martin E. Franklin
Name:	Martin E. Franklin
Title:	President

Date: April 16, 2012